Exhibit 10.4

License and Collaboration Agreement

for Other Skeletal Sarcomere Activators

by and between

Cytokinetics, Inc.

and

Astellas Pharma Inc.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed.

LICENSE AND COLLABORATION AGREEMENT FOR OTHER SKELETAL SARCOMERE ACTIVATORS

This LICENSE AND COLLABORATION AGREEMENT FOR OTHER SKELETAL SARCOMERE ACTIVATORS (this “Agreement”) is made as of April 23, 2020 (the “Effective Date”), by and between Cytokinetics, Inc., a corporation organized and existing under the laws of Delaware, having its principal place of business at 280 East Grand Avenue, South San Francisco, CA 94080, USA (“Cytokinetics”), and Astellas Pharma Inc., a corporation organized and existing under the laws of Japan, having its registered office at 2-5-1, Nihonbashi-Honcho, Chuo-ku, Tokyo 103-8411, Japan (“Astellas”). Astellas and Cytokinetics are referred to in this Agreement individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Cytokinetics is a biopharmaceutical company directed to the research and development of small molecule compounds that modulate muscle function, and owns certain patents and know-how relating to skeletal muscle sarcomere activators;

WHEREAS, Astellas is a pharmaceutical company working to create and develop novel therapies;

WHEREAS, Cytokinetics and Astellas are parties to a License and Collaboration Agreement, dated June 21, 2013, as amended and restated on December 22, 2014, as further amended on July 27, 2016 (the “July 2016 Amendment”), April 11, 2017, December 21, 2017, and May 15, 2018 (the License and Collaboration Agreement, as so amended, the “Existing Agreement”);

WHEREAS, the Parties wish to terminate their collaboration with respect to all Fast Skeletal Regulatory Activators and limit the scope of their collaboration to the Other Skeletal Sarcomere Activators;

WHEREAS, in furtherance of the foregoing, the Parties wish to amend and restate the Existing Agreement in its entirety with: (a) a Fast Skeletal Regulatory Activator Agreement entered into by the Parties dated as the date hereof, which sets forth the termination and/or expiration of Astellas’ rights to all Fast Skeletal Regulatory Activators under the Collaboration (as defined in the Existing Agreement) (including the license to Astellas for reldesemtiv and CK-3762601 and the option to Astellas for Tirasemtiv), subject to the terms and conditions therein (the “FSRA Agreement”); and (b) this Agreement, which sets forth the terms and conditions under which the Parties will continue their collaboration with respect to the Other Skeletal Sarcomere Activators.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, Astellas and Cytokinetics hereby agree as follows:

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed.

Article 1
DEFINITIONS

The terms in this Agreement with initial letters capitalized shall have the meanings set forth below, or the meaning as designated in the indicated places throughout this Agreement.

1.1“Active Ingredient” means the clinically active material(s) that provide pharmacological activity in a pharmaceutical product (excluding formulation components such as coatings, stabilizers, excipients or solvents, adjuvants or controlled release technologies).

1.2“[ * ] Indications” means any [ * ] Indication(s) [ * ] pursuant to Section [ * ].

1.3“[ * ] Indication” means: (a) as of the Effective Date, any of the Indications set forth on Exhibit L; and (b) any [ * ] Indication that may be added to Exhibit L as [ * ] Indication during the Term by written agreement of the Parties.

1.4“Affiliate” means, with respect to a Party, any Person that controls, is controlled by, or is under common control with that Party. For the purpose of this definition only, “control” (including, with correlative meaning, the terms “controlled by” and “under the common control”) means the actual power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such Person, whether by the ownership of more than fifty percent (50%) of the voting stocking of such Person, by contract or otherwise.

1.5“[ * ]” means [ * ].

1.6“Astellas Know-How” means all Know-How that is (a) Controlled by Astellas or its Affiliates during the Term and (b) reasonably necessary or useful for the Research, Development, Manufacture, Commercialization or Medical Affairs Activities of any Compound and/or Collaboration Product, provided, however, that Astellas Know-How specifically excludes Collaboration Know-How.

1.7“Astellas Patents” means any Patent Right that is (a) Controlled by Astellas or its Affiliates during the Term and (b) reasonably necessary or useful for the Research, Development, Manufacture, Commercialization or Medical Affairs Activities of any Compound and/or Collaboration Product, provided, however, that Astellas Patents specifically exclude Collaboration Patents. The Astellas Patents existing as of the Effective Date are listed in Exhibit A.

1.8“Astellas Technology” means Astellas Know-How and Astellas Patents.

1.9“Astellas Territory” means worldwide other than the Shared Territory.

1.10“Business Day” means a day other than a Saturday, Sunday or a day that is a statutory holiday in Japan or a bank holiday in New York, USA.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed.

1.11“Claims” means all Third Party demands, claims, actions, proceedings and liability (whether criminal or civil, in contract, tort or otherwise) for losses, damages, reasonable legal costs and other reasonable expenses of any nature.

1.12“CMC Activities” means the chemistry, manufacturing, control and other activities necessary or useful for generating the CMC Information required for Marketing Approval of the Collaboration Products, including Manufacture of validation and/or clinical trial materials, which are necessary or useful to obtain Marketing Approval of the Collaboration Products.

1.13“CMC Information” means information related to the chemistry, manufacturing and controls of a Compound or a Collaboration Product, as specified by FDA, EMA or other applicable Regulatory Authority.

1.14“Collaboration” means the collaboration of the Parties with respect to the Research in the Field and Development, Manufacture, Commercialization and Medical Affairs Activities of the Compounds and Collaboration Products in the Collaboration Indications, as and to the extent set forth in this Agreement.

1.15“Collaboration Indications” means (a) [ * ] Indications, (b) Licensed Indications, and (c) any [ * ] Indications.

1.16“Collaboration Intellectual Property” means any information and materials, including discoveries, improvements, modifications, processes, methods, assay, designs, protocols, formulas, data, inventions, algorithms, forecasts, profiles, strategies, plans, results, coordinates for compound/apo protein structures, expression constructs, know-how and trade secrets, patentable or otherwise, that is discovered, generated, conceived and/or reduced to practice by or on behalf either Party (including its Affiliates, employees, agents and contractors), whether solely or jointly, as a result of: (a) the performance of its activities under the Research Plan and/or (b) the performance of its activities under the Development Plan [ * ], in each case including all rights, title and interest in and to the intellectual property rights therein and thereto.

1.17“Collaboration Know-How” means Know-How that is within the Collaboration Intellectual Property.

1.18“Collaboration Patents” means Patent Rights that claim any Collaboration Intellectual Property, provided that any Patent Rights [ * ] Collaboration Patents.

1.19“Collaboration Product” means any pharmaceutical product containing a Compound, alone or in combination with other Active Ingredients, in any formulation or dosage form and for any mode of administration, but for clarity any such other Active Ingredient shall not be any compound that is proprietary to Cytokinetics that is not subject to the license to Astellas under this Agreement.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed.

1.20“Commercialize” or “Commercialization” means all activities directed to marketing, promoting, advertising, exhibiting, distributing (including management of wholesalers), detailing or selling a Collaboration Product in the Field (including importing and exporting activities in connection therewith). For the avoidance of doubt, Commercialization does not include Medical Affairs Activities.

1.21“Committee” means the JSC, JRC, JDC, JMC, JCC, JMAC, [ * ] or JPC, as applicable.

1.22“Compound” means any [ * ] Activator.

1.23“Compound Criteria” means the criteria listed in Exhibit B for each of [ * ] Activators, [ * ] Activators and [ * ] Activators.

1.24“Confidential Information” of a Party means all Know-How, unpublished patent applications and other non-public information and data of a financial, commercial, business, operational or technical nature of such Party that is disclosed by or on behalf of such Party or any of its Affiliates or otherwise made available to the other Party or any of its Affiliates, in each case in connection with this Agreement, whether made available orally, visually, in writing or in electronic form. To the extent that Cytokinetics discloses to Astellas and/or its Affiliates any information relating to any [ * ] (such disclosure to be made at Cytokinetics’ sole discretion), such information shall also be deemed Confidential Information. Collaboration Intellectual Property shall be deemed Confidential Information of both Parties.

1.25“Control” or “Controlled” means, with respect to any Know-How, Patent Rights or other intellectual property rights, that a Party has the legal authority or right (whether by ownership, license or otherwise) to grant a license, sublicense, access or right to use (as applicable) under such Know-How, Patent Rights, or other intellectual property rights to the other Party on the terms and conditions set forth herein, in each case without breaching the terms of any agreement with a Third Party.

1.26“Co-Promote” and “Co-Promotion” means the promotional activities relating to the Collaboration Products directed to healthcare professionals or otherwise in furtherance of the Commercialization of the Collaboration Products to be conducted by Cytokinetics (whether alone or together with Astellas with respect to a particular Collaboration Product in a particular Indication) in the Co-Promotion Territory or Shared Territory in the event Cytokinetics exercises its rights under Section 9.6. For clarity, if [ * ] with respect to a particular [ * ] in accordance with Section [ * ] shall also be referred to as Co-Promote or Co-Promotion for the purpose of this Agreement.

1.27“Co-Promotion Territory” means: (a) the U.S.; and (b) Canada.

1.28“Cytokinetics Commercialization Period” means, on a [ * ], in the event [ * ] for a Collaboration Product with respect to [ * ] for which such Collaboration Product [ * ], and at the time of such [ * ] such Collaboration Product has [ * ] for any [ * ] Indication, [ * ] Indication or [ * ] Indication for which [ * ] such Collaboration Product is [ * ] if and when such Collaboration Product is [ * ] for any [ * ] Indication, for which [ * ].

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed.

1.29“Cytokinetics Know-How” means all Know-How that is (a) Controlled by Cytokinetics or its Affiliates during the Term and (b) reasonably necessary or useful for the Research, Development, Manufacture, Commercialization or Medical Affairs Activities of any Compound and/or Collaboration Product, provided, however, that Cytokinetics Know-How specifically excludes Collaboration Know-How.

1.30“Cytokinetics Patents” means any Patent Right that is (a) Controlled by Cytokinetics or its Affiliates during the Term and (b) reasonably necessary or useful for the Research, Development, Manufacture, Commercialization or Medical Affairs Activities of any Compound and/or Collaboration Product, provided, however, that Cytokinetics Patents specifically exclude Collaboration Patents. The Cytokinetics Patents existing as of the Effective Date are listed in Exhibit C. For clarity, Cytokinetics Patents shall include any Patent Rights arising after the Effective Date that [ * ].

1.31“Cytokinetics Technology” means Cytokinetics Patents and Cytokinetics Know-How.

1.32“Develop” or “Development” means all development activities for any Compound or Collaboration Product that are directed to obtaining Marketing Approval(s) of the Collaboration Products, including: all non-clinical, preclinical and clinical activities, testing and studies of such Compound or Collaboration Product (including IND-Enabling Studies and translational research); manufacturing development, process and formulation development; toxicology, pharmacokinetic, pharmacodynamic, drug-drug interaction, safety, tolerability and pharmacological studies; distribution of such Compound or Collaboration Product for use in clinical trials (including placebos and comparators); statistical analyses; assay development; instrument design and development; protocol design and development; quality assurance and control; report writing; and the preparation, filing and prosecution of any MAA for such Collaboration Product; development activities directed to label expansion (including prescribing information) and/or obtaining Marketing Approval for one or more additional Indications or patient populations following initial Marketing Approval; development activities conducted after receipt of Marketing Approval which were a condition for the receipt of such Marketing Approval; and all regulatory activities related to any of the foregoing.

1.33“Development Costs” means the [ * ] costs incurred by or on account of a Party in performing Development in accordance with the Development Plan.

1.34“Diligent Efforts” means: (a) where applied to carrying out specific tasks and obligations of a Party under this Agreement, expending [ * ] to accomplish such task or obligation as such Party (on its own and/or acting through any of its Affiliates, sublicensees or subcontractors) would [ * ]; and (b) where applied to the Research, Development, Manufacture, and/or Commercialization of, or Medical Affairs Activities for, a Compound or Collaboration Product, the use of [ * ] in an [ * ], as [ * ], taking into account relevant factors including, without limitation, [ * ] and other relevant factors, including [ * ]. “Diligent Efforts” shall require that such Party (on its own and/or acting through any of its Affiliates, sublicensees or subcontractors), at a minimum: (i) promptly assign responsibility for such obligations to

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed.

qualified personnel, set annual goals and objectives for carrying out such obligations, and monitor and hold personnel accountable for progress with respect to such goals and objectives; (ii) set and seek to achieve specific and meaningful objectives for carrying out such obligations, with timelines consistent with a comparable [ * ] program; and (iii) make and implement decisions and [ * ] designed to [ * ] with respect to such objectives.

1.35“Dollars” means the U.S. dollar, and “$” shall be interpreted accordingly.

1.36“EMA” means the European Medicines Agency or any successor entity thereto.

1.37“EU” or the “European Union” means the European Union and its member states as of the Effective Date, which are: Austria, Belgium, Bulgaria, Croatia, Cyprus, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Ireland, Italy, Latvia, Lithuania, Luxemburg, Malta, Netherlands, Poland, Portugal, Romania, Slovakia, Slovenia, and Spain, Sweden, and (b) the United Kingdom, Norway, Iceland, Liechtenstein, Andorra, Monaco, San Marino and the Vatican, and each of their successors to the extent such successors occupy the same territory. For clarity, any of the named countries in subsection (a) shall remain part of the EU for the purpose of this Agreement regardless of whether they remain a member state of the EU.

1.38“[ * ] Indication” means any [ * ] Indication [ * ] pursuant to Section [ * ].

1.39“[ * ] Activator” means (a) any small molecule compound that (i) is [ * ], (ii) has a specified level of stimulatory activity against any [ * ], as set forth in the applicable Compound Criteria, and (iii) the [ * ]; and (b) any [ * ] in subclause (a) above.

1.40“Fast Skeletal Regulatory Activator” means, subject to the final sentence of this paragraph, (a) any small molecule compound that (i) is [ * ] (ii) has a specified level of stimulatory activity against any [ * ], as set forth in the applicable Compound Criteria, and (iii) the [ * ]; and (b) any [ * ] in subclause (a) above. Fast Skeletal Regulatory Activators exclude all [ * ].

1.41“FDA” means the United States Food and Drug Administration or any successor entity thereto.

1.42“Field” means the treatment, prevention and/or amelioration of any diseases and medical conditions in humans.

1.43“Filing” of an MAA means the acceptance by a Regulatory Authority of an MAA for filing and review, if applicable, or otherwise the submission of such MAA.

1.44“First Commercial Sale” means, with respect to any Collaboration Product in any country or jurisdiction, the first sale of such Collaboration Product to a Third Party for distribution, use or consumption in such country or jurisdiction after the Marketing Approvals have been obtained for such Collaboration Product in such country or jurisdiction.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed.

1.45“FTE” means the equivalent of a full-time individual’s work for a twelve (12) month period (consisting of a total of [ * ] hours per year of dedicated effort). Any person who devotes more or less than [ * ] hours per year on the applicable activities shall be treated as an FTE on a pro-rata basis, based upon the actual number of hours worked by such person on such activities, divided by [ * ]. For avoidance of doubt, the hours allocated to the work of general corporate or administrative personnel shall not be incorporated into FTE.

1.46“FTE Rate” means an initial rate of [ * ] dollars [ * ] per FTE per year for Cytokinetics, which shall apply through [ * ]. Thereafter, the FTE Rate shall be changed annually on a calendar year basis to reflect any year-to-year percentage increase or decrease (as the case may be) in the Consumer Price Index for All Urban Consumers for the U.S., as published by the U.S. Department of Labor, Bureau of Labor Statistics (“CPI”) (based on the change in the CPI from the most recent index available as of the Effective Date to the most recent index available as of the date of the calculation of such revised FTE Rate). The FTE Rate applicable to [ * ] shall be subject to the adjustment set forth in Section [ * ].

1.47“GAAP” means the U.S. generally accepted accounting principles.

1.48“Generic Product” means, with respect to a Collaboration Product in a particular country, any pharmaceutical product that (a) contains the same Active Ingredients and formulation as such Collaboration Product; (b) [ * ] in such country and [ * ] in such country; and (c) is sold in such country by a Third Party that is not a sublicensee of Astellas or its Affiliates and did not purchase such product in a chain of distribution that included any of Astellas or its Affiliates or sublicensees.

1.49“Governmental Authority” means any federal, state, national, state, provincial or local government, or political subdivision thereof, or any multinational organization or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof, or any governmental arbitrator or arbitral body).

1.50“IFRS” means International Financial Reporting Standards.

1.51“IND” means any investigational new drug application, clinical trial application, clinical trial exemption or similar or equivalent application or submission for approval to conduct human clinical investigations filed with or submitted to a Regulatory Authority in conformance with the requirements of such Regulatory Authority.

1.52“IND-Enabling Studies” means studies that are specifically required for an IND, including ADME (absorption, distribution, metabolism, and excretion), GLP toxicology studies, or studies required for the preparation of the CMC section of an IND, including studies related to analytical methods and purity analysis, and formulation and manufacturing development studies, all as necessary to obtain the permission of Regulatory Authorities to begin human clinical investigations.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed.

1.53“Indication” means any human diseases, syndromes and medical conditions that can be diagnosed, treated, prevented or ameliorated.

1.54“Initiate” or “Initiation” means, with respect to a clinical trial of a Collaboration Product, the first dosing of the first human subject for such clinical trial.

1.55“Know-How” means any information and materials, including discoveries, improvements, modifications, processes, methods, assays, designs, protocols, formulas, data, inventions, algorithms, forecasts, profiles, strategies, plans, results, coordinates for compound/apo protein structures, expression constructs, know-how and trade secrets (in each case, patentable, copyrightable or otherwise), but excluding any Patent Rights.

1.56“Law” means any federal, state, local, foreign or multinational law, statute, standard, ordinance, code, rule, regulation, resolution or promulgation, or any order by any Governmental Authority, or any license, franchise, permit or similar right granted under any of the foregoing, or any similar provision having the force or effect of law, including any privacy protection regulations and guidelines, such as the General Data Protection Regulation approved by the EU Parliament on April 14, 2016 and enforced on May 25, 2018 and any amendments or successor thereto.

1.57“Licensed Indications” means the following Indications: (a) [ * ] non-neurological and non-neuromuscular diseases and conditions (e.g., [ * ].

1.58 “MAA” or “Marketing Authorization Application” means an application to the appropriate Regulatory Authority for approval to commercially sell a Collaboration Product (but excluding pricing approval) in the Field in a particular jurisdiction (including, without limitation, a New Drug Application in the U.S.) and all amendments and supplements thereto.

1.59“Major EU Market Countries” means [ * ].

1.60“Major Market Countries” means the [ * ].

1.61“Manufacture” and “Manufacturing” mean activities directed to manufacturing, processing, filling, finishing, packaging, labeling, quality control, quality assurance testing and release, post-marketing validation testing, inventory control and management, storing and transporting any Compound and/or Collaboration Product.

1.62“Manufacturing Costs” means, with respect to a particular Compound or Collaboration Product Manufactured and supplied by a Party pursuant to the Development Plan:

(a)if such Compound or Collaboration Product is Manufactured by such Party’s Third Party manufacturer, [ * ] costs incurred by such Party in association therewith, including for [ * ] with respect thereto;

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed.

(b)if such Compound or Collaboration Product is Manufactured by such Party itself, [ * ] including without limitation [ * ] manufacturing costs. Such [ * ] of Compound or Collaboration Product [ * ] and (ii) in accordance with IFRS (in the case of Astellas) or GAAP (in the case of Cytokinetics) consistently applied.

1.63“Marketing Approval” means all approvals necessary for the commercial sale of a Collaboration Product in the Field in a given country or regulatory jurisdiction.

1.64“Medical Affairs Activities” means activities, in compliance with all the applicable Law, designed to ensure or improve appropriate medical use of, conduct medical education regarding, or further research regarding, the Compounds and the Collaboration Products or to increase disease state awareness, including by way of example: (a) activities of medical scientific liaisons, which shall mean the following functions: (x) conduct of service based medical activities including providing input and assistance with consultancy meetings, recommending investigators for clinical trials and providing input in the design of such trials and other research related activities, and (y) delivery of non-promotional communications and conduct of non-promotional activities including presenting new clinical trial data and other scientific or disease state awareness information; (b) grants to support continuing medical education, symposia, or Third Party research related to Collaboration Products; (c) development, publication and dissemination of publications relating to the Compounds and the Collaboration Products and relevant disease states; (d) medical information services provided in response to inquiries communicated via sales representatives or received by letter, phone call or email; (e) conducting advisory board meetings or other consultant programs; (f) support of investigator-initiated trials; (g) managing relationships with cooperative groups, physician/hospital networks and disease state or patient and caregiver advocacy groups; (h) establishing and implementing risk, evaluation and mitigation strategies, (i) voluntary phase 4 trials or post-approval patient registries, (j) health economic and outcomes research (HEOR) activities, (k) independent medical education activities, and (l) non-promotional exhibiting at medical and scientific fora. For the purposes of clarity, post-approval clinical studies within the approved Indications, which were a condition for the receipt of Marketing Approval, shall be included within Development and shall not be included within Medical Affairs Activities.

1.65“Net Sales” means the gross amount billed or invoiced by or for the benefit of Astellas, its Affiliates, and its sublicensees to independent, unrelated persons in bona fide arm’s length transactions with respect to a Collaboration Product, less the following deductions, as allocable to such Collaboration Product (if not previously deducted from the amount invoiced):

(a)[ * ];

(b)[ * ];

(c)[ * ];

(d)[ * ]; and

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed.

(e)[ * ].

If a single item falls into more than one of the categories set forth in clauses (a)-(e) above, such item may not be deducted more than once.

Sales between Astellas and its Affiliates and sublicensees shall be disregarded for purposes of calculating Net Sales except if such purchaser is a distributor, pharmacy or end user.

If a Collaboration Product either (i) is sold in the form of a combination product containing both a Compound and one or more Active Ingredient(s) as separate molecular entity(ies) that are not Compounds; or (ii) is sold in a form that contains (or is sold bundled with) a delivery device therefor (in either case ((i) or (ii)), a “Combination Product”), the Net Sales of such Collaboration Product for the purpose of calculating royalties and sales-based milestones owed under this Agreement for sales of such Collaboration Product, shall be determined as follows: first, Astellas shall determine the actual Net Sales of such Combination Product (using the above provisions) and then such amount shall be multiplied by the fraction A/(A+B), where A is the invoice price of such Collaboration Product, if sold separately, and B is the total invoice price of other Active Ingredient or delivery device in such Combination Product if sold separately. If any other Active Ingredient or delivery device in such Combination Product is not sold separately, Net Sales shall be calculated by multiplying actual Net Sales of such Combination Product by a fraction A/C where A is the invoice price of such Collaboration Product if sold separately, and C is the invoice price of such Combination Product. If neither such Collaboration Product nor any other Active Ingredient (or delivery device) in such Combination Product is sold separately, the adjustment to Net Sales shall be determined by the Parties in good faith to reasonably reflect the fair market value of the contribution of such Collaboration Product in such Combination Product to the total fair market value of such Combination Product.

With respect to any sale of any Collaboration Product in a given country for any substantive consideration other than monetary consideration on arm’s length terms (which has the effect of reducing the invoiced amount below what it would have been in the absence of such non-monetary consideration), for purposes of calculating the Net Sales, such Collaboration Product shall be deemed to be sold exclusively for cash at the average Net Sales price charged to Third Parties for cash sales of such Collaboration Product in such country during the applicable reporting period (or if there were only de minimis cash sales in such country, at the fair market value as determined in good faith based on pricing in comparable markets). Notwithstanding the foregoing, Net Sales shall not include amounts (whether actually existing or deemed to exist for purposes of calculation) for Collaboration Products distributed for use in clinical trials.

Net Sales shall be calculated on an accrual basis, in a manner consistent with Astellas’ accounting policies for external reporting purposes, as consistently applied, in accordance with IFRS. To the extent any accrued amounts used in the calculation of Net Sales are estimates, such estimates shall be trued-up in accordance with Astellas’ accounting policies for external reporting purposes, as consistently applied, and Net Sales and related payments under this Agreement shall be reconciled as appropriate.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed.

1.66“[ * ] Indication” means (a) [ * ], and (b) any other Indication [ * ] that is designated by the JDC as a [ * ] Indication pursuant to Section [ * ].

1.67“Other Skeletal Sarcomere Activators” means [ * ] Activators and [ * ] Activators, and specifically excludes (a) Fast Skeletal Regulatory Activators, (b) [ * ], and (c) any compound targeting any [ * ].

1.68“Patent Rights” means all patents and patent applications (which shall be deemed to include certificates of invention and applications for certificates of invention), including all divisionals, continuations, substitutions, continuations-in-part, re-examinations, reissues, additions, renewals, revalidations, extensions, registrations, pediatric exclusivity periods and supplemental protection certificates and the like of any such patents and patent applications, and any and all foreign equivalents of the foregoing.

1.69“Person” means any individual, partnership, limited liability company, firm, corporation, association, trust, unincorporated organization or other entity.

1.70“Phase 1 Clinical Trial” means a controlled human clinical trial of a Collaboration Product that would satisfy the requirements of 21 CFR 312.21(a) or corresponding foreign regulations, regardless of whether such trial is referred to as a “phase 1 clinical trial” in the Development Plan.

1.71“Phase 2 Clinical Trial” means a controlled human clinical trial of a Collaboration Product that would satisfy the requirements of 21 CFR 312.21(b) or corresponding foreign regulations, regardless of whether such trial is referred to as a “phase 2 clinical trial” in the Development Plan.

1.72“Phase 3 Clinical Trial” means a controlled or uncontrolled human clinical trial of a Collaboration Product that would satisfy the requirements of 21 CFR 312.21(c) or corresponding foreign regulations, regardless of whether such trial is referred to as a “phase 3 clinical trial” in the Development Plan.

1.73“[ * ] means any [ * ] that is intended [ * ] may be necessary to [ * ] in the Development Plan.

1.74“Regulatory Approval” means the approval by the appropriate Regulatory Authority to commercially sell a pharmaceutical product (but excluding pricing or reimbursement approvals) in the Field in a particular jurisdiction.

1.75“Regulatory Authority” means any applicable Governmental Authority responsible for granting Marketing Approvals or pricing approvals for Collaboration Products, including the FDA, the EMA and any corresponding national or regional regulatory authorities.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed.

1.76“Regulatory Exclusivity” means any exclusive marketing rights or data exclusivity rights conferred by any Regulatory Authority with respect to a pharmaceutical product other than patents, including, without limitation, orphan drug exclusivity, new chemical entity exclusivity, data exclusivity, pediatric exclusivity, rights conferred in the United States under the Hatch-Waxman Act or the FDA Modernization Act of 1997, or rights similar thereto outside the United States.

1.77“Regulatory Materials” means any regulatory application, submission, notification, communication, correspondence, registration and other filings made to, received from or otherwise conducted with a Regulatory Authority in order to Research a Compound and/or Develop, Manufacture, or Commercialize a Compound or Collaboration Product in the Field in a particular country or jurisdiction. “Regulatory Materials” includes any IND, MAA and Marketing Approval.

1.78“Registration Dossier” means the registration dossier designed to support Marketing Approval by the FDA and Marketing Approval in the EU (excluding any country-specific approvals for pricing or reimbursement).

1.79“Research” means all research activities conducted by or on behalf of either Party or the Parties jointly pursuant [ * ].

1.80“Retained Indication” means any Indication in the Field that is not a Licensed Indication, [ * ] Indication, [ * ] Indication, or [ * ] Indication.

1.81“[ * ] Compounds” means (a) Tirasemtiv, (b) any compositions of matter (i) falling within the scope of any of the generic formulas disclosed in the Patent Rights listed in Exhibit E (the “[ * ] Patent Rights”) and/or (ii) specifically disclosed in the [ * ] Patent Rights; and (c) any [ * ] in subclause (a) or (b) above.

1.82“Shared Territory” means (a) the Co-Promotion Territory and (b) the European Union and Switzerland.

1.83“[ * ] Activator” means (a) any small molecule compound that (i) is [ * ], (ii) has a specified level of stimulatory activity against any [ * ], as set forth in the applicable Compound Criteria, and (iii) the [ * ] and (b) any [ * ] in subclause (a) above.

1.84“SMA” means spinal muscular atrophy.

1.85“Third Party” means any Person other than a Party or an Affiliate of a Party.

1.86“Tirasemtiv” means Cytokinetics’ proprietary compound formerly known as CK-2017357.

1.87“United States” or “U.S.” means the United States of America, including its fifty (50) states and the District of Columbia.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed.

1.88“Valid Claim” means a claim of an issued and unexpired patent (as may be extended through supplementary protection certificate or patent term extension) or a pending patent application included within [ * ], which claim has not been revoked, held invalid or unenforceable by a patent office, court or other governmental agency of competent jurisdiction in a final and non-appealable judgment (or judgment from which no appeal was taken within the allowable time period) and has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue, re-examination or disclaimer or otherwise.

1.89Additional Definitions. The following table identifies the location of definitions set forth in various Sections of the Agreement:

Definition	Section
Alliance Manager	2.1
[ * ] Advance Invoice	11.3(c)(i)
[ * ] Indication Development Budget	6.2(a)
[ * ]	[ * ]
[ * ] True-Up Report	11.3(c)(ii)
[ * ] Indication Development Work	6.3(b)(iv)
[ * ] Date	9.6(b)
Astellas [ * ]	[ * ]
Astellas Co-Promotion Notice	9.6(b)(i)
Astellas Indemnitees	16.1
Astellas [ * ]	[ * ]
Astellas [ * ]	[ * ]
Astellas [ * ]	[ * ]
Bankruptcy Code	3.8
Combination Product	1.65(e)
Commercial Operating Team	9.7
Commercialization Plan	9.3(a)
[ * ]	[ * ]
Co-Promotion Agreement	9.6(g)
[ * ]	[ * ]
Co-Promotion Matters	9.6(b)(i)
Cytokinetics Co-Funding Option	4.1(b)
Cytokinetics Co-Promotion Effort	9.6(c)
Cytokinetics Co-Promotion Recommendation	9.6(b)(ii)
Cytokinetics [ * ]	[ * ]
Cytokinetics Indemnitees	16.2
Cytokinetics [ * ]	[ * ]
Cytokinetics [ * ]	[ * ]
Cytokinetics Product Marks	12.5(b)
Cytokinetics Research FTEs	5.3
Cytokinetics [ * ]	[ * ]

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed.

Cytokinetics [ * ]	[ * ]
Development Advance Invoice	11.3(a)(i)
Development Plan	6.2(a)
Development Program	6.2(a)
Development Project Team	6.10
Development True-Up Report	11.3(a)(ii)
Disclosing Party	13.1(a)
[ * ]	[ * ]
Earlier Milestone Events	11.5(b)
Early Stage Work	6.3(b)(ii)
Established Commercial Infrastructure	9.9
[ * ]	[ * ]
[ * ]	[ * ]
FCPA	17.7(a)
FCPA Covered Person	17.7(a)
Federal Arbitration Act	17.6(a)
[ * ]	[ * ]
Indemnified Party	16.3
Indemnifying Party	16.3
[ * ] Rules	17.6(a)
JCC Determination	9.6(b)(iii)
Joint Commercialization Committee or JCC	2.6
Joint Development Committee or JDC	2.4
Joint Manufacturing Committee or JMC	2.5
Joint Medical Affairs Committee or JMAC	2.7
Joint Patent Committee or JPC	2.8
Joint Research Committee or JRC	2.3
Joint Steering Committee or JSC	2.2
[ * ] Regulatory Materials	7.2(a)
Later Milestone Events	11.5(b)
Medical Affairs Plan	10.3
MSLs	10.1
[ * ]	[ * ]
Neuromuscular Indications	9.6(a)
[ * ]	[ * ]
[ * ] Indication Development Costs	6.4(b)
Pharmacovigilance Agreement	7.5
Phase 1 Work	6.3(b)(i)
[ * ]	[ * ]
[ * ]	[ * ]
[ * ]	[ * ]
[ * ]	[ * ]

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed.

Product Infringement	12.4(a)
Product Marks	12.5(a)
Receiving Party	13.1(a)
Remainder	12.4(f)
Remedial Action	7.7
Research Advance Invoice	11.2(a)
Research Budget	5.3
Research Plan	5.3
Research Plan Costs	5.6
Research Program	5.1
Research Project Team	5.8
Research Term	5.2
Research True-Up Report	11.2(b)
Responsible Committee	13.4
[ * ]	[ * ]
[ * ]	[ * ]
Royalty Term	11.7(b)
[ * ]	[ * ]
SEC	13.5(b)
[ * ] Patent Rights	1.81
Term	14.1

1.90Interpretation.  In this Agreement, unless otherwise expressly specified:

(a)The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.

(b)words denoting the singular shall include the plural and vice versa and words denoting any gender shall include all genders;

(c)the word “or” is used in the inclusive sense typically associated with the phrase “and/or;”

(d)words such as “herein”, “hereof”, and “hereunder” refer to this Agreement as a whole and not merely to the particular provision in which such words appear;

(e)“days” means calendar days; and

(f)the Exhibits and other attachments form part of the operative provision of this Agreement and references to “this Agreement” shall include references to the Exhibits and attachments.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed.

Article 2
GOVERNANCE

2.1Alliance Managers.  Each Party hereby appoints the person listed on Exhibit F to act as its alliance manager under this Agreement as of the Effective Date (the “Alliance Manager”). The Alliance Managers shall: (a) serve as the primary contact points between the Parties for the purpose of providing the other Party with information on the progress of such Party’s activities under this Agreement; (b) be primarily responsible for facilitating the flow of information and otherwise promoting communication, coordination and collaboration between the Parties; (c) act as advocates for the Collaboration as a whole; (d) have regular telephone calls; (e) use Diligent Efforts to facilitate the prompt resolution of any disputes; (f) attend as appropriate JRC, JDC, JMC, JCC and JMAC meetings; and (g) have the right to attend all other Committee and subcommittee meetings, all as non-voting members. An Alliance Manager may also bring any matter to the attention of any Committee if such Alliance Manager reasonably believes that such matter warrants such attention. Each Party may replace its Alliance Manager at any time upon written notice to the other Party.

2.2Joint Steering Committee.  The Parties shall establish a joint steering committee (the “Joint Steering Committee” or the “JSC”), composed of [ * ] of each Party, including the [ * ] under this Agreement and [ * ] under this Agreement. All JSC representatives will have sufficient authority within the applicable Party to make decisions [ * ] arising within the scope of the JSC’s responsibilities. Either Party may request that its own or the other Party’s personnel with expertise on a particular matter attend a JSC meeting where such matter will be discussed. The JSC shall in particular:

(a)oversee and provide strategic direction to the Collaboration;

(b)oversee the integration and coordination of the Research, Development, Manufacture (as applicable), Commercialization and Medical Affairs Activities of the Compounds and Collaboration Products within the JSC member’s company;

(c)provide a forum for discussion of the Research, Development, Manufacture, Commercialization and Medical Affairs Activities of the Compounds and Collaboration Products;

(d)review the Parties’ progress against the Research Plan, Development Plan, Commercialization Plan and Medical Affairs Plan;

(e)oversee the operation of the JRC, JDC, JMC, JCC, JMAC and JPC, including resolving any disputed matter of the JRC, JDC, JMC, JCC, JMAC and JPC; and

(f)perform such other duties as are expressly assigned to the JSC in this Agreement, and such other functions as appropriate to further the purposes of this Agreement as may be allocated to it by the Parties’ written agreement.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed.

2.3Joint Research Committee.  The Parties shall establish a joint research committee (the “Joint Research Committee” or the “JRC”), composed of [ * ] of each Party that have [ * ] in the research of compounds similar to the Compounds, to monitor and coordinate the Research of Compounds under the Collaboration. The JRC shall exist during the Research Term. All JRC representatives will have sufficient authority within the applicable Party to make decisions [ * ] arising within the scope of the JRC’s responsibilities. The JRC shall in particular:

(a)coordinate the activities of the Parties under the Research Plan and oversee the implementation of the Research Plan;

(b)prepare and approve annual or interim amendments to the Research Plan (including the Research Budget);

(c)provide a forum for and facilitate communications between the Parties with respect to the Research of Compounds;

(d)establish joint subcommittees, as appropriate, to carry out its functions; and

(e)perform such other functions as may be appropriate to further the purposes of this Agreement with respect to the Research of Compounds.

2.4Joint Development Committee.  The Parties shall establish a joint development committee (the “Joint Development Committee” or the “JDC”), composed of up to [ * ] of each Party that have [ * ] in the development of products similar to the Compounds and Collaboration Products, to monitor and coordinate the Development of the Compounds and Collaboration Products under the Collaboration. All JDC representatives will have sufficient authority within the applicable Party to make decisions [ * ] arising with the scope of the JDC’s responsibilities. The JDC shall in particular:

(a)coordinate the activities of the Parties under the Development Plan and oversee the implementation of the Development Plan;

(b)establish the protocol and statistical analysis plan for each human clinical trial conducted under the Development Plan;

(c)prepare and approve annual or interim amendments to the Development Plan (including the Cytokinetics Development Budget);

(d)provide a forum for and facilitate communications between the Parties with respect to the Development of the Compounds and Collaboration Products;

(e)review the data and results of [ * ] a Collaboration Product [ * ] such Collaboration Product [ * ] in which case [ * ];

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed.

(f)monitor and coordinate all regulatory actions, communications and submissions for the Compounds and Collaboration Products under the Development Plan, including allocating related medical affairs responsibilities between the Parties;

(g)until formation of the JMAC, oversee medical education activities and establish a joint review process for medical affairs materials, including disease state awareness, medical education and other non-promotional materials;

(h)establish joint subcommittees, as appropriate, to carry out its functions; and

(i)perform such other functions as may be appropriate to further the purposes of this Agreement with respect to the Development of the Compounds and Collaboration Products.

2.5Joint Manufacturing Committee.  The Parties shall establish a joint manufacturing committee (the “Joint Manufacturing Committee” or “JMC”), composed of up to [ * ] of each Party that have [ * ] in the manufacture of compounds and products similar to the Compounds and Collaboration Products, to monitor and oversee the CMC Activities and other activities related to the Manufacture of the Compounds and Collaboration Products for use under the Collaboration. All JMC representatives will have sufficient authority within the applicable Party to make decisions [ * ] arising within the scope of the JMC’s responsibilities. The JMC shall in particular:

(a)discuss, approve and oversee implementation of and progress against the Development Plan and Commercialization Plan as they relate to CMC Activities;

(b)coordinate and facilitate cooperation and flow of information between the Parties with respect to the Manufacture and supply of the Compounds and Collaboration Products for Development and Commercialization use in accordance with Article 8;

(c)coordinate and facilitate the transfer of Manufacturing Know-How as and to the extent provided in Article 8;

(d)establish joint subcommittees, as appropriate, to carry out its functions; and

(e)perform such other functions as may be appropriate to further the purposes of this Agreement with respect to the Manufacture of Compounds and Collaboration Products, as directed by the JDC or JCC (as applicable).

2.6Joint Commercialization Committee.  Unless otherwise agreed upon between the Parties, within [ * ], the Parties shall form and establish a joint commercialization committee (the “Joint Commercialization Committee” or “JCC”), composed of [ * ] of each Party that have [ * ] in the commercialization of products similar to the Collaboration Products, to monitor

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed.

and oversee the Commercialization activities of the Collaboration Products under the Collaboration. All JCC representatives will have sufficient authority within the applicable Party to make decisions [ * ] arising within the scope of the JCC’s responsibilities.   The JCC shall in particular:

(a)coordinate the activities of the Parties under the Commercialization Plan and oversee the implementation of the Commercialization Plan;

(b)prepare and approve annual or interim amendments to the Commercialization Plan;

(c)provide a forum for and facilitate communications between the Parties with respect to the Commercialization of the Collaboration Products;

(d)establish joint subcommittees, as appropriate, to carry out its functions; and

(e)perform such other functions as may be appropriate to further the purposes of this Agreement with respect to the Commercialization of the Collaboration Products.

2.7Joint Medical Affairs Committee.  Unless otherwise agreed upon between the Parties, [ * ] the Parties may agree upon, the Parties shall form and establish a joint medical affairs committee (the “Joint Medical Affairs Committee” or “JMAC”), composed of [ * ] of each Party that have [ * ] in Medical Affairs Activities of products similar to the Collaboration Products, to monitor and oversee the Medical Affairs Activities for the Compounds and Collaboration Products under the Collaboration. All JMAC representatives will have sufficient authority within the applicable Party to make decisions [ * ] arising within the scope of the JMAC’s responsibilities. The JMAC shall in particular:

(a)coordinate the activities of the Parties under the Medical Affairs Plan and oversee the implementation of the Medical Affairs Plan;

(b)prepare and approve annual or interim amendments to the Medical Affairs Plan;

(c)prepare and approve the protocol and statistical analysis plan for each human clinical trial to be conducted under the Medical Affairs Plan;

(d)provide a forum for and facilitate communications between the Parties with respect to the Medical Affairs Activities for the Compounds and Collaboration Products;

(e)establish a joint review process for medical affairs materials, including disease state awareness, medical education and other non-promotional materials;

(f)establish joint subcommittees, as appropriate, to carry out its functions; and

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed.

(g)perform such other functions as may be appropriate to further the purposes of this Agreement with respect to the Medical Affairs Activities for the Compounds and Collaboration Products.

2.8Joint Patent Committee.  The Parties shall establish a joint patent committee (the “Joint Patent Committee” or “JPC”), composed of [ * ] representing each Party, to coordinate the prosecution and enforcement of Collaboration Patents under Article 12. Such patent counsel shall have sufficient authority within or on behalf of the applicable Party to make decisions [ * ] arising within the scope of the JPC’s responsibilities. The JPC shall in particular:

(a)coordinate and facilitate the prosecution and enforcement of the Collaboration Patents, and make periodic reports of the same to the JSC and other Committees upon request;

(b)discuss and develop patent strategy for Collaboration Patents, including making key decisions on drafting, filing, prosecution, maintenance, enforcement and defense of Collaboration Patents, as well as providing a forum for the Parties to discuss material issues and provide input to each other regarding Collaboration Patents;

(c)determine which Patents are to be considered Collaboration Patents, and oversee the determination of inventorship of Collaboration Intellectual Property;

(d)confer regarding patent term extensions and listings in the FDA’s Approved Drug Products with Therapeutic Equivalence Evaluations (known as the “Orange Book”) and its foreign counterparts; and

(e)perform such other functions as may be appropriate to further the purposes of this Agreement with respect to the patent prosecution and enforcement activities under this Agreement.

2.9[ * ]. In the event that [ * ] a Compound and corresponding Collaboration Product [ * ] under Section [ * ] such Compound and Collaboration Product [ * ], the Parties shall [ * ] and discuss and decide [ * ] such Compound and Collaboration Product [ * ].  [ * ]; provided that, with respect to [ * ].  [ * ] contemporaneously with or following the [ * ] as agreed by the Parties. [ * ] such Compound and Collaboration Products [ * ] taking into consideration [ * ] as well as the [ * ].  [ * ] the roles and responsibilities of each Party [ * ] such Compound and Collaboration Product. For clarity, [ * ] pursuant to Section [ * ].

2.10Limitation of Committee Authority. Each Committee shall only have the powers expressly assigned to it in this Article 2 and elsewhere in this Agreement and shall not have the authority to: (a) modify or amend the terms and conditions of this Agreement; (b) waive either Party’s compliance with the terms and conditions of under this Agreement; or (c) determine any such issue in a manner that would conflict with the express terms and conditions of this Agreement.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed.

2.11Committee Membership and Meetings.

(a)Committee Members. The members of each Party on the JSC, JRC, JDC and JPC as of the Effective Date are set forth in Exhibit F. Each Party may replace its representatives on any Committee by written notice to the other Party. Each Party shall appoint one (1) of its representatives on each Committee to act as a co-chairperson of such Committee. The co-chairpersons shall jointly prepare and circulate agendas and reasonably detailed minutes for each Committee meeting within thirty (30) days of such meeting.

(b)Meetings. Unless the Parties otherwise agree, each Committee shall hold meetings at such times as it elects to do so, but (i) no less frequently than once every [ * ] for the JRC, (ii) [ * ] the JDC and the JMC; and (iii) [ * ] the JCC. In all other circumstances, each Committee shall hold regular meetings no less frequently than once every [ * ] and more frequently as needed upon written request of either Party and consent of the other Party, which consent shall not be unreasonably withheld or delayed. Meetings of each Committee shall be held via teleconference, via videoconference or in person, provided that at least [ * ] per year for the [ * ] and, [ * ] per year for the [ * ] shall be held in person (unless the Parties otherwise agree) at locations to be alternately selected by each Party. Each Party shall be responsible for all of its own expenses of participating in any Committee. No action taken at any meeting of a Committee shall be effective unless a representative of each Party is participating.

(c)Non-Member Attendance. Each Party may from time to time invite a reasonable number of participants, in addition to its representatives, to attend the Committee meetings in a non-voting capacity; provided that if either Party intends to have any Third Party (including any consultant) attend such a meeting, such Party shall provide prior written notice to the other Party and shall ensure that such Third Party is bound by confidentiality and non-use obligations consistent with the terms of this Agreement.

2.12Continuity of Representation. Notwithstanding the Parties’ respective right to replace its Alliance Manager and members of Committees by written notification to the other Party, each Party shall strive to maintain continuity in the representation of such Alliance Manager and Committee members. If a particular Committee ceases to exist but certain activities that have been overseen by such Committee are still ongoing, then the Parties shall by mutual written agreement allocate the responsibility for overseeing such activities to another then-operating Committee that is competent and suitable in authority and expertise.

2.13Decision-Making. All decisions of each Committee shall be made by [ * ]. If after reasonable discussion and good faith consideration of each Party’s view on a particular matter before a Committee, the representatives of the Parties cannot reach an agreement as to such matter within [ * ] after such matter was brought to such Committee for resolution or after such matter has been referred to such Committee, such disagreement shall be referred to the JSC (in the case of disagreement of the JRC, JDC, JMC, JCC, JMAC, JPC or other joint subcommittees) for resolution.  If the JSC cannot resolve such matter within [ * ] after such matter has been referred to them, then:

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed.

(a)[ * ].  [ * ] for those set forth in Section [ * ].

(b)[ * ].  [ * ]:

(i)pertaining to [ * ] as to whether to [ * ];

(ii)the [ * ]; and/or

(iii)pertaining to the following aspects of activities relating to [ * ]:

(1)[ * ] Activators in any such Indication (including the related [ * ]) to generate the [ * ] as part of the Collaboration and the related [ * ] for so long as [ * ] such Development, including the generation of the [ * ] as set forth in Section [ * ] for which [ * ] is responsible under Section 6.3 [ * ] related matters, but [ * ], as well as the [ * ]. For clarity, after [ * ] without the [ * ];

(2) the [ * ] Activators in any such [ * ], as set forth in more detail in Section [ * ]. For clarity, [ * ] shall not cover the [ * ], which shall be [ * ] subject to the [ * ] if the matter is [ * ] during the [ * ];

(3)the [ * ] Activators in any such [ * ] during the [ * ];

(4)if [ * ] for such [ * ] for such [ * ]; and

(5)if [ * ] for such [ * ] for such [ * ] consistent with Article [ * ] set forth in this Section 2.13(b).

(c)[ * ].  The following issues in Sections 2.13(c)(i) through (vi) below (the “[ * ]”) shall be subject to[ * ]:

(i)the [ * ] Indication as [ * ] Indication and the related [ * ] the Development Plan pertaining to the Development of one or more [ * ] Activator(s) in such Indication as set forth in Section [ * ]. For clarity, if the Parties [ * ] Indication as [ * ] Indication, or on the [ * ] Development Plan pertaining to such Indication, then such [ * ] Indication shall [ * ] Indication;

(ii)the [ * ] Activator in any [ * ] Indication, including [ * ] to support (A) [ * ] such Compound and corresponding Collaboration Product [ * ]; and (B) [ * ] such Compound and corresponding Collaboration Product [ * ] with respect to such [ * ] Activator and [ * ] with respect thereto;

(iii)the [ * ];

(iv)[ * ] (but the related [ * ] subject to the [ * ] (as applicable) subject to the [ * ] if the matter is [ * ] described in Sections [ * ] as subject to [ * ];

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed.

(v)the [ * ] set forth in the Development Plan [ * ], except for any [ * ]); and

(vi)any other decision [ * ] under this Agreement.

[ * ]

(d)[ * ].

(i)With respect to [ * ] the Development activities (which include [ * ] in connection with such Development activities to the extent provided in Article [ * ]) pursuant to Section [ * ] with respect to [ * ] as well as the related [ * ] (which shall be subject to [ * ]), unless such activities [ * ] under the Collaboration, in which case the status quo will remain in effect until the issue is resolved. For clarity, [ * ], such matters shall be [ * ].

(ii)[ * ] with respect to [ * ] Indications [ * ] as set forth in Section [ * ].

(iii)[ * ] Indication, the Party [ * ] shall have the [ * ] with respect to [ * ] as set forth in Section [ * ].

(iv)The Party [ * ] Collaboration Product [ * ] will have the [ * ] with respect to [ * ].

2.14Discontinuation of Participation on a Committee.  The activities to be performed by each Committee shall solely relate to governance under this Agreement, and are not intended to be or involve the delivery of services. Each Committee shall continue to exist until the first to occur of: (a) the Parties mutually agreeing to disband the Committee; or (b) Cytokinetics providing written notice to Astellas of its intention to disband and no longer participate in such Committee. Once the Parties mutually agree or Cytokinetics has provided written notice to disband such Committee, such Committee shall have no further obligations under this Agreement and, thereafter, the Alliance Managers shall be the contact persons for the exchange of information under this Agreement and decisions of such Committee shall be decisions as between the Parties, subject to the other terms and conditions of this Agreement.

2.15Budgets and Fiscal Years.  The Parties acknowledge that Astellas’ fiscal year runs from April 1 through March 31, while Cytokinetics’ fiscal year runs from January 1 through December 31. Accordingly, [ * ] relating to the Research, Development, Medical Affairs and Commercialization of the Compounds and Collaboration Products [ * ].

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed.

Article 3
LICENSES

3.1License to Astellas.  Subject to the terms and conditions of this Agreement, Cytokinetics hereby grants to Astellas the following royalty-bearing worldwide licenses [ * ] under the Cytokinetics Technology and Cytokinetics’ interest in the Collaboration Intellectual Property:

(a)to Research Other Skeletal Sarcomere Activators in the Field, in each case pursuant to the Research Plan during the Research Term, which license shall be [ * ] as set forth in Section [ * ];

(b)to Develop Other Skeletal Sarcomere Activators in the Collaboration Indications, in each case pursuant to the Development Plan, which license shall be [ * ] as set forth in Section [ * ];

(c)to use Other Skeletal Sarcomere Activators and Collaboration Products containing Other Skeletal Sarcomere Activators in the Field and to make, have made, offer for sale, sell and otherwise Commercialize Other Skeletal Sarcomere Activators and Collaboration Products containing Other Skeletal Sarcomere Activators for use in the Field, which license shall be [ * ], except as provided in Sections [ * ] below; and

(d)to perform Medical Affairs Activities for the Compounds and Collaboration Products pursuant to the Medical Affairs Plan, [ * ], except as provided in Sections [ * ] below.

Subject to Section [ * ], the licenses granted by Cytokinetics to Astellas under this Agreement [ * ] to develop, make, have made, use, sell, offer for sale or otherwise commercialize [ * ] that is [ * ] with a Compound.

3.2Sublicense Rights.  Subject to the terms and conditions of this Agreement:

(a)Further subject to Section [ * ] below, each Party may exercise its rights and perform its obligations under this Agreement by itself or through the engagement of any of its Affiliates [ * ] in the performance of this Agreement.

(b)Each Party may sublicense the rights granted to it under Section [ * ] (as applicable) to one (1) or more Third Parties, provided, however, that such Party shall: (i) [ * ], and (ii) [ * ] the other Party [ * ].

(c)Notwithstanding the foregoing, [ * ] with respect to Collaboration Products [ * ] but in any event [ * ].

(d)Each Party shall remain directly responsible for all of its obligations under this Agreement that have been delegated, subcontracted or sublicensed to any of its Affiliates, sublicensees or subcontractors and shall ensure that such Affiliates, sublicensees and subcontractors comply with the terms and conditions of this Agreement.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed.

3.3Cytokinetics’ Retained Rights.  Cytokinetics and its Affiliates hereby retain:

(a)the rights to practice the Cytokinetics Technology and Cytokinetics’ interest in the Collaboration Intellectual Property to exercise its and their rights and perform its and their obligations under this Agreement, whether directly or through one or more licensees; and

(b)subject to Section [ * ], the exclusive rights to otherwise practice and license the Cytokinetics Technology and Cytokinetics’ interest in the Collaboration Intellectual Property outside the scope of the licenses granted to Astellas under Section [ * ].

3.4License to Cytokinetics.  Subject to the terms and conditions of this Agreement, Astellas hereby grants to Cytokinetics the following fully paid-up licenses [ * ]:

(a)under the Astellas Technology and Astellas’ interest in the Collaboration Intellectual Property to Research Other Skeletal Sarcomere Activators in the Field, in each case pursuant to the Research Plan during the Research Term, [ * ];

(b)under the Astellas Technology and Astellas’ interest in the Collaboration Intellectual Property to Develop the Compounds and Collaboration Products pursuant to the Development Plan, [ * ];

(c)under the Astellas Technology and Astellas’ interest in the Collaboration Intellectual Property to manufacture and have manufactured the Compounds and Collaboration Products pursuant to the Development Plan or Commercialization Plan as appropriate, [ * ];

(d)under the Astellas Technology and Astellas’ interest in the Collaboration Intellectual Property to Co-Promote the Collaboration Products in the Co-Promotion Territory (or Shared Territory, as applicable and as set forth in Section 9.6) pursuant to the Commercialization Plan upon Cytokinetics’ exercise of the Co-Promotion option under Section 9.6, [ * ];

(e)under the Astellas Technology and Astellas’ interest in the Collaboration Intellectual Property to Commercialize in the Shared Territory the Collaboration Products in any [ * ] Indication(s) [ * ];

(f)further subject to Section [ * ], under Astellas’ interest in the Collaboration Intellectual Property to research, develop, manufacture, have manufactured and commercialize [ * ] for uses in all Indications worldwide, [ * ]; and

(g)under the Astellas Technology and Astellas’ interest in the Collaboration Intellectual Property to perform Medical Affairs Activities for the Compounds and Collaboration Products in the Co-Promotion Territory (or Shared Territory, as applicable and as set forth in Article 10) pursuant to the Medical Affairs Plan, [ * ].

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed.

3.5No Implied Licenses; Negative Covenant.  Except as set forth herein, neither Party shall acquire any license or other intellectual property interest, by implication or otherwise, under or to any trademarks, Patent Rights, Know-How, or other intellectual properties owned or Controlled by the other Party. For clarity, the license granted to each Party under any particular Patent Rights or Know-How Controlled by the other Party shall confer exclusivity to the Party obtaining such license only to the extent the Party granting such license Controls the exclusive rights to such Patent Rights or Know-How. Neither Party shall, nor shall permit any of its Affiliates or sublicensees to, practice any Patent Rights or Know-How licensed to it by the other Party outside the scope of the license granted to it under this Agreement.

3.6[ * ].

(a)Except as set forth in Section [ * ] and subject to Sections [ * ] below, [ * ] Activators [ * ] for use in the [ * ] pursuant to this Agreement or the Collaboration.

(b)If either Party [ * ] and if such [ * ], as of the [ * ] such Party would [ * ] set forth in Section [ * ], then such Party shall [ * ] either (i) [ * ] of this Agreement, in which event [ * ] a Compound and/or Collaboration Product under this Agreement and subject to the terms and conditions hereunder and any [ * ] the Research, Development, Manufacture or Commercialization of [ * ], or (ii) [ * ]. Such Party’s [ * ] shall not be deemed [ * ] set forth in this Section 3.6; provided that such Party [ * ] under this Agreement and [ * ] the other Party [ * ] as used in this Section 3.6(b), means [ * ] by such Party [ * ].

(c)If [ * ] pursuant to Section [ * ] apply with respect to [ * ].

3.7Subcontractors.  Each Party shall have the right to engage subcontractors for purposes of conducting activities assigned to it under this Agreement and grant a limited sublicense to such Third Parties solely for the purpose of performing such activities, provided that any such subcontractor is bound by written obligations of confidentiality and non-use consistent with this Agreement [ * ] and has agreed to [ * ] that relate to any Compounds or Collaboration Products or their use, manufacture or sale, which [ * ] as appropriate. Each Party shall remain directly responsible for any obligations under this Agreement that have been delegated or subcontracted to any subcontractor, and shall be directly responsible for the performance of its subcontractors.

3.8365(n) Rights.  All rights and licenses granted under or pursuant to any section of this Agreement, including the licenses granted under this Article 3 and Section 14.3, are and will otherwise be deemed to be for purposes of Section 365(n) of the United States Bankruptcy Code (Title 11, U.S. Code), as amended (the “Bankruptcy Code”), licenses of rights to “intellectual property” as defined in Section 101(35A) of the Bankruptcy Code. Each Party will retain and may fully exercise all of its respective rights and elections under the Bankruptcy Code. Each Party agrees that the other Party, as licensee of such rights under this Agreement, will retain and may fully exercise all of its rights and elections under the Bankruptcy Code or any other provisions of applicable Law outside the United States that provide similar protection for “intellectual property.” Each Party further agrees that, in the event of the commencement of a

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed.

bankruptcy proceeding by or against such Party under the Bankruptcy Code or analogous provisions of applicable Law outside the United States, to the extent permitted by Law, [ * ] the Research and/or Development of the Compounds and/or Collaboration Products under this Agreement pursuant to the Research Plan and/or Development Plan, as appropriate, which, [ * ]. Additionally, upon request by the other Party, the bankruptcy Party shall [ * ].

Article 4
ADDITION OF NEUROMUSCULAR INDICATIONS TO DEVELOPMENT PLAN

4.1[ * ] Indications.

(a)Addition of [ * ] Indications.  The Parties may add one or more Retained Indication(s) to the Development Plan as [ * ] Indication(s) by mutual agreement. If a Party is interested in adding any such Retained Indication as [ * ] Indication, such Party shall notify the other Party and provide the other Party with [ * ] the Development Plan [ * ] for such Retained Indication, and the Parties shall confer and discuss such proposed addition. Such Retained Indication shall be added as [ * ] Indication [ * ] the Development Plan pertaining to the Development of [ * ] Activators in such Retained Indication. If such Retained Indication is added to the [ * ] Indications, such Indication shall cease to be a Retained Indication and the Parties shall [ * ] agreed by the Parties).

(b)Cytokinetics Co-Funding Option.  On [ * ] Activator-by-[ * ] Activator basis, Cytokinetics shall have [ * ] option to co-fund [ * ] (the “Cytokinetics Co-Funding Option”). Cytokinetics may exercise the Cytokinetics Co-Funding Option for a particular [ * ] Activator by providing a written notice of option exercise to Astellas at any time [ * ]Indication for such [ * ] Activator. Astellas shall provide Cytokinetics with [ * ].

(c)[ * ]. If: (i) [ * ] for a particular [ * ] Activator, or (ii) [ * ] for such [ * ] [ * ] with written notification [ * ] then in each case [ * ].

(d) “[ * ]” means, with respect to a particular [ * ] Activator, the [ * ], including, but not limited to, [ * ] regardless of the [ * ] pursuant to Section [ * ] in accordance with the Development Plan and [ * ] Indication(s) (including any [ * ], but excluding any [ * ] to generate the [ * ] for a particular [ * ] Activator in [ * ] Indications. For clarity, [ * ] shall include the [ * ] for such [ * ] Activator with the [ * ], regardless of [ * ], but shall exclude the [ * ] in the Shared Territory, or [ * ] for such [ * ] Activator in a [ * ] in the Astellas Territory. [ * ] shall include the [ * ] of the Compound and Collaboration Product [ * ] but shall exclude the [ * ] necessary for the [ * ].

4.2[ * ] Indications.

(a)Addition of [ * ] Indications.  [ * ] one or more [ * ] Indications to the Development Plan as [ * ] Indication(s) upon written notice to [ * ] Development activities for such Collaboration Product for such Indication, whereupon such Indication shall cease to be [ * ] Indication. In connection with [ * ] shall provide [ * ] the Development Plan (including the [ * ])

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed.

pertaining to the Development of [ * ] Activators in such Indication(s) and [ * ] the JDC. If the JDC [ * ] and if the [ * ] will have the [ * ].

(b)[ * ].  [ * ] shall have the right to [ * ] the [ * ] Indication [ * ] for such Indication (“[ * ]”). If [ * ] shall also be [ * ] Development activities for such Indication pursuant to Section [ * ] shall continue to [ * ], to the extent practicable [ * ] Development program, and [ * ] under the Development Plan) [ * ] Development work [ * ] including, but not limited to, the [ * ] pertaining to such Indication subject to [ * ] set forth in Article [ * ].  [ * ] with respect to any [ * ] Indication [ * ] at any of the [ * ]: (i) [ * ] (for any [ * ] Indication) [ * ] such Indication to the Collaboration under Section [ * ]; (ii) if applicable, [ * ] with respect to the [ * ] Development Plan pertaining to the Development of the [ * ] Activator in such Indication under Section [ * ] Development activities with respect to such Compound in such Indication; and/or (iii) if applicable, [ * ] with respect to the Development Plan and [ * ] Indication [ * ] the Development of [ * ] in such Indication under Section [ * ] for such Indication. [ * ] related Development work [ * ] the Development Plan [ * ]. To clarify, Section [ * ] of the [ * ] shall not apply for [ * ].

(c)“[ * ]” means with respect to a particular [ * ] Activator in [ * ] Indication, the [ * ], as well as any [ * ], but excluding any [ * ] shall include the [ * ] for [ * ] Activator with the [ * ], regardless of [ * ] but shall exclude the [ * ] in the Shared Territory, or [ * ] for [ * ] Activator in a[ * ] in the Astellas Territory, which [ * ] shall be [ * ].  [ * ] Indication [ * ] shall include the [ * ] but shall exclude the [ * ].

Article 5
RESEARCH

5.1General.  The Parties will continue to conduct their research collaboration to discover, identify, characterize and optimize Other Skeletal Sarcomere Activators in the Field pursuant to the Research Plan (the “Research Program”).

5.2Research Term. The term of such Research Program (the “Research Term”) shall commence on the January 1, 2020 as an extension to the research program under the Existing Agreement and end on December 31, 2020. The Research Term may be extended by the Parties’ mutual written agreement.

5.3Research Plan.  All Research activities under this Agreement shall be conducted pursuant to a comprehensive written Research plan for Astellas’ fiscal year during the Research Term (the “Research Plan”). The Research Plan shall allocate Research responsibilities between the Parties and shall set forth the objectives, activities and criteria for evaluation for such Research, as well as the timeline related thereto. The Research Plan shall also set forth the detailed budget for such Research activities, including a minimum of fifteen (15) Cytokinetics FTEs that Astellas shall support annually through December 31, 2020 (the “Cytokinetics Research FTEs”), the number of Astellas FTEs committed by Astellas during the Research Term and outsourced costs (the “Research Budget”). From time to time during the

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed.

Research Term, the JRC shall prepare updates and amendments, as appropriate, to the then-current Research Plan (including the Research Budget). In any event, the Research Plan for the forthcoming Astellas’ fiscal year shall be approved by [ * ] of the preceding year, provided that by [ * ] of each calendar year, the JRC shall agree upon a proposed budget for the following Astellas fiscal year with respect to costs other than for the Cytokinetics Research FTEs, and Astellas shall use good faith efforts to obtain internal approval for such proposed budget to become effective by [ * ]. The JRC shall have the right to approve updates and amendments to the Research Plan (including the Research Budget), provided that no amendment to the Research Plan (including the Research Budget) shall decrease the number of Cytokinetics Research FTEs supported by Astellas without Cytokinetics’ consent. Once approved by the JRC, such revised Research Plan shall replace the prior Research Plan. If the terms of the Research Plan contradict, or create inconsistencies or ambiguities with, the terms of this Agreement, then the terms of this Agreement shall govern.

5.4Conduct of Research. Each Party shall use Diligent Efforts to carry out the Research activities assigned to it in the Research Plan and shall conduct such activities in good scientific manner, and in compliance with all applicable Laws. Each Party shall keep the other Party reasonably informed as to its progress in the conduct of the Research Plan through meetings of the JRC. At least [ * ] Business Days before each JRC meeting, each Party shall submit to the JRC a written summary of its Research activities since its prior report. All [ * ] under the Research Plan will be [ * ], provided that neither Party will be required to [ * ] where it reasonably believes that [ * ].

5.5Research Records.  Each Party shall maintain complete, current and accurate records of all Research activities conducted by it hereunder, and all data and other information resulting from such activities. Such records shall fully and properly reflect all work done and results achieved in the performance of the Research activities in good scientific manner [ * ] to the extent [ * ]. After the Effective Date, upon reasonable request of [ * ] to be mutually agreed by the Parties, [ * ] that pertain to the Compounds and/or Collaboration Products or otherwise relate to the Research performed pursuant to the Research Plan [ * ] as described in the [ * ]  [ * ] shall be deemed Confidential Information [ * ].

5.6Research Plan Costs. Subject to this Section 5.6, Astellas shall be responsible for all the costs and expenses incurred by both Parties in performing the Research in accordance with the Research Plan (the “Research Plan Costs”) and shall reimburse Cytokinetics for the Research Plan Costs incurred by or on account of Cytokinetics in accordance with the Research Budget pursuant to Section 11.2. Research Plan Costs that are incurred by Cytokinetics and subject to reimbursement by Astellas shall include the costs of [ * ] set forth in the Research Plan, and [ * ]. During any given Astellas fiscal year, Astellas shall not be responsible for reimbursement of (i) any [ * ]; or (ii) any [ * ] the applicable Research Budget.

5.7Other [ * ].  Each Party shall have the right to [ * ] the Research Plan solely for the purpose of [ * ], provided that such activities shall [ * ], and neither Party shall have the right to [ * ] the other Party or [ * ] the other Party in connection therewith.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed.

5.8Research Project Team. The Parties will establish a research project team (the “Research Project Team”) that will be responsible for managing, reviewing and implementing the performance of the day to day activities of both Parties for all stages of the Research Program, including review and decision making regarding lead optimization, safety evaluation, structural biology, computational chemistry and pharmacology. Each Party will have representation on the Research Project Team throughout the Research Program. The Research Project Team shall be subordinate to and governed by the JRC.

Article 6
DEVELOPMENT

6.1General. Subject to the terms and conditions of this Agreement, the Parties will collaborate with respect to the Development of the Compounds and Collaboration Products in the Collaboration Indications for Regulatory Approval under the direction of the JDC and pursuant to the Development Plan, as set forth in more details below.  The Parties intend to pursue Development of the Compounds and Collaboration Products broadly across an array of Indications.

6.2Development Plan.

(a)The Development of the Compounds and Collaboration Products under this Agreement (the “Development Program”) shall be conducted pursuant to a comprehensive written Development plan (the “Development Plan”). The Development Plan for each Compound and corresponding Collaboration Products shall set forth the timeline and details of: (i) all preclinical and clinical Development activities to be conducted by the Parties as necessary to generate data sufficient to meet the requirements for Marketing Approval of such Compound and corresponding Collaboration Products for each of the Indications as agreed by the Parties and set forth in the Development Plan; (ii) the protocol synopsis for each clinical trial included in such Development Plan; (iii) a Manufacturing plan; and (iv) any other Development activities that the Parties agree to pursue in collaboration for such Compound and corresponding Collaboration Products. The Parties agree that: (A) the Development Plan will contain detailed plans for at least [ * ] covered by the Development Plan, and summary plans for periods thereafter, and (B) the budget associated with such Development Plan shall be subject to the approval process set forth in Section 6.2(b). The Development Plan shall include a coordinated development and regulatory strategy, including the Parties’ respective roles in the development of each Collaboration Product and the countries in which Development of Collaboration Product will occur. The Development Plan shall also set forth: (1) a detailed budget of the Development activities to be [ * ]; (2) if Cytokinetics has exercised the Cytokinetics Co-Funding Option for a Collaboration Product and [ * ] for such Collaboration Product, a detailed budget for [ * ] of such Collaboration Product in the [ * ] Indications (the “[ * ]”); and (3) if [ * ] Indication [ * ] the Collaboration and [ * ] for such [ * ] Indication, a detailed budget for such [ * ] Indication Development Work (the “[ * ] Indication Development Budget”). Upon the other Party’s reasonable request, each Party shall [ * ] Development activities under the Development Plan. The [ * ] shall be included in the Development Plan and [ * ] shall be subject to JDC approval.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed.

(b)The JDC shall update the Development Plan (including [ * ], as applicable) at least annually, with such annual update to be finally approved no later than [ * ] of the preceding Astellas’ fiscal year, provided that [ * ] Indication [ * ] subject to the [ * ] the JDC (and [ * ] Indication [ * ] after [ * ] for such Indication. By [ * ] of each calendar year, [ * ] Development activities are [ * ] the updated Development Plan, the JDC shall agree upon a proposed [ * ] for the following Astellas fiscal year. Astellas shall use good faith efforts to [ * ]. From time to time during the Term, the JDC shall prepare amendments, as appropriate, to the then-current Development Plan (including [ * ], as applicable), including adding additional Compounds and Collaboration Products as well as additional Indications added to the Collaboration pursuant to Article 4. The JDC shall have the right to approve updates and amendments to the Development Plan (including [ * ], as applicable), provided that [ * ] subject to the [ * ] the JDC (and [ * ] for such Indication. Once approved by the JDC, such revised Development Plan shall replace the prior Development Plan.

(c)If the terms of the Development Plan contradict, or create inconsistencies or ambiguities with, the terms of this Agreement, then the terms of this Agreement shall govern.

6.3Allocation of Development Responsibilities.  The Development Plan shall allocate Development responsibilities of the Compounds and Collaboration Products between the Parties as follows:

(a)Astellas Responsibilities. Subject to Sections 6.3(b), 6.3(c) and 6.3(d) below, Astellas shall be primarily responsible for the Development of [ * ] Activators and corresponding Collaboration Products: (A) in the Licensed Indications and [ * ] Indications throughout the world; (B) in [ * ] Indications for [ * ] in the Shared Territory and [ * ] Development activities in Astellas Territory; and (C) and [ * ] Indications unless Astellas [ * ] the conduct of such [ * ] or as otherwise set forth in Article [ * ], in each case pursuant to the Development Plan. While it is contemplated that Cytokinetics shall be responsible for the Phase 1 Work and Early Stage Work as described in subsection (b) below, the JDC may allocate to Astellas specific clinical and non-clinical activities to be conducted in parallel with the Phase 1 Work and/or Early Stage Work [ * ].

(b)Cytokinetics Responsibilities. Notwithstanding Section 6.3(a), Cytokinetics shall be responsible for the conduct of:

(i)the Phase 1 Clinical Trials of the Compounds (including [ * ] but excluding [ * ] Development activities in the Astellas Territory) and Phase 2 readiness activities in Licensed Indications (including [ * ] but excluding any activities allocated to Astellas pursuant to subsection (a) above) pursuant to the Development Plan through the initiation of the first Phase 2 Clinical Trial for each Compound in Licensed Indications (the “Phase 1 Work”);

(ii)the Development activities for the Compounds in [ * ] Indications prior to [ * ] (but excluding any [ * ] Development activities in the Astellas Territory) (the “Early Stage Work”), and, subject to the Parties’ mutual agreement, in Licensed Indications;

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed.

(iii)other Development activities for the Compounds in [ * ] Indications allocated to Cytokinetics by the JDC, taking into consideration [ * ] of the Collaboration and [ * ];

(iv)all Development activities for [ * ] Activators in [ * ]Indications to generate [ * ] for such Compounds in such Indications (the “[ * ] Indication Development Work”), including [ * ] (to the extent provided in Article [ * ]) in connection with such Development activities but excluding [ * ] for any [ * ] Indication [ * ] and [ * ]; and

(v)other Development activities under the Development Plan [ * ].

(c)Development in [ * ] Indications.

(i)Notwithstanding Section [ * ] shall have the right, but not the obligation, to conduct Development activities for Compounds and Collaboration Products in [ * ] Indication(s) [ * ] as set forth in this Section 6.3(c) (“[ * ] Indication Development”).

(ii)[ * ] and shall not be subject to the [ * ] set forth in Section [ * ].  [ * ] shall have the right, but not the obligation, to [ * ] Compounds and Collaboration Products [ * ] Indication pursuant to subsections (iv) through (vi) below.

(iii)In addition to [ * ] as set forth in subsection (ii) above, [ * ] Development Plan [ * ] Development activities for one or more Collaboration Products for [ * ] Indication, [ * ] Development activities for such Indication [ * ] the Development Plan [ * ] Development in such Indication in accordance with the Development Plan, [ * ] such Indication as a [ * ] Indication. Upon [ * ] such Indication [ * ] Indication, provided that, in [ * ] Development in such Indication under the Development Plan will [ * ] the Development and/or Commercialization of Compound and Collaboration Product in Indications [ * ] Developed and/or Commercialized [ * ] pursuant to the Development Plan and/or Commercialization Plan.

(iv)[ * ] Indication Development, [ * ] a reasonably [ * ].  [ * ] by the JDC, such [ * ] the Development Plan and such [ * ] Indication Development shall be conducted pursuant to such plan. If such [ * ] Indication is not already [ * ] Indication, it shall then be designated as either [ * ] Indication or [ * ] Indication, as appropriate.

(v)[ * ] Indication Development as part of the regular JDC reporting cycle. Following the [ * ] Indication Development for a Compound and corresponding Collaboration Product in a [ * ] Indication Development as well as the [ * ] Indication Development for such Collaboration Product [ * ] as well as the [ * ] the Development of such Compound or Collaboration Product in such Indication [ * ]; provided that if such [ * ] Indication is [ * ] as set forth in Section [ * ].

(vi) [ * ] such Development work, then (A) [ * ] Indication Development [ * ] as set forth in Section [ * ]; (B) [ * ] such Compound and Collaboration Product in such Indication as set forth in Section [ * ]; and (C) all [ * ] Development in such [ * ] Indication shall

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed.

be subject to the [ * ] under this Agreement applicable to the Development for [ * ] Indications other than [ * ] Indication, and the [ * ] the Development Plan and Cytokinetics Development Budget to include such continued Development work in such [ * ] Indication, including allocation of the Parties’ respective responsibilities for [ * ] Development work (i.e., the Parties’ respective activities in [ * ]).

(vii)[ * ] such Development work, then such Compound and Collaboration Product will [ * ] Indication; provided that if the Development of such Compound or Collaboration Product in such [ * ] Indication [ * ] or otherwise by the Parties, then Section [ * ] shall apply.

(d)Development in [ * ] Indications; Lead Party Responsibilities. Subject to [ * ] the Development of [ * ] Activators in [ * ] Indications, for as long as [ * ] such Development, the Parties [ * ] with respect to Development activities for [ * ] Indications, except that:

(i)Cytokinetics shall lead all [ * ] Indication Development Work, including [ * ] (to the extent provided in Article [ * ]) in connection with such Development activities, to generate [ * ] in the Shared Territory. Subject to Section 6.3(d)(iii), Astellas shall lead all [ * ] Indication Development Work, including all [ * ] (to the extent provided in Article [ * ]) in connection with such Development activities, pertaining to [ * ] in the Shared Territory and [ * ] in the Astellas Territory. For clarity, [ * ] for such Indication [ * ] such Indication and [ * ].

(ii)Notwithstanding anything to the contrary, including Section [ * ], the Party designated to lead certain [ * ] Indication Development Work (which includes [ * ] and, to the extent provided in Article [ * ] in connection with such Development activities) shall have the right to make decisions concerning the operation of such activities without the approval of the JDC as far as such activities are being conducted under the Development Plan (but shall keep the JDC reasonably informed on its conduct of such activities, at a level of detail reasonably requested by the other Party, as part of the regular JDC reporting cycle); and

(iii)In the event that [ * ] further right to [ * ] Indication Development Work for such Indication [ * ] shall have the [ * ] Indication [ * ], provided, however, that [ * ] shall consider in good faith [ * ] with respect to the [ * ] shall keep the JDC reasonably informed on its conduct of such Development activities at a level of detail [ * ] as part of the regular JDC reporting cycle.

6.4Development Costs.

(a)General.  Except as set forth in Sections 6.4(b), (c) and (d) below, Astellas shall be solely responsible for all Development Costs incurred by or on behalf of either Party in performing Development activities under the Development Plan, and shall reimburse Cytokinetics for Development Costs incurred by Cytokinetics as set forth in Section 11.3(a), to the extent [ * ].

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed.

(b)Development Costs for [ * ] Indication Development.  [ * ] the Development Costs incurred by or on behalf of [ * ] Indication Development (the “[ * ] Indication Development Costs”); provided that if [ * ] the Development of any Compound or Collaboration Product in any [ * ] Indication that were the [ * ] Indication Development after [ * ] as set forth in Section [ * ]. The Development Costs incurred by either Party in the continued Development in such Indication [ * ] Indication Development shall be [ * ] as set forth in Section [ * ] above.

(c)Development Costs in [ * ] Indications.  If [ * ] with respect to a [ * ] Activator and subject to the [ * ] set forth in Section [ * ] for such [ * ], to the extent [ * ] Budget as approved by the JDC [ * ].  [ * ] pursuant to Section [ * ].  [ * ] Development Costs for the [ * ] Indications.

(d)Development Costs in [ * ] Indications.  For all [ * ] Indications, subject to the [ * ] set forth in Section [ * ] Development Costs, provided that [ * ] Development Budget as approved by the JDC [ * ].  [ * ] pursuant to Section [ * ]. [ * ] Development Costs for [ * ] Indications, including the [ * ] Development activities [ * ] in the Shared Territory and [ * ] in Astellas Territory for [ * ] Activators in [ * ] Indications.

6.5Diligence.

(a)Each Party shall use Diligent Efforts to conduct the Development activities assigned to it under the Development Plan. Without limiting the foregoing, [ * ]:

(i)[ * ] set forth in the Development Plan; and

(ii)[ * ] (i.e., a [ * ] Activator) and [ * ] Activator) [ * ]). If [ * ] for a particular [ * ] at any time after the [ * ] immediately following the [ * ] will be deemed to [ * ] pursuant to Section [ * ] with respect to Compounds and Collaboration Products [ * ], provided that [ * ]. In such event, Section [ * ] shall apply with respect to [ * ] shall no longer apply with respect to [ * ].

(b)[ * ] Compound or Collaboration Product if: (i) [ * ] such Compound or Collaboration Product are [ * ] Development Plan in a [ * ] such Compound or Collaboration Product, and [ * ] in accordance with the Development Plan; or (ii) [ * ] such Collaboration Product.

(c)In the event of [ * ] Compound or Collaboration Product [ * ], the Parties shall [ * ]. In the event the [ * ] shall be subject to [ * ] in accordance with [ * ] set forth in Section [ * ].

(d)Without limiting [ * ] set forth herein, [ * ] the Development of the Compounds. [ * ] Compound [ * ] Indication [ * ] shall have the right (but not the obligation) to [ * ] Indication [ * ] Indication and [ * ] Compound [ * ] Indication in accordance with Section [ * ].  [ * ] such Development [ * ] Indication shall [ * ] under Section [ * ].

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed.

(e)Without limiting [ * ] set forth herein, [ * ] Activators for Development [ * ] Indications, and [ * ] Activators for Development [ * ] Indication(s).  [ * ] pertaining to the [ * ] Activators, [ * ] Development activities [ * ] Activator [ * ] Indication, then:

(i)[ * ] Activators with respect to [ * ] Indications [ * ] Indications [ * ];

(ii)[ * ] Activators [ * ] Indications [ * ] notwithstanding Section [ * ] Indications [ * ] provided that [ * ] Development activities for a [ * ] Activator [ * ] Indication [ * ] Development under the Development Plan [ * ] Activator in any [ * ] Indication or any [ * ] Indication under this Agreement; and

(iii)[ * ] the Collaboration relating to [ * ] Activators [ * ] with respect to [ * ] Indications.  [ * ] Activators in the [ * ] Indications in accordance with this Section 6.5(e).

6.6Advancement to Phase 2.

(a)Cytokinetics will be the Party responsible for the Phase 1 Work as described in Section 6.3(b)(i). In connection therewith, Cytokinetics will: (i) hold the applicable Compound INDs; (ii) be the lead Party interacting with the Regulatory Authorities on matters pertaining to the Development of such Compounds and Collaboration Products; and (iii) Manufacture and supply such Compounds and Collaboration Products for use in such Development activities. Cytokinetics shall provide the JDC with the data and results from the Phase 1 Work on an ongoing basis. Concurrently with Cytokinetics’ conduct of the Phase 1 Work, the Parties, through the JDC, shall jointly plan for the initiation of the first Phase 2 Clinical Trial for such Compound by agreeing on the initial Indication to be pursued, drafting the study protocol and related documents and planning for the conduct of such Clinical Trial.

(b)For [ * ], promptly following completion of the Phase 1 Work (including any additional Phase 1 Clinical Trials, PK studies, formulation work or meetings with Regulatory Authorities that may be added through amendments to the Development Plan) by Cytokinetics, and other Phase 2a enabling studies conducted by Astellas in parallel with Phase 1 Work (including any additional studies or meetings with Regulatory Authorities that may be added through amendments to the Development Plan) and in any event, [ * ] the JDC will determine whether or not to advance such Compound into a Phase 2 Clinical Trial [ * ]. Astellas may conduct Phase 2 enabling studies for such Compound in accordance with the Development Plan prior to and following the [ * ].  [ * ] in accordance with the Development Plan [ * ] as determined by the JDC (e.g., [ * ].  [ * ] from the applicable [ * ] if the JDC determines that such [ * ] Compound into the first Phase 2 Clinical Trial [ * ], provided that [ * ] described in the Development Plan.  If the JDC does not decide to advance such Compound into a Phase 2 Clinical Trial [ * ], Cytokinetics will have the option to advance such Compound into a Phase 2 Clinical Trial [ * ].

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed.

6.7Development Records. Each Party shall maintain complete, current and accurate records of all Development activities conducted by it hereunder, and all data and other information resulting from such activities. Such records shall fully and properly reflect all work done and results achieved in the performance of the Development activities in good scientific manner [ * ]. Each Party shall document all non-clinical studies and clinical trials in formal written study reports according to applicable Laws and national and international guidelines (e.g., ICH, GCP, GLP, and GMP). Each Party shall have the right to review and copy such records maintained by the other Party at reasonable times and to obtain access to the original [ * ].

6.8Data Exchange and Development Reports.  In addition to adverse event and safety data reporting obligations pursuant to Section 7.5, each Party shall promptly provide the other Party with copies of all data and results generated by or on behalf of such Party in the course of performing the Development hereunder (including final reports), and including, in each case of data arising from clinical trials, [ * ] as the JDC may agree from time to time. The Party receiving such data shall have the right to use and reference such data to perform its obligations or to exercise its rights under this Agreement, including as set forth in Section 7.1(f). Each Party shall provide the JDC with regular reports detailing its Development for the Collaboration Products, and the results of such Development at each regularly scheduled JDC meeting. The Parties shall discuss the status, progress and results of each Party’s Development at such JDC meetings.

6.9Advisory Panels; Medical Education Activities.  The Development Plan may also provide for advisory panels with key opinion leaders with respect to the Development of Collaboration Products to be held by one or both Parties. The Party organizing the advisory panel shall give the other Party written notice at least [ * ] in advance of any such advisory panel meetings, and the other Party shall have the right to attend such meetings. If the Parties agree to conduct non-promotional medical education activities and the JMAC has not been established at that time, the Parties shall conduct non-promotional medical education activities as part of the Development Activities under the Development Plan and under the oversight of the JDC, and [ * ] in connection therewith shall [ * ] provided that, if for any Collaboration Product, [ * ] such medical education activities [ * ] medical education activities for such Collaboration Product, then [ * ] shall have the right to conduct such medical education activities for such Collaboration Product under the JDC’s oversight, and, [ * ] such medical education activities shall be: (a) [ * ] medical education activities for such Collaboration Product under the Development Plan and (b) [ * ] such activities.  If the non-promotional medical education activities [ * ] Compounds, the Parties shall discuss in good faith an appropriate [ * ] each Party.  Nothing in this Section 6.9 will [ * ] scientific and/or medical conferences, or [ * ] continuing medical education activities [ * ] Compounds.

6.10Development Project Team. The Parties will establish a project team for each Compound (the “Development Project Team”) at the time JRC decides to initiate IND-enabling studies for such Compound.  The Development Project Team will be responsible for managing, reviewing and implementing the performance of the day to day activities of both Parties for all

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed.

stages of the Development Program for such Compound, including review and decision making regarding CMC, toxicology, clinical trial designs and regulatory filings and strategy. Each Party will have representation on the Development Project Team for the rest of the Development Program. The Development Project Team shall be subordinate to and governed by the JDC (except with respect to CMC issues, with respect to which the Development Project Team will be subordinate to and governed by the JMC).

Article 7
REGULATORY

7.1Regulatory Responsibilities.

(a)The Development Plan shall set forth the regulatory strategy for seeking Marketing Approval for the Compounds and Collaboration Products by the FDA, EMA and other Regulatory Authorities in [ * ] as agreed upon by the Parties. [ * ] Development under the Development Plan (including the [ * ] Development), [ * ] necessary to obtain and maintain Regulatory Approval of the Compounds and Collaboration Products in the Collaboration Indications throughout the world, which activities shall be conducted using Diligent Efforts and in accordance with the regulatory strategy set forth in the Development Plan. For the Development Plan, the regulatory strategy will be set by Astellas except where [ * ]; in such case [ * ]. For the Development Plan, Cytokinetics will set the regulatory strategy for [ * ] except when [ * ] in the Shared Territory [ * ] for [ * ] Indications [ * ] in the Shared Territory, and Astellas will set the regulatory strategy for [ * ] Indications for the Astellas Territory. Except where [ * ] regulatory activities related to [ * ].

(b)Cytokinetics shall hold the applicable Compound IND during the conduct of the Phase 1 Work and, if applicable, Early Stage Work. Prior to the [ * ], Cytokinetics shall transfer the applicable Compound IND [ * ] to Astellas, unless the JDC [ * ] as set forth in Section 6.3(b)(iii), in which case Cytokinetics shall continue to hold the applicable Compound IND and Regulatory Materials related to such Development work.

(c)[ * ] Regulatory Materials for [ * ] Activators for [ * ] Indication to support the Development of such Compound in such Indications in the Shared Territory. If [ * ] Activator for [ * ] Indication or [ * ] Indication [ * ] Indication. [ * ] regulatory strategy in the Development Plan for [ * ] (but excluding [ * ] in the Shared Territory [ * ]) for such [ * ] Indications [ * ] in the Shared Territory. If [ * ] Indication, [ * ] regulatory activities related to [ * ] Activators for such Indication. If [ * ] the right to [ * ] a Collaboration Product in the Shared Territory [ * ] as set forth in Section [ * ] shall have the right to [ * ] pertaining to such Collaboration Product in the Shared Territory [ * ].

(d)In addition, [ * ] shall be responsible for [ * ] regulatory activities related to [ * ] Development (including [ * ] applicable Regulatory Authorities) until the JDC [ * ] the Development of [ * ] Indication under Section [ * ].

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed.

(e)[ * ] in connection with [ * ] under Sections 7.1(b), (c), and (d) will be [ * ] Indication [ * ] Indication [ * ], as applicable.

(f)Astellas hereby grants Cytokinetics and its Affiliates and (sub)licensees the right to reference any IND and other Regulatory Materials Controlled by or on behalf of Astellas or its Affiliates for use in the Development by Cytokinetics in accordance with this Agreement, and Cytokinetics hereby grants Astellas, its Affiliates and sublicensees the right to reference any IND for Compounds and/or Collaboration Products and other Regulatory Materials Controlled by or on behalf of Cytokinetics or its Affiliates for use in the Development by Astellas, its Affiliates and sublicensees in accordance with this Agreement. Each Party hereby grants the other Party the right to use any data resulting from such Party’s activities under this Agreement to perform its obligations or to exercise its rights under this Agreement. Each Party may file its own IND(s) and other Regulatory Materials for each [ * ] Activator to support its Development work under this Agreement, which may cross reference the other Party’s IND(s) and other Regulatory Materials for such [ * ] Activator.

(g)Except as set forth in Sections 7.1(b), (c) and (d) above and otherwise agreed in writing by the Parties, [ * ] shall be responsible, [ * ] for the Collaboration Products [ * ]. Without limiting the foregoing:

(i)Astellas shall file its own IND(s) for the Development of the Compound(s) for the activities allocated to it under the Development Plan and Astellas shall have the right to cross reference the applicable Compound IND(s) if necessary.

(ii)Astellas shall hold IND(s) and other Regulatory Materials for [ * ] Activators for each [ * ] Indication to support the Development of such Compound in such Indication in the Astellas Territory, and Astellas shall [ * ] for such Indication in the Astellas Territory.

(iii)[ * ] shall be responsible for regulatory activities related to [ * ] Activators for each [ * ] Indication, unless [ * ] for such Indication.

7.2Cooperation.  Each Party shall cooperate reasonably with the other Party with respect to key regulatory activities relating to the Compounds and Collaboration Products, shall provide such other Party with all reasonable assistance in the preparation and filing of Regulatory Materials relating to the Compounds and Collaboration Products, and shall keep such other Party reasonably and timely informed of its preparation and submission of all Regulatory Materials relating to the Compounds and Collaboration Products and the Regulatory Authorities’ review of such Regulatory Materials. Without limiting the foregoing, each Party:

(a)shall consult with the other Party through the JDC or JCC, as applicable, regarding regulatory matters pertaining to [ * ] Regulatory Materials [ * ] relating to the Compounds and Collaboration Products, including plans, strategies, filings, reports, updates and supplements in connection therewith. As used herein, “[ * ] Regulatory Materials” means IND and MAA filings, [ * ] or materials that: (i) are [ * ] a Regulatory Authority; (ii) contain [ * ] such Regulatory Authority; (iii) contain [ * ] to such Regulatory Authority; or (iv) [ * ] the relevant Compound or Collaboration Product or its Development or Commercialization;

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed.

(b)shall provide the other Party with drafts of any [ * ] Regulatory Materials for the Compounds and Collaboration Products to be submitted by such Party to the Regulatory Authority in [ * ] days prior to submission for review and comment (or if [ * ] such as in the event of [ * ] by Regulatory Authority that [ * ] but in no event in a manner that would [ * ] such reporting or response), and shall consider in good faith any comments received from the other Party;

(c)shall provide the other Party with copies of [ * ] Regulatory Materials ([ * ] (as defined below)) submitted to the Regulatory Authority [ * ] for each calendar month as well as copies of [ * ] correspondence [ * ] received from the Regulatory Authority [ * ] pertaining to the Compounds and Collaboration Products for [ * ] Business Days [ * ].  [ * ] to a Regulatory Authority that: (i) is [ * ] from a Regulatory Authority or is in response to an administrative request or inquiry from a Regulatory Authority; (ii) contains [ * ] provided to such Regulatory Authority; (iii) contains [ * ] to such Regulatory Authority; (iv) [ * ] the receiving Regulatory Authority [ * ] to the relevant Compound or Collaboration Product or its Development or Commercialization; and (v) is required by Laws to be periodically filed to an existing IND or MAA. [ * ] includes correspondence such as [ * ], notifications and non-substantive amendments, but excludes all [ * ]; and

(d)shall provide the other Party written minutes or other records of any oral key discussions (such as Type A, Type B and Type C meetings in the U.S. and foreign similar or equivalent meetings) with the Regulatory Authority [ * ] pertaining to the Compounds and Collaboration Products promptly after any such discussion.

For purpose of Section 7.2, the Parties shall establish a direct line of contact between the persons responsible for the overall regulatory strategies and activities for the Collaboration Products within each Party.

If any [ * ] to be provided under Section [ * ] was originally [ * ] the providing Party shall provide [ * ] to the receiving Party at the [ * ] except the case where such Party reasonably believes such [ * ] such as in the event of [ * ] by Regulatory Authority that [ * ].

7.3Meetings with Regulatory Authorities. Each Party shall provide the other Party with at least [ * ] days advance notification of key in-person meeting or teleconference (such as [ * ] in the U.S. and foreign similar or equivalent meetings) with the Regulatory Authorities [ * ] that relates to the Development of the Compounds and Collaboration Products under the Development Plan. Such other Party shall have the right, but not the obligation, to have its representatives attend (but, unless otherwise requested by the Party responsible for such meeting, not participate in) such meetings.

7.4Product Complaints. Each Party shall be responsible for handling product complaints (except for those covered by Section 7.5 below) arising pursuant to its Development of the Compounds and Collaboration Products in compliance with all applicable Laws. Each Party shall promptly provide the other Party with written notice of any such product complaint received by such Party and arising pursuant to its Development. Upon request of either Party,

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed.

the Parties shall convene a meeting to discuss such product complaint and collaborate to resolve any such product complaint. Astellas shall be responsible for handling product complaints (except for those covered by Section 7.5 below) relating to marketed Collaboration Products in compliance with all applicable Laws.

7.5Adverse Events Reporting.  If applicable, at least [ * ] prior to the [ * ] Development [ * ] Development or as otherwise may be required to satisfy regulatory requirements, the Parties shall enter into a pharmacovigilance agreement setting forth the worldwide pharmacovigilance procedures for the Parties with respect to the studies for the Collaboration Products (the “Pharmacovigilance Agreement”). The Pharmacovigilance Agreement shall be in accordance with, and enable the Parties to fulfill, local and national regulatory reporting obligations under applicable Laws. The Parties shall discuss and agree on the update of the Pharmacovigilance Agreement to include obligations related to Commercialization of the Collaboration Products prior to Regulatory Approval in any given territory.

7.6Notification of Threatened Action. Each Party shall immediately notify the other Party of any information it receives regarding any threatened or pending action, inspection or communication by any Regulatory Authority, which may affect the safety or efficacy claims of any Collaboration Product or the continued marketing of any Collaboration Product. Upon receipt of such information, the Parties shall promptly consult with each other in an effort to arrive at a mutually acceptable procedure for taking appropriate action.

7.7Remedial Actions. Each Party shall notify the other immediately, and promptly confirm such notice in writing, if it obtains information indicating that any Collaboration Product may be subject to any recall, corrective action or other regulatory action with respect to the Collaboration Product taken by virtue of applicable Law (a “Remedial Action”). The Parties shall fully assist each other in gathering and evaluating such information as is necessary to determine the necessity of conducting a Remedial Action. Each Party shall (and, in case of Astellas, shall ensure that its Affiliates and sublicensees shall) maintain adequate records to permit the Parties to trace the Manufacture, distribution and use of the Collaboration Products. Astellas shall have sole discretion with respect to any matters relating to any Remedial Action, including the decision to commence such Remedial Action and the control over such Remedial Action, at its cost and expense.

7.8Collaboration Products [ * ].  Notwithstanding anything to the contrary in this Article 7, in the event that [ * ] Collaboration Product in the Shared Territory [ * ] pursuant to Section [ * ], then Sections [ * ] (with the Parties’ [ * ]) to such Collaboration Product in the Shared Territory [ * ].

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed.

Article 8
MANUFACTURING AND SUPPLY

8.1General.  The Manufacture of the Compounds and Collaboration Products, including all process and formulation development in connection therewith, including CMC Activities, shall be overseen and coordinated by the JMC and conducted pursuant to the Manufacturing plan included in the Development Plan and the Commercialization Plan. At each regularly scheduled JMC meeting, each Party shall provide the JMC with reports summarizing its Manufacturing activities and the results of such activities and [ * ] Compound and Collaboration Product [ * ] such Party under this Agreement [ * ]. The Parties acknowledge that it is in the Collaboration’s interest that, for each Collaboration Product under Development, the clinical trial materials for Development be made with the same process under the JMC’s oversight.

8.2Transfer of Manufacturing Know-How to Astellas.

(a)Technology Transfer. The Parties intend that [ * ] the Manufacture of the Compounds and Collaboration Products (including the Compounds and Collaboration Products [ * ]). To this end, promptly following the [ * ] or at the timing agreed by the JMC but in any event [ * ] the Compounds and Collaboration Products for the [ * ] and provided that the [ * ] Development of such [ * ], the JMC shall establish the procedures for Cytokinetics to effect the transfer to Astellas of the Cytokinetics Know-How that is then being used by Cytokinetics or its Third Party manufacturer in the Manufacture of such Compound and Collaboration Product, to the extent such Cytokinetics Know-How is not already in Astellas’ possession. Cytokinetics shall conduct such technology transfer as soon as practicable in accordance with such procedures, [ * ].

(b)Assistance.  In connection with the transfer of Know-How under this Section 8.2, Cytokinetics shall provide reasonable technical assistance at Astellas’ request [ * ]. Such technical assistance shall be included as an element of the Development Plan [ * ].

8.3[ * ] Supply. Subject to Sections [ * ] shall be responsible, itself and/or through Affiliates or Third Party contract manufacturers, for the Manufacture and supply of [ * ] Compounds and Collaboration Products for use [ * ] in the Development and Commercialization under this Agreement, [ * ].

8.4[ * ] Supply.

(a)Notwithstanding Section [ * ], (i) [ * ] shall Manufacture and supply the [ * ] as agreed by the JMC, under the Development Plan and the [ * ] associated therewith will be [ * ], (ii) [ * ] shall have the right, but not the obligation, to Manufacture and supply the Compounds and Collaboration Products to conduct [ * ] Development as set forth in [ * ], and (iii) if [ * ] Activator in [ * ] Indication, [ * ] have the obligation, and [ * ] shall have the right, to Manufacture and supply such Compound and related Collaboration Product for use in the Development and Commercialization of such Compound and Collaboration Product in such Indication.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed.

(b)With respect to [ * ] Development, [ * ] shall have the right to elect to either (i) [ * ] the applicable Compounds and Collaboration Products [ * ] Development if (a) [ * ] [ * ] Manufacturing [ * ] such Compounds and Collaboration Products for [ * ] under the Development Plan or the Commercialization Plan, to be provided [ * ]; or (ii) [ * ] such Compound and/or Collaboration Products [ * ] in which event, [ * ] then being used by [ * ] the Manufacture of the Compounds and Collaboration Products to the extent necessary or useful for [ * ] Manufacture such Compounds and Collaboration Products. Promptly following [ * ] Development and provided that (x) the JDC [ * ] has determined to [ * ] in accordance with Section [ * ] and (y) [ * ] Manufactures or has Manufactured such Compound and/or Collaboration Products [ * ] for such Development work, the JMC shall [ * ] that is then being used [ * ] such Compound and such Collaboration Product, to the extent [ * ] is not already [ * ].  [ * ] as soon as practicable in accordance with [ * ]. In connection with the [ * ] under this Section 8.4, [ * ].  [ * ] shall be included [ * ] the Development Plan and [ * ].

(c)With respect to [ * ] Activator in [ * ] Indication, where [ * ] such Indication if [ * ] Manufacture and supply such Compound and related Collaboration Product for use in the Development and Commercialization of such Compound and Collaboration Product in such Indication, or if [ * ] Manufacture and supply [ * ] such Compound and Collaboration Product for such use, then such Party shall promptly notify the other Party, and [ * ] then being used [ * ] Manufacture of such Compound and Collaboration Product to the extent [ * ] Manufacture such Compound and Collaboration Product, [ * ] Manufacture and supply [ * ]such Compound and Collaboration Product [ * ]. [ * ] and for any [ * ] to the extent [ * ] to the extent that it [ * ] Development [ * ] Indication(s) and/or [ * ] Indication(s).

(d)If the Parties mutually agree, [ * ] Manufacture and supply, and [ * ], such Collaboration Product for use in the Development and Commercialization of such Collaboration Product in such Indication. In such event, [ * ] such Collaboration Product to the extent [ * ] Manufacture and supply under this Agreement (e.g., if Astellas is compensated for such Manufacture and supply [ * ]), and shall have [ * ] as set forth in Section [ * ].

(e)If [ * ] (e.g., to [ * ] Compound or Collaboration Product or the Manufacture of a Compound or Collaboration Product) and [ * ] under Section [ * ]shall have the right to [ * ] and under the Development Plan. If [ * ] and the Parties [ * ] Compound or Collaboration Product for a [ * ] Indication [ * ] by the Parties or [ * ] (i.e., [ * ] Indication or [ * ] Indication, as applicable) of the Development [ * ] in connection with [ * ].

8.5Manufacturing Records.  Each Party shall promptly provide the other Party, upon its reasonable request for the purpose of this Agreement, copies of the Manufacturing records (including specifications, protocols, batch records, master batch records and other CMC Information) maintained by the first Party, its Affiliates or Third Party contractors pertaining to Compounds and Collaboration Products for such other Party’s use in connection with the Manufacture of the Compounds and/or Collaboration Products under this Agreement (and in the case of [ * ]). Each Party hereby grants the other Party the right to reference (and have referenced by its contract manufacturer) the Drug Master Files, if any, maintained by the first Party, its Affiliates or Third Party contractors pertaining to Compounds

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed.

and Collaboration Products for such other Party’s use in connection with the Manufacture of the Compounds and/or Collaboration Products under this Agreement (and in the case of [ * ]).  For as long as [ * ] Manufacture any Collaboration Product pursuant to Section [ * ] shall have the right to [ * ] such Collaboration Product [ * ] (it being understood such [ * ] the Collaboration Product so long as [ * ]), upon reasonable request by [ * ] mutually agreed upon by Astellas and Cytokinetics, provided that [ * ] have the right to [ * ].  As between the Parties, all [ * ] shall be deemed [ * ].

8.6Manufactured Products. Each Party represents and warrants that all Compounds and Collaboration Products Manufactured and supplied by such Party for clinical trial and/or commercial use under this Agreement shall: (a) meet the applicable specifications; (b) be Manufactured in accordance with current Good Manufacturing Practices; and (c) be Manufactured in accordance with all applicable Laws, including any Governmental Authority requirements then in effect.

Article 9
COMMERCIALIZATION

9.1General.  Astellas shall have the primary responsibility, at its own expense, for all aspects of (including the conduct of) the Commercialization of the Collaboration Products in the Field throughout the world, subject to: (a) Cytokinetics’ right to Co-Promote one or more Collaboration Product(s) in the Co-Promotion Territory or Shared Territory, as applicable and as set forth below, (b) Cytokinetics’ right to establish certain Commercialization strategy in [ * ] Indications as set forth below, (c) Cytokinetics’ right to Commercialize the Collaboration Product(s) in [ * ] Indications in the Shared Territory during the Cytokinetics Commercialization Period, and (d) other terms and conditions of this Article 9.

9.2Commercial Diligence.

(a)Astellas shall use Diligent Efforts to Commercialize each Collaboration Product [ * ]. Without limiting the foregoing, and subject to subsection (b) below, Astellas shall [ * ] Collaboration Product [ * ] such Collaboration Product [ * ] in order to [ * ] such Collaboration Product, solely to the extent [ * ] such Collaboration Product [ * ] and provided that [ * ] to do so (the [ * ]).

(b)[ * ] a Collaboration Product [ * ] it shall give written notice to [ * ] together with [ * ] with respect to the Commercialization of such Collaboration Product [ * ]. The Parties shall meet and confer in good faith [ * ] and seek to agree on (i) [ * ] such Collaboration Product [ * ], or (ii) whether [ * ] such Collaboration Product [ * ] in accordance with Section [ * ]. If the Parties [ * ] under Section [ * ] such Collaboration Product [ * ].  [ * ] such Collaboration Product [ * ] such Collaboration Product [ * ] within the applicable time period. If [ * ] will be deemed [ * ] pursuant to Section [ * ] with respect to such Collaboration Product [ * ] provided that [ * ] within the applicable time period.  If [ * ] will continue to [ * ] such Collaboration Product [ * ].

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed.

9.3Commercialization Plan.

(a)No later than [ * ], subject to Sections 9.3(d) and 9.3(e), Astellas shall prepare and provide to the JCC for review and discussion a written plan for the Commercialization of such Collaboration Product in an Astellas’ fiscal year (the “Commercialization Plan”). The Commercialization Plan shall include a reasonably detailed description of and anticipated timeline for the Parties’, their respective Affiliates’ and sublicensees’ Commercialization activities with respect to such Collaboration Product, including pre-launch plans, launch plans, market analytics, product forecasts, pricing assumptions and competitive intelligence. It is the Parties’ understanding that, [ * ] Astellas will be the Party primarily responsible for the conduct of the Commercialization activities under the Commercialization Plan. Each Party shall use Diligent Efforts to [ * ] of the collaboration under the Commercialization Plan (including [ * ]). The Parties agree that the Commercialization Plan and the applicable Commercialization strategy shall be consistent.

(b)If Cytokinetics exercises its Co-Promotion option for a Collaboration Product, the Commercialization Plan shall also include a reasonably detailed description of and anticipated timeline for Cytokinetics’ Co-Promotion activities as well as a budget therefor, which shall be consistent with Section 9.6 below.

(c)Subject to Sections 9.3(d) and 9.3(e)(ii), Astellas shall periodically (at least on an annual basis) prepare updates and amendments to its Commercialization Plan to reflect changes in its plans, including in response to changes in the marketplaces and related product forecasts, relative success of the Collaboration Products and other relevant factors influencing such plans and activities. Subject to Sections 9.3(d) and 9.3(e)(ii), Astellas shall submit all updates and amendments to its Commercialization Plan to the JCC for review and discussion. For clarity, the Commercialization budget is subject to the final determination by the JCC, subject to [ * ], subject to Section 9.8. Cytokinetics may perform [ * ] activities within the scope of its responsibilities under the Commercialization Plan, [ * ].

(d)The Commercialization Plan (and any amendment thereto) for any Collaboration Product (i) for a [ * ] Indication, (ii) for [ * ] Indication for which Cytokinetics exercises the Cytokinetics Co-Funding Option [ * ], and (iii) subject to Section 9.3(e) and Section 9.8, for [ * ] Indication, must be agreed by the JCC by [ * ]. Neither Party shall conduct any Commercialization activities that are inconsistent with such agreed-upon Commercialization Plan and any Co-Promotion Agreement.

(e)With respect to the Commercialization of a Collaboration Product in [ * ] Indication, subject to Section 9.8, then:

(i)If Cytokinetics has an Established Commercial Infrastructure, Cytokinetics shall have [ * ] for the Commercialization strategy for such Collaboration Product for such Indication in the Shared Territory (but not for the Commercialization strategies with respect to such Collaboration Product as a whole), provided however, such Commercialization strategy and the overall Commercialization Plan shall be consistent.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed.

(ii)Regardless of [ * ] as relates to the portions of the Commercialization Plan for such Collaboration Product that are specific to such Indication for the Shared Territory, as well as any update and/or amendment thereof. The Commercialization strategy with respect to [ * ] Indications includes the following [ * ].

(iii)[ * ] the Shared Territory and the [ * ] Astellas and Cytokinetics as well as the [ * ] such Collaboration Product for such Indication, subject to the discussion and final determination by the JCC, taking into account [ * ].

(iv)Notwithstanding anything to the contrary, the [ * ] for such Collaboration Product in such Indication in a particular country will have the decision making authority with respect [ * ] and other terms of sale for such Collaboration Product in such Indication for such country, provided that the other Party may conduct, [ * ].

(v)If [ * ] the Collaboration Product(s) in such [ * ] Indication, but the Parties have not determined which Party will [ * ] for the Collaboration Product(s) in such [ * ] Indication under Section 9.8(b), then [ * ] shall be responsible for the pre-commercialization activities for the Collaboration Product in such [ * ] Indication.

(f)Subject to Section 9.3(c), Astellas shall be solely responsible for all costs incurred by or on behalf of either Party in performing their respective obligations under the Commercialization Plan except [ * ] (or [ * ] determined by the JCC), which shall be agreed between the Parties acting reasonably and in good faith [ * ], for its Co-Promotion activities as set forth in the Co-Promotion Agreement.

9.4Patent Marking. Astellas (and Cytokinetics, if it Commercializes any Collaboration Product in the Shared Territory in [ * ] Indication, where [ * ] for such Indication) shall mark all Collaboration Products with patent information in each country in accordance with the applicable Law and to the extent customary in such country, and shall require all of its Affiliates and sublicensees to do the same. To the extent permitted by applicable Law and customary, Astellas shall indicate on Collaboration Product packaging, advertisement and promotional materials that such Collaboration Product is licensed from Cytokinetics.

9.5Reports.  Astellas (and Cytokinetics, if (a) it exercises its Co-Promotion option or (b) it Commercializes any Collaboration Product in the Shared Territory in [ * ] Indication, where [ * ] for such Indication) shall update the JCC at each regularly scheduled JCC meeting regarding its Commercialization of the Collaboration Products. Each such update shall be in a form to be agreed by the JCC and shall summarize its, its Affiliates’ and its sublicensees’ significant Commercialization activities with respect to the Collaboration Products throughout the world. The update by Astellas will be at a level of detail reasonably requested by Cytokinetics and sufficient to enable Cytokinetics to determine Astellas’ compliance with its diligence obligations pursuant to Section 9.2.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed.

9.6Co-Promotion Option.

(a)On a Collaboration Product-by-Collaboration Product, Indication-by-Indication, [ * ] basis, Cytokinetics shall have the right to elect to (i) co-promote each Collaboration Product for [ * ] Indications in the Co-Promotion Territory, and (ii) co-promote or promote each Collaboration Product for [ * ] Indications, and, if Astellas is the Party Commercializing such Collaboration Product, for [ * ] Indications, (collectively “Neuromuscular Indications”) in the Shared Territory, all as set forth in this Section 9.6.

(b)Unless otherwise agreed upon between the Parties, on a Collaboration Product-by-Collaboration Product, Indication-by-Indication, [ * ] basis, at least [ * ] prior to the [ * ] such Collaboration Product in such Indication [ * ] in the Co-Promotion Territory (or Shared Territory, for any Collaboration Product in Neuromuscular Indications) as set forth in the then-current Development Plan (the “[ * ] Date”), Astellas shall provide Cytokinetics with a written confirmation that [ * ]. Then:

(i)If the [ * ] Indication or [ * ] Indication, then, concurrent with [ * ], Astellas shall provide the JCC with a [ * ] on: (A) the [ * ] such Indication [ * ]; and (B) the [ * ] Astellas and Cytokinetics, for such Collaboration Product for such Indication [ * ]; and (C) [ * ] (such matters described in (A) and (B) collectively, the “Co-Promotion Matters”, and such notice, the “Astellas Co-Promotion Notice”).

(ii)If such [ * ] Indication, then, within [ * ], pursuant to Section 9.3(e)(iii), Cytokinetics shall provide the JCC with [ * ] the Co-Promotion Matters for such Collaboration Product for such Indication [ * ], as well as a [ * ] (the “Cytokinetics Co-Promotion Recommendation”).

(iii)The JCC shall discuss [ * ] on the Co-Promotion Matters (which Co-Promotion Matters shall be subject to [ * ] if the matter [ * ]), in each case within [ * ] after its receipt of such Astellas Co-Promotion Notice or Cytokinetics Co-Promotion Recommendation, as applicable, taking into account [ * ] of the Collaboration (the “JCC Determination”). Notwithstanding the foregoing, the JCC Determination will [ * ] which will be agreed by the Parties in the applicable Co-Promotion Agreement.

(iv)Within [ * ] after receiving the JCC Determination, Cytokinetics shall have the right to exercise its option to Co-Promote such Collaboration Product for such Indication [ * ] in the Co-Promotion Territory (or to Co-Promote such Collaboration Product for such Neuromuscular Indication [ * ] in the Shared Territory) pursuant to such JCC Determination by written notice to Astellas. If Cytokinetics fails to provide such written notice within such [ * ] period, then Cytokinetics shall be deemed to have elected not to exercise its Co-Promotion option for such Collaboration Product for such Indication [ * ].

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed.

(v)In the event [ * ] determines that there is a reasonable likelihood that [ * ] such Collaboration Product for such Indication [ * ] shall promptly notify [ * ] in writing after such determination together with [ * ] therefor, and the [ * ] obligation to [ * ] obligation to [ * ] (and the period during which [ * ] shall be extended accordingly based on such [ * ].

(c)If Cytokinetics exercises its Co-Promotion option to co-promote a Collaboration Product for a particular Indication [ * ] the Co-Promotion Territory (or Shared Territory, for any Collaboration Product in Neuromuscular Indications), unless Cytokinetics terminates the Co-Promotion in accordance with Section 9.6(e) below, its Co-Promotion efforts for such Collaboration Product in such Indication (the “Cytokinetics Co-Promotion Effort”) shall be determined by the JCC on a Collaboration Product-by-Collaboration Product, Indication-by-Indication [ * ] basis, but in any event shall be no less than [ * ] Collaboration Products for a particular Indication [ * ] the Co-Promotion Territory (or Shared Territory, for any Collaboration Product in Neuromuscular Indications), unless otherwise agreed in writing by the Parties. It is the Parties’ understanding that Cytokinetics Co-Promotion Effort for the first Indication approved for any Collaboration Product in the Co-Promotion Territory [ * ] shall not be required to exceed [ * ].

(d)If Cytokinetics exercises its Co-Promotion option [ * ] a Collaboration Product for a particular Neuromuscular Indication [ * ] of the Shared Territory, unless Cytokinetics terminates the Co-Promotion in accordance with Section 9.6(e) below, Cytokinetics shall be responsible for [ * ] for such Collaboration Product for such Neuromuscular Indication and [ * ] of the Shared Territory (in which case, the Cytokinetics Co-Promotion Effort shall be [ * ] of the promotional efforts), unless otherwise agreed in writing by the Parties. For the avoidance of doubt, the Parties acknowledge that Cytokinetics’ exercise of its Co-Promotion option to [ * ] for the case where [ * ] are expected to be [ * ] of the Shared Territory for an Indication pursuant to the JCC Determination.

(e)If Cytokinetics exercises its Co-Promotion option for a Collaboration Product for a particular Indication [ * ] of the Co-Promotion Territory (or Shared Territory, for any Collaboration Product in Neuromuscular Indications), it shall have the right to continue to Co-Promote such Collaboration Product for as long as such Collaboration Product is being sold for such Indication [ * ]. Cytokinetics shall have the right to relinquish its Co-Promotion rights for such Collaboration Product for such Indication [ * ] written notification to Astellas, in which case the Parties shall reasonably cooperate to transition to Astellas all of Cytokinetics’ Co-Promotion activities with respect to such Collaboration Product for such Indication [ * ], so as to minimize disruption to sales activity and the Parties shall [ * ] for such transition. In such event, Cytokinetics shall withdraw its sales representatives from such Co-Promotion activities in a professional manner. If Cytokinetics [ * ] a Collaboration Product for the [ * ] such Collaboration Product is [ * ], then Cytokinetics shall have the right to [ * ] such Collaboration Product.

(f)If Cytokinetics exercises its Co-Promotion option for a Collaboration Product, Astellas shall [ * ] in the Co-Promotion Territory (or Shared Territory as applicable) based on the Cytokinetics Co-Promotion Efforts. However, if [ * ] for a particular Indication [ * ]

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed.

shall so notify [ * ] in the applicable [ * ], and the Parties will discuss in good faith through the JCC [ * ] Cytokinetics’ exercise of its Co-Promotion option applicable to such Collaboration Product for such Indication [ * ]. In addition, the JCC shall take into account [ * ] sales force, such as [ * ] in each case [ * ].

(g)Promptly after Cytokinetics exercises its Co-Promotion option for a Collaboration Product in the Co-Promotion Territory (or Shared Territory, for any Collaboration Product in Neuromuscular Indications), the Parties, in case of Astellas, Astellas and/or its Affiliate, as applicable, shall commence negotiations in good faith and enter into one or more co-promotion or promotion agreement(s) (the “Co-Promotion Agreement”) in accordance with the terms and conditions set forth in Exhibit I attached hereto for such Collaboration Product, allowing for any future exercise by Cytokinetics of its Co-Promotion option for the same Collaboration Product in other Indications subject to different allocation of Cytokinetics Co-Promotion efforts as applicable. The Parties shall use Diligent Efforts to enter into and execute the applicable Co-Promotion Agreement within [ * ] following Cytokinetics’ exercise of its Co-Promotion option.

9.7Commercial Operating Team. The JCC will establish an operating team for each Collaboration Product (the “Commercial Operating Team”) [ * ] in which Cytokinetics exercises its Co-Promotion option, which will be responsible for managing, reviewing, and implementing the performance of the day-to-day responsibilities of both Parties for all stages of the commercialization program for such Collaboration Product [ * ] in accordance with the Commercialization Plan, including review and decision making regarding plans for manufacture, promotion, marketing, sale, and distribution. Each Party will have representation on the Commercial Operating Team for such Collaboration Product [ * ] throughout the commercialization of such Collaboration Product [ * ] under this Agreement. The Commercial Operating Team shall be subordinate to and governed by the JCC.

9.8Cytokinetics Commercialization Period.  Notwithstanding anything to the contrary, during the Cytokinetics Commercialization Period, Cytokinetics shall be responsible (subject to subsection (b) below) for the Commercialization of Collaboration Products in the Shared Territory for each [ * ] Indication for which [ * ]:

(a)During the Cytokinetics Commercialization Period, if any, Cytokinetics shall have the sole right to Commercialize the Collaboration Product(s) in the Shared Territory, and Astellas shall have the sole right to Commercialize the Collaboration Product(s) in the Astellas Territory, in each case in accordance with the Commercialization Plan.

(b)Specifically and without limiting the foregoing, during the Cytokinetics Commercialization Period, Cytokinetics [ * ] sales of such Collaboration Product(s) in the Shared Territory if at such time: (i) Cytokinetics has an Established Commercial Infrastructure and (ii) there is [ * ] Collaboration Product [ * ] Indication, and subject to the [ * ] set forth in Section [ * ]. If the foregoing conditions are not met, then (A) Astellas will [ * ] of such Collaboration Product(s) in the Shared Territory, and (B) the Parties shall discuss in good faith and agree on the [ * ] in connection with [ * ] subject to the payment obligations set forth in Section [ * ].

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed.

(c)At the end of the Cytokinetics Commercialization Period, Astellas shall [ * ] of such Collaboration Product(s) in the Field worldwide. If Cytokinetics [ * ] of such Collaboration Product(s) in the Shared Territory during the Cytokinetics Commercialization Period, the Parties shall collaborate to transition the [ * ] such Collaboration Product(s) in the Shared Territory from Cytokinetics to Astellas pursuant to a process to be agreed to by the JCC by consensus. The Parties will endeavor to [ * ] Cytokinetics and to [ * ] of the Collaboration.

9.9Established Commercial Infrastructure.  For the purpose of this Agreement, “Established Commercial Infrastructure” means, with respect to Cytokinetics, it has plans to launch within [ * ] or has launched one or more product(s), either under this Agreement or otherwise, that address a comparable market opportunity in the applicable therapeutic area. For clarity, Cytokinetics shall be deemed to have an Established Commercial Infrastructure in a country if Cytokinetics has received Marketing Approval for Tirasemtiv or a Fast Skeletal Regulatory Activator in such country, is readying for the launch of or launched Tirasemtiv or a Fast Skeletal Regulatory Activator, or is promoting one (1) or more other product(s), either under this Agreement or otherwise, or has in place the requisite capabilities to market, sell, and distribute Tirasemtiv or a Fast Skeletal Regulatory Activator in any Indication or a Collaboration Product for [ * ] Indication. In the event that [ * ], in accordance with [ * ] set forth in Section [ * ].

Article 10
MEDICAL AFFAIRS ACTIVITIES

10.1General.  Subject to Cytokinetics’ right to field medical science liaisons (“MSLs”) for one or more Collaboration Product(s) in the Co-Promotion Territory or Shared Territory, as applicable, and other terms and conditions of this Article 10, Astellas shall have the primary responsibility, at its own expense, for all aspects of the Medical Affairs Activities of the Collaboration Products in the Collaboration Indications throughout the world, and the Parties shall have the rights and obligations for Medical Affairs Activities for the Collaboration Products in [ * ] Indications, all subject to Section 10.5(b), provided, however, that if any Law is to the contrary to a Medical Affairs Activities, the Parties will discuss in good faith to reasonably fit such Medical Affairs Activities to such Law.

10.2 Diligence.  During [ * ] and thereafter, Astellas shall use Diligent Efforts to perform Medical Affairs Activities for each Collaboration Product [ * ] and to the extent appropriate [ * ].

10.3Medical Affairs Plan.  The Parties shall coordinate with respect to the strategy and implementation of the Medical Affairs Activities with respect to each Collaboration Product in each Indication [ * ] for such Indication, and such coordination will be set forth in the Medical Affairs Plan. No later than [ * ] Collaboration Product, Astellas shall prepare and provide to the JMAC for review and discussion a written plan for the Medical Affairs Activities for such Collaboration Product (the “Medical Affairs Plan”), subject to Section 10.5 below. The Medical Affairs Plan shall include a reasonably detailed description of and anticipated timeline

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed.

for the Parties’, their respective Affiliates’ and sublicensees’ Medical Affairs Activities with respect to such Collaboration Product. The Medical Affairs Plan shall also include a reasonably detailed description of and anticipated timeline for Cytokinetics’ MSLs’ activities during [ * ] such Collaboration Product (and thereafter if Cytokinetics exercises its Co-Promotion option for such Collaboration Product or if such Collaboration Product is Developed in [ * ] Indication), as well as a budget therefor, which shall be consistent with Section 10.5 below. Astellas shall periodically (at least on an annual basis) prepare updates and amendments to the Medical Affairs Plan to reflect changes in its plans, subject to Section 10.5. Astellas shall submit all updates and amendments to the Medical Affairs Plan to the JMAC for review and discussion. Astellas shall be solely responsible for all costs incurred by or on behalf of either Party in performing their respective obligations under the Medical Affairs Plan and shall pay [ * ] as set forth in the Medical Affairs Plan, except as set forth in Section 10.5(b)(ii)(1). For clarity, [ * ] Medical Affairs Activities [ * ] each Indication will be determined by the JMAC, subject to [ * ]. If and when [ * ] MSL support for the [ * ] Indications [ * ] for the [ * ] Indications and/or [ * ] Indications. Cytokinetics may perform additional activities within the scope of its responsibilities under the Medical Affairs Plan, in addition to those funded in the JMAC-approved budget, [ * ] for the [ * ] Indication and/or [ * ] Indications in the Shared Territory.

10.4Reports.  Astellas (and Cytokinetics, if it exercises the right to field its own MSLs in the Co-Promotion Territory or Shared Territory pursuant to Section 10.5) shall update the JMAC at each regularly scheduled JMAC meeting regarding its Medical Affairs Activities of the Collaboration Products. Each such update shall be in a form to be agreed by the JMAC and shall summarize its, its Affiliates’ and its sublicensees’ significant Medical Affairs Activities with respect to the Collaboration Products throughout the world. The update by a Party will be at a level of detail reasonably requested by the other Party and sufficient to enable such Party to determine the other Party’s compliance with its diligence obligations pursuant to Section 10.2.

10.5Medical Scientific Liaisons.

(a)Licensed Indications and [ * ] Indications.  At (i) any time after [ * ] Indication or [ * ] Indication, or (ii) any time in connection with [ * ] Indication or any [ * ] Indication, Cytokinetics shall have the right to field its own MSLs in the Co-Promotion Territory (for Licensed Indications) or Shared Territory (for [ * ] Indications and [ * ] Indications), in connection with such Pivotal Registration Study. The percentage of total MSL deployment by Cytokinetics shall be agreed upon by the Parties, but in any event shall be no less than [ * ] and no more than [ * ]. If Cytokinetics exercises the Cytokinetics Co-Funding Option, the portion of the Medical Affairs Plan specific to such Collaboration Product for the [ * ] Indication(s) and any amendment thereto [ * ], and Cytokinetics may prepare [ * ]. If Cytokinetics exercises the option to Co-Promote pursuant to Section 9.6 in any geographic region (i.e., Canada, the US, and EU plus Switzerland), Cytokinetics shall have the right to field MSLs [ * ] unless the Parties otherwise agree. Such MSLs of Cytokinetics shall perform certain Medical Affairs Activities allocated to them under the Medical Affairs Plan. Astellas shall reimburse the costs and expenses incurred by Cytokinetics in fielding the MSLs, which shall be calculated at a rate equal to [ * ].

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed.

(b)[ * ] Indications. For all [ * ] Indications:

(i)[ * ] a Collaboration Product in such Indication:

(1)The terms of Section 10.5(a) shall also apply to such Indication in the Shared Territory.

(2)The portion of the Medical Affairs Plan specific to such Collaboration Product for such Indication and any amendment thereto [ * ], and Cytokinetics may [ * ].

(3)Astellas will lead the conduct of and be responsible for the strategy for all Medical Affairs Activities with respect to such Collaboration Product in such Indication, except Cytokinetics will [ * ] for all Medical Affairs Activities which are specific to such Indication in the Shared Territory [ * ] Medical Affairs Activities with respect to such Collaboration Product [ * ].

(ii)[ * ] a Collaboration Product in any [ * ] Indication, thereafter:

(1)[ * ] the conduct of, and shall [ * ] Medical Affairs Activities for Collaboration Product in such Indication [ * ]; and

(2)[ * ] shall have the right, but not the obligation, [ * ], and shall have [ * ] Medical Affairs Activities for Collaboration Product in such Indication [ * ].

Article 11
FINANCIAL PROVISIONS

11.1Upfront Payment.  This Agreement is a replacement to the Existing Agreement.  As such, there is no upfront payment obligation from either Party to the other Party.

11.2Reimbursement of Research Plan Costs. Astellas shall reimburse Cytokinetics’ Research Plan Costs as follows:

(a)Advance Payment.  Within [ * ] days of the Effective Date, Astellas shall pay to Cytokinetics an amount equal to Cytokinetics’ estimated Research Plan Costs (as set forth in the initial Research Budget) for the then-current calendar quarter. Thereafter, during the Research Term, Cytokinetics shall submit to Astellas an invoice setting forth Cytokinetics’ estimated Research Plan Costs based on the then-current Research Budget for the current calendar quarter, no later than [ * ] Business Days following the first day of such calendar quarter (the “Research Advance Invoice”).

(b)True-Up. Within [ * ] days after the end of each calendar quarter during the Research Term, Cytokinetics shall submit to Astellas a reasonably detailed reconciliation report setting forth the actual Research Plan Costs incurred by or on account of Cytokinetics in

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed.

such prior calendar quarter and any credits or deficits from the corresponding Research Advance Invoice previously provided for such quarter (the “Research True-Up Report”). If the estimated Research Plan Costs paid by Astellas pursuant to Section 11.2(a) above for such prior calendar quarter is less than Cytokinetics’ actual Research Plan Costs for such quarter, subject to Section 5.6, Astellas shall pay the deficit to Cytokinetics as described in this Section 11.2(b). If the estimated Research Plan Costs paid by Astellas pursuant to Section 11.2(a) above for such prior calendar quarter is more than Cytokinetics’ actual Research Plan Costs for such quarter, the excess shall be credited towards the Research Advance Invoice for the current calendar quarter (except where such invoice is the final such invoice to be provided by Cytokinetics, in which case the excess shall be refunded by Cytokinetics to Astellas within [ * ] days after the delivery of such invoice).

(c)Timing of Payment.  For ease of administration, Astellas shall pay Cytokinetics a single payment reflecting the amount due under the Research Advance Invoice for the current calendar quarter plus any deficits (or less any credits) reflected in the Research True-Up Report for the prior calendar quarter within the later of (i) [ * ] days of Astellas’ receipt of such Research Advance Invoice, or (ii) [ * ] days of Astellas’ receipt of such Research True-Up Report.

11.3Reimbursements and Sharing of Development Costs.

(a)Reimbursement.  Astellas shall reimburse Cytokinetics’ Development Costs as follows:

(i)Advance Payment.  For each calendar quarter in which Cytokinetics is anticipated to conduct Development activities under the Development Plan (other than [ * ] Development), Cytokinetics shall submit to Astellas an invoice setting forth Cytokinetics’ estimated Development Costs based on the then-current Cytokinetics Development Budget for the current calendar quarter, no later than [ * ] Business Days following the first day of such calendar quarter (the “Development Advance Invoice”).

(ii)True-Up. Within [ * ] days after the end of each calendar quarter in which Cytokinetics has conducted Development activities under the Development Plan (other than [ * ] Development), Cytokinetics shall submit to Astellas a reasonably detailed reconciliation report setting forth the actual Development Costs incurred by or on account of Cytokinetics in such prior calendar quarter and any credits or deficits from the corresponding Development Advance Invoice previously provided for such quarter (the “Development True-Up Report”). If the estimated Development Costs paid by Astellas pursuant to Section 11.3(a)(i) above for such prior calendar quarter is less than Cytokinetics’ actual Development Costs for such quarter, then Astellas shall pay the deficit to Cytokinetics as described in this Section 11.3(a)(ii) to the extent such amounts do not exceed the applicable then-current [ * ] Budget as approved by the JDC by more than [ * ]. If the estimated Development Costs paid by Astellas pursuant to Section 11.3(a)(i) above for such prior calendar quarter is more than Cytokinetics’ actual Development Costs for such quarter, the excess shall be credited toward the Development Advance Invoice for the current calendar quarter (except where such invoice is the final such invoice to be provided by Cytokinetics, in which case the excess shall be refunded by Cytokinetics to Astellas within [ * ] days after the delivery of such invoice).

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed.

(iii)Timing of Payment.  For ease of administration, Astellas shall pay Cytokinetics a single payment reflecting the amount due under the Development Advance Invoice for the current calendar quarter plus any deficits (or less any credits) reflected in the Development True-Up Report for the prior calendar quarter within the later of (1) [ * ] days of Astellas’ receipt of such Development Advance Invoice, or (2) [ * ] of Astellas’ receipt of such Development True-Up Report.

(b)Sharing of [ * ] Costs.

(i)If Cytokinetics has exercised the Cytokinetics Co-Funding Option, [ * ] for [ * ] Activator in [ * ] Indications, then within [ * ] days after the end of each calendar quarter during which Astellas has incurred any [ * ] Costs for such [ * ] Activator in [ * ] Indications (including such costs incurred by Cytokinetics and reimbursed by Astellas under Section 11.3(a)), Astellas shall submit to Cytokinetics a reasonably detailed accounting for, and an invoice for [ * ] Costs incurred during such calendar quarter. Subject to subsection (ii) below, Cytokinetics shall pay to Astellas the amount invoiced within [ * ] days after the receipt of the invoice, to the extent such amounts do not exceed the applicable then-current [ * ] Budget as approved by the JDC by more than [ * ].

(ii)[ * ] subject to the following [ * ]: (1) [ * ] for its share of [ * ]; (2) Cytokinetics [ * ] at any given time; and (3) Cytokinetics [ * ] by more than [ * ].  [ * ] is not intended to be [ * ] to continue to fulfill its obligations [ * ] (e.g., due to any modifications and/or additions to [ * ]. If Cytokinetics [ * ] any of the [ * ] shall be deemed [ * ].

(c)Sharing of [ * ] Development Costs.   For all [ * ] Indications for which [ * ] Activator in such Indication, then [ * ] Costs for such Indication as follows:

(i)Advance Payment.  For each calendar quarter in which [ * ] Development Work for such [ * ] Activator in such Indication under the Development Plan, [ * ] shall submit to [ * ] an invoice setting forth [ * ] Costs for such [ * ] Activator in such Indication based on the then-current [ * ] Budget for the current calendar quarter, no later than [ * ] Business Days following the first day of such calendar quarter (the “[ * ] Advance Invoice”).

(ii)True-Up. Within [ * ] days after the end of each calendar quarter in which [ * ] Development Work for such [ * ] Activator in such Indication under the Development Plan, [ * ] shall submit to [ * ] a reasonably detailed reconciliation report setting forth the accounting for, and an invoice for [ * ] Development Costs for such [ * ] Activator in such Indication incurred by or on account of [ * ] in such prior calendar quarter and any credits or deficits from the corresponding [ * ] Advance Invoice previously provided for such quarter (the “[ * ] True-Up Report”). If the estimated [ * ] Development Costs paid by [ * ] pursuant to Section 11.3(c)(i) above for such prior calendar quarter is less than [ * ] Development Costs for such quarter, then [ * ] shall pay the deficit to [ * ] as described in this Section 11.3(c)(ii) to the extent such amounts do not exceed the applicable then-current [ * ] Development Budget as approved by the JDC by more than [ * ] . If the estimated [ * ] Development Costs paid by [ * ] pursuant to Section 11.3(c)(i) above for such prior calendar quarter is more than [ * ]

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed.

Development Costs for such quarter, the excess shall be credited toward the [ * ] Advance Invoice for the current calendar quarter (except where such invoice is the final such invoice to be provided by [ * ] in which case the excess shall be refunded by [ * ] days after the delivery of such invoice).

(iii)Timing of Payment.  For ease of administration, [ * ] shall pay [ * ] a single payment reflecting the amount due under the [ * ] Advance Invoice for the current calendar quarter plus any deficits (or less any credits) reflected in the [ * ] True-Up Report for the prior calendar quarter within the later of (1) [ * ] days of [ * ] receipt of such [ * ] Advance Invoice, or (2) [ * ] days of [ * ] receipt of such [ * ] True-Up Report.

11.4Reimbursement of [ * ] Development Costs. Astellas shall, within [ * ] days after the receipt of [ * ] Indication pursuant to Section [ * ], pay to Cytokinetics an amount equal to [ * ] Development Costs, which shall be reported to the JDC pursuant to Section [ * ].

11.5Research and Development Milestone Payments.

(a)Research Milestones.  Astellas shall pay to Cytokinetics the non-refundable, non-creditable payment set forth in the table below upon [ * ] achievement of each milestone event for each Compound in accordance with Section 11.5(d):

Milestone Event	Milestone Payment
For each Other Skeletal Sarcomere Activator, [ * ]	$1,000,000

(b)Development Milestones.  Subject to Section 11.5(c), Astellas shall pay to Cytokinetics the non-refundable, non-creditable payment set forth in the table below upon [ * ] achievement of each milestone event (whether by or on behalf of Astellas or its Affiliates or sublicensees, or by or on behalf of Cytokinetics or its Affiliates) in accordance with Section 11.5(d):

Milestone Event	Milestone Payment
[ * ] Activator
	For each Collaboration Product containing a [ * ] Activator	For each Collaboration Product containing a [ * ] Activator
[ * ]	[ * ]	[ * ]
[ * ]	[ * ]	[ * ]
[ * ]	[ * ]	[ * ]

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed.

[ * ]	[ * ]	[ * ]
[ * ]	[ * ]	[ * ]
[ * ]	[ * ]	[ * ]
[ * ]	[ * ]	[ * ]
[ * ]	[ * ]	[ * ]
[ * ]	[ * ]	[ * ]
Total	$35,000,000	$25,000,000

Milestone events marked as *1 shall be referred to as “Earlier Milestone Events” and milestone events marked as *2 shall be referred to as “Later Milestone Events”.

(c)Interpretations of Section 11.5(b):

(i)In the event the Parties disagree as to whether [ * ] the Parties shall meet and discuss in good faith. In the event the Parties cannot agree on the matter [ * ] in accordance with [ * ] set forth in Section [ * ].

(ii)For determination of Astellas’ payment obligations set forth in Section 11.5(b), it is confirmed that, if a particular milestone for the [ * ] for a particular Collaboration Product, then [ * ] such Collaboration Product [ * ] such milestone. For clarity, [ * ] refers to the [ * ] the table above, e.g., [ * ]” being [ * ] to [ * ]. For clarity, with respect to each [ * ] Indication, if [ * ] for such Indication, then [ * ]shall have the [ * ] as set forth in Section [ * ] to [ * ] the milestone payments [ * ] for achieved milestones (i.e., [ * ]).

(iii)Notwithstanding the foregoing, the total milestone payments under Section 11.5(b) shall not exceed two hundred fifty million Dollars ($250,000,000) for all Collaboration Products, regardless of the number of Collaboration Products and countries for which milestone events are achieved, subject to Section 11.5(e).

(iv)The milestone payment obligation set forth in Section 11.5(b) shall be established on [ * ].  Accordingly, and subject to Section [ * ] described in Section [ * ] Collaboration Product [ * ] Collaboration Products [ * ].

(v)The milestone payments in Section 11.5(b) for [ * ] shall be applicable for [ * ].

(d)Notice and Payment.  Each Party shall notify the other Party in writing within [ * ] days after the achievement of any milestone set forth in this Section 11.5 by such Party, its Affiliates or its sublicensees. Astellas shall pay to Cytokinetics the applicable milestone payments within [ * ] days after the receipt of such notice from Cytokinetics (for milestones achieved by Cytokinetics, its Affiliates or (sub)licensees) or achievement of such milestone by Astellas or its Affiliates or sublicensees.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed.

(e)[ * ] Indications.  If the JDC [ * ] a Collaboration Product in a [ * ] Indication after [ * ] then Astellas shall pay to Cytokinetics:

(i)[ * ] set forth in the table in Section [ * ] upon the achievement of [ * ] for such Collaboration Product [ * ] such achievement is [ * ] achievement of such [ * ] the Collaboration Product, as well as [ * ] achievement of the same [ * ] Collaboration Product in [ * ] Indication; or

(ii)[ * ] set forth in the table in Section [ * ] upon the achievement of [ * ] for such Collaboration Product [ * ] achieved in [ * ] Indication for the Collaboration Product.

(iii)It is confirmed that:

(A)

Astellas’ milestone payment under Section [ * ] Indication shall [ * ] in Section [ * ] and Astellas’ milestone payment for [ * ] Indication under Section [ * ] in Section [ * ].  Astellas’ milestone payment under Section [ * ] in Section [ * ];

(B)	the achievement of [ * ] the Collaboration Products in a [ * ] Indication shall not trigger Astellas’ payment obligations for the [ * ] set forth in Section [ * ];
(C)

upon [ * ] achievement of [ * ] the Collaboration Products in [ * ] Indication (irrespective of whether such achievement takes place before the achievement of [ * ] Collaboration Product in a [ * ] Indication), Astellas shall make to Cytokinetics the milestone payment for [ * ] achievement of [ * ] such Collaboration Product in [ * ] Indication; and

(D)	achievement of [ * ] a Collaboration Product in a [ * ] Indication shall not be deemed to have achieved [ * ] and shall not trigger Astellas’ payment obligations for [ * ].

11.6Commercial Milestones.

(a)Commercial Milestones.  Astellas shall, in accordance with Section 11.6(b), pay to Cytokinetics the one-time, non-refundable, non-creditable payments set forth in the table below when the aggregated annual (based on Astellas’ fiscal year) worldwide Net Sales of all Collaboration Products first reach the values indicated below. For clarity, the milestone payments in this Section 11.6 shall [ * ] specified below is [ * ].

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed.

Annual worldwide Net Sales of all Collaboration Products	Milestone Payments
[ * ]	[ * ]
[ * ]	[ * ]
[ * ]	[ * ]
[ * ]	[ * ]

(b)Notice and Payment.  Astellas shall notify Cytokinetics in writing within [ * ] days after the end of the calendar quarter during which the aggregated annual worldwide Net Sales of all Collaboration Products first reach the values set forth in Section 11.6(a) above, and shall pay to Cytokinetics the applicable milestone payments concurrent with such notice.

11.7Royalty Payments for Products.

(a)Royalty Rates.  Subject to the other terms of this Section 11.7, during the Royalty Term, Astellas shall make quarterly non-refundable, non-creditable royalty payments to Cytokinetics on the Net Sales of each Collaboration Product at the applicable royalty rate set forth below. Net Sales shall be aggregated on a Compound-by-Compound basis across all Indications.

(i)Other Skeletal Sarcomere Activator Approved for [ * ] Indication(s) and/or [ * ] Indications Only.  The royalty rates set forth in the table below shall apply to each Collaboration Product containing an Other Skeletal Sarcomere Activator, unless and until any of the royalty rates set forth in Sections 11.7(a)(ii), (iii) and (iv) below become applicable to such Collaboration Product.  Once any of the royalty rates set forth in Sections 11.7(a)(ii), (iii) and (iv) below become applicable to such Collaboration Product, the royalty rates set forth in this Section 11.7(a)(i) shall no longer apply.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed.

Worldwide Net Sales of each Collaboration Product in an Astellas’ fiscal year	Royalty Rate for Net Sales of Collaboration Product containing Other Skeletal Sarcomere Activator in such Astellas’ fiscal year
[ * ]	[ * ]
[ * ]	[ * ]
[ * ]	[ * ]
[ * ]	[ * ]

(ii)Other Skeletal Sarcomere Activator Approved for [ * ] Indication(s) [ * ] Indications).  The royalty rates set forth in the table below shall apply to Collaboration Product containing an Other Skeletal Sarcomere Activator after the first Marketing Approval of such Collaboration Product in [ * ] Indication for which Cytokinetics exercises the Cytokinetics Co-Funding Option [ * ] for such Collaboration Product and [ * ] such Collaboration Product for [ * ] Indication.

Worldwide Net Sales of each Collaboration Product in an Astellas’ fiscal year	Royalty Rate for Net Sales in such Astellas’ fiscal year
[ * ]	[ * ]
[ * ]	[ * ]
[ * ]	[ * ]
[ * ]	[ * ]

(iii)Other Skeletal Sarcomere Activator Approved for [ * ] Indication(s) and [ * ] Indication(s)/ [ * ] Indication(s).  The royalty rates set forth in the table below shall apply to Collaboration Product containing an Other Skeletal Sarcomere Activator after the first Marketing Approval of such Collaboration Product for[ * ] Indication (except during the Cytokinetics Commercialization Period) and provided that such Collaboration Product has obtained Marketing Approval for a [ * ] Indication or [ * ] Indication, provided that: (A) where such Collaboration Product is approved for [ * ] Indication, if Cytokinetics either did not exercise the Cytokinetics Co-Funding Option [ * ] for such Collaboration Product, then Astellas shall have the right to [ * ] as set forth in Section [ * ]; (B) if [ * ] for such Collaboration Product for such approved [ * ] Indication(s), then Cytokinetics shall have the right to [ * ] as set forth in Section [ * ]; and (C) if both the [ * ] apply, then Section [ * ] shall apply.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed.

Worldwide Net Sales of each Collaboration Product in an Astellas’ fiscal year	Royalty Rate for Net Sales in such Astellas’ fiscal year
[ * ]	[ * ]
[ * ]	[ * ]
[ * ]	[ * ]
[ * ]	[ * ]

(iv)Other Skeletal Sarcomere Activator Approved for [ * ].  The royalty rates set forth in the table below shall apply to Collaboration Product containing an Other Skeletal Sarcomere Activator after the first Marketing Approval of such Collaboration Product for one or more [ * ] Indication(s) [ * ] such Collaboration Product obtains Marketing Approval in any [ * ] Indication or [ * ] Indication (except during the Cytokinetics Commercialization Period), provided that [ * ] for such Collaboration Product for any of such approved [ * ] Indication(s), then [ * ] shall have the right to [ * ] as set forth in Section [ * ].

Worldwide Net Sales of each Collaboration Product in an Astellas’ fiscal year	Royalty Rate for Net Sales in such Astellas’ fiscal year
[ * ]	[ * ]
[ * ]	[ * ]
[ * ]	[ * ]
[ * ]	[ * ]

(v)[ * ].

(1)[ * ].  Under circumstances where [ * ] has the right to [ * ] as set forth in this Section 11.7, and subject to Section 11.7(a)(v)(3) below, the [ * ] set forth in this Section 11.7 or Section 11.8(b) shall [ * ] shall no longer apply.

(2)[ * ].  Under circumstances where [ * ] has the right to [ * ] as set forth in this Section 11.7 or Section 11.8(b), and subject to Section 11.7(a)(v)(3) below, the [ * ] shall be [ * ]shall no longer apply.

(3)If, for a particular Collaboration Product, [ * ] under Section 11.7(a)(iii), then each Party shall [ * ] of the applicable [ * ]shall have the right to [ * ] under Section 11.7(a)(iii) but only [ * ] shall have the right to [ * ] but only [ * ].

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed.

(4)“[ * ]” means, with respect to a Collaboration Product [ * ] Indication(s) for which [ * ] for such [ * ] Indication.  If [ * ] for such Collaboration Product and [ * ] for such Collaboration Product, then the [ * ] for such Collaboration Product [ * ] was deemed to have [ * ] for such Collaboration Product pursuant to Section [ * ] such Collaboration Product and [ * ] will be included in [ * ].

(5)“[ * ]” means, with respect to a Collaboration Product which [ * ] one or more [ * ] Indication(s), the [ * ] Indication(s)).  If [ * ] Indication [ * ]such Collaboration Product [ * ].

(b)Royalty Term.  Astellas’ royalty payment obligations under this Agreement shall commence upon the First Commercial Sale of the first Collaboration Product anywhere in the world by Astellas, its Affiliates or its sublicensees, and shall continue, on a Collaboration Product-by-Collaboration Product and country-by-country basis, until the latest of (i) the expiration of the last to expire Valid Claim [ * ] such Collaboration Product in such country; (ii) the expiration of the last to expire Valid Claim [ * ] Collaboration Product, provided that this [ * ] with respect to such Collaboration Product [ * ]; (iii) the expiration of any Regulatory Exclusivity granted with respect to such Collaboration Product in such country; and (iv) [ * ]years after the First Commercial Sale of such Collaboration Product in such country (the “Royalty Term”).

(c)[ * ].

(i)If a Collaboration Product is[ * ] in a country during the applicable Royalty Term at a time when [ * ] with respect to such Collaboration Product [ * ] in such country, and (i) such [ * ] or (ii) such [ * ] for such Collaboration Product in such country[ * ] in such country, then the [ * ] of such Collaboration Product in such country [ * ] so long as the [ * ] with respect to such Collaboration Product [ * ] in such country [ * ].

(ii)If, for a particular Collaboration Product in a particular country, [ * ] the First Commercial Sale of such Collaboration Product in such country: (A) there is [ * ] such Collaboration Product [ * ]; and (B) the Royalty Term set forth in Section 11.7(b) [ * ] such Collaboration Product [ * ] such Collaboration Product [ * ] such Collaboration Product [ * ] so long as the[ * ] in this Section 11.7(c)(ii) [ * ]. This Section 11.7(c)(ii) shall not operate to [ * ] in Section [ * ].

(d)Basis for Royalty. This Section 11.7 is intended to provide for payments to Cytokinetics equal to the percentages of Net Sales set forth in this Section 11.7 for the duration of the Royalty Term. In establishing this payment structure, the Parties recognize, and Astellas acknowledges, the substantial value of the various actions and investments undertaken by Cytokinetics prior to the Effective Date and that Cytokinetics will undertake under this Agreement, and that the value of the Cytokinetics Technology licensed to Astellas hereunder resides substantially in Cytokinetics Know-How. As a result, the Parties attribute such value to Cytokinetics’ leading proprietary knowledge in the subject matter, including trade secrets,

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed.

preclinical and clinical data pertaining to the Compounds and Collaboration Products, and regulatory filings made by Cytokinetics prior to the Effective Date, in each case created or generated by Cytokinetics through the expenditure of significant resources and as a result of Cytokinetics’ unique innovative capabilities. The Parties agree that because Cytokinetics is not separately compensated under this Agreement for such additional benefits, the royalties set forth above are appropriate for the duration of the Royalty Term. The Parties have agreed to the payment structure set forth herein as a convenient and fair mechanism for both Parties in order to compensate Cytokinetics for these additional benefits as part of the overall consideration for Cytokinetics to enter into this Agreement.

(e)Royalty Reports and Payment.  Within [ * ] days after each calendar quarter, commencing with the calendar quarter during which the First Commercial Sale of the first Collaboration Product is made anywhere in the world, Astellas shall provide Cytokinetics with a report that contains the following information for the applicable calendar quarter, on a Collaboration Product-by-Collaboration Product and country-by-country basis: (i) the amount of gross sales of the Collaboration Products, (ii) an itemized calculation of Net Sales showing deductions provided for in the definition of “Net Sales”, (iii) a calculation of the royalty payment due on such sales, including [ * ] in accordance with Section [ * ], and (iv) the exchange rate for such country. Within [ * ] days after each calendar quarter, Astellas shall pay in Dollars all royalties due to Cytokinetics with respect to Net Sales by Astellas, its Affiliates and their respective sublicensees for such calendar quarter.

11.8Payments during Cytokinetics Commercialization Period. If a Collaboration Product [ * ] Indication(s) and [ * ] for a Collaboration Product in such Indication(s), then, during the Cytokinetics Commercialization Period:

(a)Shared Territory.

(i)If Cytokinetics is [ * ] such Collaboration Product in the Shared Territory, then [ * ] such Collaboration Product in the Shared Territory. Subject to agreement by the Parties regarding the [ * ] with respect to such Collaboration Product and [ * ], on a quarterly basis within [ * ] days after the end of each calendar quarter, [ * ] shall provide [ * ] with an itemized invoice for the [ * ] during such calendar quarter. [ * ] shall pay the amount of each such invoice within [ * ] days after its receipt.

(ii)If Astellas [ * ] of such Collaboration Product in the Shared Territory, then Astellas shall pay to Cytokinetics [ * ] for such Collaboration Product in the Shared Territory, which payment shall be made within [ * ] days after each calendar quarter and accompanied with a reasonably detailed report. Subject to agreement by the Parties regarding the [ * ], Astellas shall have the right to [ * ] during such calendar quarter. Concurrent with such payment, Astellas shall provide Cytokinetics with a report equivalent to the royalty report set forth in Section 11.7(e) and an itemized accounting for the [ * ].

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed.

(iii)“Astellas [ * ]” means, to the extent applicable and [ * ] in accordance with the scope of [ * ] agreed by the Parties: (A) [ * ]; (B) any related [ * ]; and (C) [ * ] to be agreed by the Parties (which will not [ * ]) to cover related costs incurred by Astellas. For the convenience of the Parties, the Parties may agree on [ * ] Cytokinetics under Section [ * ] with respect to [ * ] Collaboration Product, Cytokinetics will [ * ] such Collaboration Product pursuant to Section [ * ].

(iv)“[ * ]” means the [ * ] (A) [ * ] the Collaboration Product; (B) [ * ]; (C) [ * ]; and (D) a reasonable [ * ] Collaboration Product [ * ]; in each case, only to the extent [ * ] mutually agreed [ * ].   [ * ] shall exclude any [ * ] Cytokinetics.

(v)If the Parties cannot reach agreement [ * ] each Party with [ * ] will meet in person and seek to resolve the matter prior to escalation to the JSC. If the matter is unresolved after escalation to the JSC, [ * ], in accordance with [ * ] set forth in Section [ * ].

(b)Astellas Territory.  If Astellas Commercializes such Collaboration Product in such Indication in the Astellas Territory, then Astellas shall make payments to Cytokinetics as follows:

(i)During the Cytokinetics Commercialization Period. During the Cytokinetics Commercialization Period, Astellas shall make quarterly non-refundable, non-creditable royalty payments to Cytokinetics on the Net Sales of each Collaboration Product at the applicable royalty rate set forth below. Net Sales shall be aggregated on a Compound-by-Compound basis across all Indications.

Net Sales in Astellas Territory of each Collaboration Product in an Astellas’ fiscal year	Royalty Rate for Net Sales in such Astellas’ fiscal year
[ * ]	[ * ]
[ * ]	[ * ]
[ * ]	[ * ]
[ * ]	[ * ]

(ii)After the Cytokinetics Commercialization Period.  After the Cytokinetics Commercialization Period, Astellas shall make quarterly non-refundable, non-creditable royalty payments to Cytokinetics on the Net Sales of each Collaboration Product at the royalty rates set forth in Section 11.7(a)(iii) (if Astellas has [ * ] Indication or [ * ] Indication for such Collaboration Product in the applicable country) or Section 11.7(a)(iv) (if Astellas has [ * ] Indication or [ * ] Indication for such Collaboration Product in the applicable country [ * ] Indication in such country for which [ * ]), but in each case [ * ] shall have the right to [ * ] as set forth in Section [ * ], provided that the [ * ].

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed.

11.9Currency; Exchange Rate.  All payments to be made by a Party to the other Party under this Agreement shall be made in Dollars by bank wire transfer in immediately available funds to a bank account designated by written notice from the Party that receives the payment. The rate of exchange to be used in computing the amount of currency equivalent in Dollars for calculating Net Sales shall be made at the average quarterly rate as published by Bloomberg (based on 20:00 Tokyo time) for the applicable quarterly reporting period for which the payment is due, or such other source as the Parties may agree in writing. Astellas shall provide Cytokinetics with written documentation of the applicable average quarterly rate, in English, along with the applicable royalty report under Section 11.7(e).

11.10Late Payments.  If a Party does not receive payment from the other Party of any sum due to it on or before the due date therefor, simple interest shall thereafter accrue on the sum due to such receiving Party from the due date until the date of payment at a [ * ] or the [ * ].

11.11Taxes.

(a)Taxes on Income.  Each Party shall be solely responsible for the payment of all taxes imposed on its share of income arising directly or indirectly from the activities of the Parties under this Agreement.

(b)Tax Cooperation.  The Parties agree to cooperate with one another and use reasonable efforts to avoid or reduce tax withholding or similar obligations in respect of royalties, milestone payments, and other payments made by a Party to the other Party under this Agreement. To the extent such paying Party is required to deduct and withhold taxes on any payment to the other Party, such paying Party shall pay the amounts of such taxes to the proper Governmental Authority in a timely manner, and the sum payable to such other Party shall be increased to the extent necessary to ensure that such other Party receives a sum equal to the sum which it would have received had there been no such withholding tax. Notwithstanding the foregoing, if the paying Party is obliged to pay withholding taxes and the other Party reasonably foresees that it will be able to utilize as a tax credit any amounts withheld or deducted by such paying Party, such other Party shall immediately so notify and, upon such notice, with respect to the amount in question, such paying Party will be released from the obligation to increase the amount pursuant to this Section 11.11. Such other Party shall provide such paying Party any tax forms that may be reasonably necessary in order for such paying Party to not withhold tax or to withhold tax at a reduced rate under an applicable bilateral income tax treaty, to the extent legally able to do so. Such other Party shall use reasonable efforts to provide any such tax forms to such paying Party in advance of the due date. Each Party shall provide the other with reasonable assistance (i) to enable the recovery, as permitted by Law, of withholding taxes or similar obligations resulting from payments made under this Agreement and (ii) in connection with any audit by any tax authority relating to this Agreement. In the event the paying Party increased the amount of its payment to the other Party to account for any withholding tax, and such other Party later utilizes any such amount withheld by such paying Party to achieve any tax saving for the benefit of such other Party in the form of a tax deduction, such other Party shall notify such paying Party in writing of the amount of such tax saving and such paying Party shall have the right to credit such amount of tax saving against its future payment obligations to such other Party.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed.

11.12Records and Audit Rights.  Each Party shall maintain complete and accurate records in sufficient detail to permit the other Party to confirm the accuracy of the amount of Research Plan Costs, Development Costs, [ * ] to be reimbursed, achievement of sales milestones, royalty payments and other amounts payable under this Agreement. Upon reasonable prior notice, such records shall be open during regular business hours for a period of [ * ] years from the creation of individual records for examination by an independent certified public accountant selected by the auditing Party and reasonably acceptable to the audited Party for the sole purpose of verifying for the auditing Party the accuracy of the financial reports furnished by the audited Party pursuant to this Agreement or of any payments made, or required to be made, by or to the audited Party pursuant to this Agreement. Such audits shall not occur more often than once each calendar year. Such auditor shall not disclose the audited Party’s Confidential Information to the auditing Party, except to the extent such disclosure is necessary to verify the accuracy of the financial reports furnished by the audited Party or the amount of payments to or by the audited Party under this Agreement. Any amounts shown to be owed but unpaid shall be paid within [ * ] days after the accountant’s report, plus interest (as set forth in Section 11.10) from the original due date. The auditing Party shall bear the full costs of such audit unless such audit reveals an overpayment to, or an underpayment by, the audited Party that resulted from a discrepancy in the financial report provided by the audited Party for the audited period, which underpayment or overpayment was more than [ * ] of the amount set forth in such report, in which case the audited Party shall reimburse the auditing Party for the costs for such audit. If any such overpayment exceeds such [ * ] amount, then the auditing Party will refund such amount to the audited Party within [ * ] days after the accountant’s report. On the other hand, if any such overpayment does not exceed such [ * ] amount, the auditing Party shall have the right to credit the amount of such overpayment against its future payment obligations to the audited Party, provided that such future payments are expected.

Article 12
INTELLECTUAL PROPERTY RIGHTS

12.1Ownership of Collaboration Intellectual Property.

(a)All Collaboration Intellectual Property shall be [ * ]. Each Party shall [ * ] in any Collaboration Intellectual Property [ * ], the other Party, subject to [ * ]. To the extent any Collaboration Intellectual Property is [ * ] a Party, such Party shall, [ * ] such Collaboration Intellectual Property to the extent [ * ] the other Party [ * ]. To the extent any Patent Right [ * ] any Collaboration Intellectual Property [ * ]such Patent Right to [ * ].

(b)The Parties shall cooperate with respect to the filing, prosecution, maintenance and enforcement of Collaboration Patents through the JPC. This Agreement shall be deemed a joint research agreement under 35 U.S.C. §102(c) or §103(c), as applicable, and any foreign counterparts entered into for the purpose of researching, identifying and developing Compounds and Collaboration Products under the terms set forth herein.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed.

12.2Disclosure of Collaboration Intellectual Property.  Each Party shall promptly disclose to the other Party all Collaboration Intellectual Property, including all invention disclosures or other similar documents submitted to such Party by its, or its Affiliates’, directors, officers, employees, agents or independent contractors relating to such Collaboration Intellectual Property, and shall also respond promptly to reasonable requests from the other Party for additional information relating to such Collaboration Intellectual Property.   Notwithstanding the foregoing, the Parties may [ * ] in connection with the Research Plan.

12.3Patent Prosecution.

(a)Cytokinetics Sole Patents.

(i)Cytokinetics shall be responsible for filing, prosecuting and maintaining the Cytokinetics Patents, [ * ]. Cytokinetics shall consult with Astellas and keep Astellas reasonably informed of the status of the Cytokinetics Patents and shall promptly provide Astellas with copies of material correspondence received from any patent authorities in connection therewith. In addition, Cytokinetics shall promptly provide Astellas with drafts of all proposed material filings and correspondences to any patent authorities with respect to the Cytokinetics Patents for Astellas’ review and comment prior to the submission of such proposed filings and correspondences. Cytokinetics shall confer with Astellas and reasonably consider Astellas’ comments prior to submitting such filings and correspondences, provided that Astellas shall provide such comments within [ * ] days of receiving the draft filings and correspondences from Cytokinetics. If Astellas does not provide comments within such period of time, then Astellas shall be deemed to have no comment to such proposed filings or correspondences. In case of disagreement between the Parties with respect to the filing, prosecution and maintenance of such Cytokinetics Patents, the final decision shall be made by Cytokinetics, subject to subsection (ii) below. For the purpose of this Article 12, “prosecution” shall include any post-grant proceeding including supplemental examination, post-grant review proceeding, inter parties review proceeding, patent interference proceeding, opposition proceeding, reexamination, patent term restoration (under but not limited to the U.S. Drug Price Competition and Patent Term Restoration Act), supplemental protection certificates or their equivalents, and patent term extensions.

(ii)Cytokinetics shall notify Astellas in writing of any decision to cease prosecution and/or maintenance of, any Cytokinetics Patents in any country. Cytokinetics shall provide such notice at least [ * ] days prior to any filing or payment due date, or any other due date that requires action in order to avoid loss of rights, in connection with such Cytokinetics Patent. Upon request by Astellas, Cytokinetics shall permit Astellas, at Astellas’ discretion and expense, to continue prosecution or maintenance of such Cytokinetics Patent in such country, and for as long as Astellas assumes such prosecution and maintenance at its own costs, such Cytokinetics Patent shall be[ * ].

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed.

(b)Collaboration Patents.

(i)Astellas shall be responsible for filing, prosecuting and maintaining any Collaboration Patents, [ * ].   Astellas shall consult with Cytokinetics and keep Cytokinetics reasonably informed of the status of the Collaboration Patents and shall promptly provide Cytokinetics with copies of material correspondence received from any patent authorities in connection therewith. In addition, Astellas shall promptly provide Cytokinetics with drafts of all proposed material filings and correspondences to any patent authorities with respect to the Collaboration Patents for Cytokinetics’ review and comment prior to the submission of such proposed filings and correspondences. Astellas shall confer with Cytokinetics and reasonably consider Cytokinetics’ comments prior to submitting such filings and correspondences, provided that Cytokinetics shall provide such comments within [ * ] days of receiving the draft filings and correspondences from Astellas. If Cytokinetics does not provide comments within such period of time, then Cytokinetics shall be deemed to have no comment to such proposed filings or correspondences. In case of disagreement between the Parties with respect to the filing, prosecution and maintenance of such Collaboration Patents, the final decision shall be made by Astellas, subject to subsection (ii) below.

(ii)Astellas shall notify Cytokinetics in writing of any decision to cease prosecution and/or maintenance of, any Collaboration Patents in any country. Astellas shall provide such notice at least [ * ] days prior to any filing or payment due date, or any other due date that requires action in order to avoid loss of rights, in connection with such Collaboration Patent. In such event, Astellas shall permit Cytokinetics, at its discretion and expense, to continue prosecution or maintenance of such Collaboration Patent in such country, and for as long as Cytokinetics assumes such prosecution and maintenance at its own costs, such Collaboration Patent shall be [ * ].

(c)Astellas Patents.

(i)Astellas shall be responsible for filing, prosecuting and maintaining the Astellas Patents, [ * ]. Astellas shall keep Cytokinetics reasonably informed of the status of the Astellas Patents.

(ii)Astellas shall notify Cytokinetics in writing of any decision to cease prosecution and/or maintenance of, any Astellas Patents in any country. Astellas shall provide such notice at least [ * ] to avoid loss of rights, in connection with such Astellas Patent. In such event, Astellas shall permit Cytokinetics, at its discretion and expense, to continue prosecution or maintenance of such Astellas Patent in such country and, after such notice by Astellas, such Astellas Patent shall be [ * ].

(d)Collaboration. When a Party assumes the responsibilities for the prosecution and maintenance of a Patent under Section 12.3(a)(ii), 12.3(b)(ii), 12.3(c)(ii) or 14.3(b), the other Party shall promptly transfer to such Party the patent prosecution files for such Patent and provide reasonable assistance in the transfer of the prosecution responsibilities. The

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed.

Party assuming such prosecution and maintenance responsibilities shall have the right to engage its own counsel to do so.

12.4Patent Enforcement.

(a)Each Party shall notify the other within [ * ] Business Days of becoming aware of any alleged or threatened infringement by a Third Party of any of the Cytokinetics Patents, Astellas Patents or Collaboration Patents, which infringement adversely affects or is expected to adversely affect the Development or Commercialization of any Collaboration Product, including any “patent certification” filed in the United States under 21 U.S.C. §355(b)(2) or 21 U.S.C. §355(j)(2) or similar provisions in other jurisdictions and of any declaratory judgment, opposition, or similar action alleging the invalidity, unenforceability or non-infringement of any of the Cytokinetics Patents, Astellas Patents or Collaboration Patents (collectively “Product Infringement”).

(b)Astellas shall have the first right to bring and control any legal action in connection with any Product Infringement at its own expense as it reasonably determines appropriate, and Cytokinetics shall have the right to be represented in any such action by counsel of its choice. Astellas shall provide Cytokinetics and its counsel with copies all court filings and material supporting documentation, and, at the request of Cytokinetics, reasonable access to Astellas’ counsel for consultation, provided that, unless Cytokinetics is joined as a party to such action, any counsel retained by Cytokinetics shall not act as attorney of record for any such action, or conduct any legal proceedings as part of such action, unless specifically requested by Astellas and at Astellas’ expense. If Astellas decides not to bring such legal action, it shall so notify Cytokinetics promptly in writing and Cytokinetics shall have the right to bring and control any legal action in connection with such Product Infringement at its own expense as it reasonably determines appropriate after consultation with Astellas.

(c)Cytokinetics shall have the exclusive right to enforce the Cytokinetics Patents for any infringement that is not a Product Infringement at its own expense as it reasonably determines appropriate. Astellas shall have the exclusive right to enforce the Astellas Patents for any infringement that is not a Product Infringement at its own expense as it reasonably determines appropriate. Each Party shall have the right to enforce the Collaboration Patents for any infringement that is not a Product Infringement at its own expense as it reasonably determines appropriate.

(d)At the request of the Party bringing the action, the other Party shall provide reasonable assistance in connection therewith, including by executing reasonably appropriate documents, cooperating in discovery and joining as a party to the action if required.

(e)In connection with any such proceeding, the Party bringing the action shall not enter into any settlement admitting the invalidity of, or otherwise impairing the other Party’s rights in, the Cytokinetics Patents, Astellas Patents or Collaboration Patents without the prior written consent of the other Party.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed.

(f)Any recoveries resulting from enforcement action relating to a claim of Product Infringement shall be first applied against payment of each Party’s costs and expenses in connection therewith. Any such recoveries in excess of such costs and expenses (the “Remainder”) shall be [ * ], provided that if the Product Infringement involves a Collaboration Product in [ * ] Indication [ * ] in the Shared Territory, and [ * ] for such Indication, the Remainder shall be paid to[ * ]. Any Remainder [ * ] in accordance with Section [ * ].

12.5Trademarks.

(a)Except as set forth in Section 12.5(b) below, Astellas shall have the right to brand the Collaboration Products using any trademarks and trade names it determines appropriate for the Collaboration Products, which may vary by country or within a country (“Product Marks”). Astellas shall own all rights in the Product Marks and shall register and maintain the Product Marks in the countries and regions that it determines reasonably necessary, at Astellas’ cost and expense. If Cytokinetics exercises its Co-Promotion option for a Collaboration Product, Astellas shall mark such Collaboration Product in the Co-Promotion Territory (or Shared Territory, as applicable) with logos of both Astellas and Cytokinetics in equal prominence.

(b)If Cytokinetics is Commercializing a Collaboration Product in an [ * ] Indication during the Cytokinetics Commercialization Period, Cytokinetics shall have the right to brand such Collaboration Product in the Shared Territory using any trademarks and trade names it determines appropriate for the Collaboration Products, which may vary by country or within a country (the “Cytokinetics Product Marks”). Cytokinetics shall own all rights in the Cytokinetics Product Marks and shall register and maintain the Cytokinetics Product Marks in the countries and regions in the Shared Territory that it determines reasonably necessary, at Cytokinetics’ cost and expense. After the Cytokinetics Commercialization Period, Astellas has the right to take over the Cytokinetics Product Marks (but not Cytokinetics’ name or its corporate marks) from Cytokinetics in the countries and regions in the Shared Territory without any additional compensation to Cytokinetics, provided that Astellas shall bear any costs and expenses incurred in connection with such transfer.

Article 13
CONFIDENTIALITY; PUBLICATION

13.1Duty of Confidence.  Subject to the other provisions of this Article 13:

(a)all Confidential Information of a Party (the “Disclosing Party”) shall be maintained in confidence and otherwise safeguarded by the other Party (the “Receiving Party”) and its Affiliates, using Diligent Efforts, but in any event no less than in the same manner and with the same protections as the Receiving Party maintains its own confidential information;

(b)the Receiving Party may only use any such Confidential Information for the purposes of performing its obligations or exercising its rights under this Agreement; and

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed.

(c)the Receiving Party may disclose Confidential Information of the other Party to: (i) its Affiliates and sublicensees; and (ii) officers, employees, directors, agents, contractors, consultants and advisers of the Receiving Party and its Affiliates and sublicensees, in each case to the extent reasonably necessary for the purposes of, and for those matters undertaken pursuant to, this Agreement; provided that such Persons are bound by legally enforceable obligations to maintain the confidentiality of the Confidential Information in a manner consistent with the confidentiality provisions of this Agreement.

13.2Exceptions. The foregoing obligations as to particular Confidential Information of a Disclosing Party shall not apply to the extent that the Receiving Party can demonstrate through competent evidence that such Confidential Information:

(a)is known by the Receiving Party at the time of its receipt without an obligation of confidentiality, and not through a prior disclosure by the Disclosing Party, as documented by the Receiving Party’s business records;

(b)is in the public domain before its receipt from the Disclosing Party, or thereafter enters the public domain through no fault of the Receiving Party;

(c)is subsequently disclosed to the Receiving Party by a Third Party who may lawfully do so and is not under an obligation of confidentiality to the Disclosing Party; or

(d)is developed by the Receiving Party independently and without use of or reference to any Confidential Information received from the Disclosing Party, as documented by the Receiving Party’s business records.

No combination of features or disclosures shall be deemed to fall within the foregoing exclusions merely because individual features are published or available to the general public or in the rightful possession of the Receiving Party, unless the combination itself and principle of operation are published or available to the general public or in the rightful possession of the Receiving Party.

13.3Authorized Disclosures.  Notwithstanding the obligations set forth in Sections 13.1 and 13.5, a Party may disclose the other Party’s Confidential Information (including this Agreement and the terms herein) to the extent:

(a)such disclosure: (i) is reasonably necessary for the filing or prosecuting Patent Rights as contemplated by this Agreement; (ii) is reasonably necessary in connection with regulatory filings for Collaboration Products; (iii) is reasonably necessary for the prosecuting or defending litigation as contemplated by this Agreement; or (iv) is made to any Third Party bound by written obligation of confidentiality and non-use substantially consistent with to those set forth under this Article 13 (subject to subsection (b) below with respect to [ * ]), to the extent otherwise necessary or appropriate in connection with the exercise of its rights or the performance of its obligations hereunder;

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed.

(b) such disclosure is to [ * ], does not include the disclosure of Confidential Information relating to [ * ], and otherwise meets the requirements of subsection (a) above, in which case the Party [ * ] may agree with [ * ] of no less than [ * ] and in any event no less than [ * ]. Notwithstanding the foregoing, the [ * ] Party may request that the other Party grant a waiver to such requirement, which waiver shall not be unreasonably withheld or delayed and may be provided by e-mail. Each Party agrees to use Diligent Efforts to respond to a request for such a waiver within [ * ] Business Days;

(c)such disclosure is reasonably necessary: (i) to such Party’s directors, attorneys, independent accountants or financial advisors for the sole purpose of enabling such directors, attorneys, independent accountants or financial advisors to provide advice to such Party (ii) to any vendor of such Party for the sole purpose to calculate any royalty payment obligations hereunder, provided that in each such case on the condition that such directors, attorneys, independent accountants, financial advisors and vendors are bound by confidentiality and non-use obligations substantially consistent with those contained in this Agreement; or (ii) to actual or potential investors, acquirors, (sub)licensees and other financial or commercial partners solely for the purpose of evaluating or carrying out an actual or potential investment, acquisition or collaboration; provided that in each such case on the condition that such Persons are bound by confidentiality and non-use obligations substantially consistent with those contained in the Agreement; or

(d)such disclosure is required by judicial or administrative process, provided that in such event such Party shall promptly notify the other Party in writing of such required disclosure and provide the other Party an opportunity to challenge or limit the disclosure obligations. Confidential Information that is disclosed by judicial or administrative process shall remain otherwise subject to the confidentiality and non-use provisions of this Article 13, and the Party disclosing Confidential Information pursuant to law or court order shall take all steps reasonably necessary, including seeking of confidential treatment or a protective order, to ensure the continued confidential treatment of such Confidential Information.

13.4Publications. The JMAC (and prior to the establishment of the JMAC, the JRC (for Research-related publications) or the JDC (for Development-related publications)) (each of the JRC, JDC and the JMAC, the “Responsible Committee”) shall establish publication review and approval procedures for this Collaboration consistent with the publication policies of both Parties. The Parties shall review and approve any publication by either Party or its Affiliates or (sub)licensees relating to the Compounds or Collaboration Products, including scientific, health economic or pharmacoeconomic publications, in accordance with such procedures, considering Astellas’ and Cytokinetics’ interest in publishing the results of the work in the Research, Development, and Medical Affairs Activities in order to obtain recognition within the scientific or other applicable community and to advance the state of knowledge in the field, the need to protect Confidential Information and the Parties’ mutual interest in obtaining valid patent protection, protecting reasonable business interests and trade secret information, and having an integrated approach to developing one or more Collaboration Products for one or more Indications. Consequently, except for disclosures permitted pursuant to Sections 13.3 and 13.5,

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed.

each Party and their Affiliates, employee(s) and consultant(s) shall deliver to the Responsible Committee for review and comment a copy of any proposed publication or presentation that pertains to any Compound or Collaboration Product, pursuant to a procedure to be established by the Responsible Committee (but excluding general corporate publications and presentations), any such comments to be provided within [ * ] days of receipt. The Responsible Committee shall have the right to require modifications of the publication or presentation: (a) to protect each Parties’ respective Confidential Information; (b) for trade secret reasons or business reasons; and/or (c) to delay such submission for an additional [ * ] days as may be reasonably necessary to seek patent protection for the information disclosed in such proposed submission.

13.5Publicity; Use of Names.

(a)A Party may issue a press release announcing the restatement of the Agreement after the Effective Date; provided that, such press release shall be reviewed and approved by the other Party before issuance, such approval not to be unreasonably withheld or delayed. No other disclosure of the existence or the terms of this Agreement may be made by either Party or its Affiliates except as provided in Section 13.3 and this Section 13.5. No Party shall use the name, trademark, trade name or logo of the other Party, its Affiliates or their respective employees in any publicity, promotion, news release or disclosure relating to this Agreement or its subject matter, except as provided in this Section 13.5 or with the prior express written permission of the other Party, except as may be required by applicable Law.

(b)A Party may disclose this Agreement in securities filings with the Securities Exchange Commission (the “SEC”) or equivalent foreign agency to the extent required by applicable Law. In such event, the Party seeking such disclosure shall prepare a proposed redacted version of this Agreement to request confidential treatment for this Agreement, and the other Party agrees to promptly (and in any event, no less than [ * ] Business Days after receipt of such proposed redactions) give its input in a reasonable manner in order to allow the Party seeking disclosure to file its request within the time lines prescribed by applicable Law. The Party seeking such disclosure shall reasonably consider any comments thereto provided by the other Party within such [ * ] Business Day period.

(c)Each Party acknowledges that the other Party may be legally required to make public disclosures (including in filings with the Governmental Authorities or by issuing a press release) of certain terms of or material developments or material information generated under this Agreement and agrees that each Party may make such disclosures as required by Law, provided that the Party seeking such disclosure first provides the other Party a copy of the proposed disclosure, and shall reasonably consider any comments thereto provided by the other Party within [ * ] days after the receipt of such proposed disclosure, provided that in no event shall the Party having such disclosure obligation be required to delay its disclosure in a manner that may cause such Party to violate any Law or incur any legal liability.

(d)Other than the press releases to be issued pursuant to Sections 13.5(a) and (c), the Parties agree that the portions of any other news release or other public announcement relating to this Agreement or the performance hereunder that would disclose information other

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed.

than that already in the public domain, shall first be reviewed and approved by both Parties (with such approval not to be unreasonably withheld or delayed); provided, however, that notwithstanding the foregoing, Cytokinetics shall have the right to disclose publicly (including on its website): (i) the fact that it has entered into this Agreement; (ii) the commencement, progress, status, completion and key results of each clinical trials conducted by the Parties under this Agreement; (iii) the receipt of any milestone payments under this Agreement; (iv) Marketing Approval of any Collaboration Product; (v) the First Commercial Sale of any Collaboration Product; and (vi) royalties received from Astellas. For each such disclosure, unless Cytokinetics otherwise has the right to make such disclosure under this Article 13, Cytokinetics shall provide Astellas with a draft of such disclosure at least [ * ] Business Days prior to its intended release for Astellas’ review and comment, and shall consider Astellas’ comments in good faith. If Cytokinetics does not receive comments from Astellas within [ * ] Business Days, Cytokinetics shall have the right to make such disclosure without further delay. The Parties shall use reasonable efforts to coordinate the timing of such disclosures to be outside the trading hours of the NASDAQ and Tokyo stock markets, provided that neither Party shall be required to so delay such a disclosure where such delay would reasonably be expected to give rise to liability for or sanctions upon such Party in such Party’s sole judgment.

(e)The Parties agree that after a disclosure pursuant to Section 13.5(b), a press release (including the initial press release) or other public announcement pursuant to Section 13.5(c) has been reviewed and approved by the other Party, either Party may make subsequent public disclosures reiterating such information without having to obtain the other Party’s prior consent or approval.

(f)Each Party agrees that the other Party shall have the right to use such first Party’s name and logo in presentations, the company’s website, collateral materials and corporate overviews to describe the collaboration relationship, as well as in taglines of press releases issued pursuant to this Section 13.5.

13.6Attorney-Client Privilege. Neither Party is waiving, nor shall be deemed to have waived or diminished, any of its attorney work product protections, attorney-client privileges or similar protections and privileges or the like as a result of disclosing information pursuant to this Agreement, or any of its Confidential Information (including Confidential Information related to pending or threatened litigation) to the Receiving Party, regardless of whether the Disclosing Party has asserted, or is or may be entitled to assert, such privileges and protections. The Parties: (a) share a common legal and commercial interest in such disclosure that is subject to such privileges and protections; (b) are or may become joint defendants in proceedings to which the information covered by such protections and privileges relates; (c) intend that such privileges and protections remain intact should either Party become subject to any actual or threatened proceeding to which the Disclosing Party’s Confidential Information covered by such protections and privileges relates; and (d) intend that after the Effective Date both the Receiving Party and the Disclosing Party shall have the right to assert such protections and privileges.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed.

Article 14
TERM AND TERMINATION

14.1Term.  The term of this Agreement shall commence upon the Effective Date and continue in full force and effect, on a Collaboration Product-by-Collaboration Product basis, until the expiration of the Royalty Term with respect to the applicable Collaboration Product, unless earlier terminated as set forth in Section 14.2 below (the “Term”). Upon expiration of the Royalty Term with respect to such Collaboration Product in such country, the license granted to Astellas under this Agreement with respect to such Collaboration Product in such country shall remain in effect on a perpetual, fully paid-up and royalty-free basis.

14.2Termination.

(a)Termination by Astellas for Convenience.  At any time after the Research Term, Astellas may terminate this Agreement for convenience in its entirety or on a [ * ] basis by providing written notice of termination to Cytokinetics, which notice includes an effective date of termination at least one hundred eighty (180) days after the date of the notice. [ * ]

(b)Termination for Material Breach.  If either Party believes that the other is in material breach of its obligations hereunder or material breach of any representation or warranty set forth in this Agreement, then the non-breaching Party may deliver notice of such breach to the other Party. For all breaches other than a failure to make a payment as set forth in this Agreement, the allegedly breaching Party shall have [ * ] days from such notice to dispute or cure such breach. For any breach arising from a failure to make a payment set forth in this Agreement, the allegedly breaching Party shall have [ * ] days from the receipt of the notice to dispute or cure such breach. If the Party receiving notice of breach fails to cure, or fails to dispute, that breach within the applicable period set forth above, then the Party originally delivering the notice of breach may terminate this Agreement effective on written notice of termination to the other Party. If the allegedly breaching Party in good faith disputes such material breach or disputes the failure to cure or remedy such material breach and provides written notice of that dispute to the other Party within the applicable period set forth above, the matter shall be addressed under the dispute resolution provisions in Section 17.6(a), and the termination shall not become effective unless and until it has been determined under Section 17.6(a) that the allegedly breaching Party is in material breach of this Agreement. Notwithstanding the foregoing, if the material breach [ * ] and provided that such material breach [ * ] under this Section 14.2(b) shall be [ * ] set forth in Section [ * ] with respect to such [ * ] except as provided in Section [ * ].

(c)Termination for Patent Challenge.  Except to the extent the following is unenforceable under the laws of a particular jurisdiction, Cytokinetics may terminate this Agreement if Astellas or its Affiliates or sublicensees, individually or in association with any other person or entity, commences a legal action challenging the validity, enforceability or scope of any Cytokinetics Patents.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed.

(d)Termination for Bankruptcy.  Either Party may terminate this Agreement, if, at any time, the other Party files in any court or agency pursuant to any statute or regulation of any state, country or jurisdiction, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of such other Party or of its assets, or if the other Party proposes a written agreement of composition or extension of its debts, or if the other Party is served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed within [ * ] days after the filing thereof, or if the other Party proposes or is a party to any dissolution or liquidation, or if the other Party makes an assignment for the benefit of its creditors.

14.3Effect of Termination.  Upon the termination (but not expiration) of this Agreement for any reason, all licenses and other rights granted to Astellas under the Cytokinetics Technology and Collaboration Intellectual Property shall terminate. In the case of a partial termination under Section 14.2(a) or 14.2(b), such licenses and rights will terminate solely with respect to [ * ]. In addition, the following consequences shall apply in the event of termination by Astellas pursuant to Section 14.2(a) or by Cytokinetics pursuant to Section 14.2(b), 14.2(c) or 14.2(d):

(a)[ * ] Products.  [ * ] (i) in the event this Agreement is terminated with respect to [ * ] Product, such [ * ] Product; and/or (ii) in the event this Agreement is terminated with respect to [ * ], such [ * ] Products containing such [ * ]), in each case in the Field [ * ] (such [ * ] and [ * ] Products, the “[ * ] Products”). [ * ] Products as follows:

(i)if on the effective date of such termination, the Parties have [ * ] for such [ * ] Product [ * ];

(ii)if on the effective date of such termination, the Parties have [ * ] for such [ * ] Product but have [ * ] for such [ * ] Product [ * ];

(iii)if on the effective date of such termination, the Parties have [ * ] for such [ * ] Product but have [ * ] for such [ * ] Product [ * ];

(iv)if on the effective date of such termination, the Parties have [ * ] for such [ * ] Product but have [ * ] for such [ * ] Product [ * ]; and

(v)if on the effective date of such termination, the Parties have [ * ] for such [ * ] Product and have [ * ] for such [ * ] Product [ * ].

In such event, Sections [ * ] shall apply to [ * ] (adjusted for [ * ]), and Section [ * ] shall no longer apply to the [ * ] Products. Cytokinetics may [ * ] by written notice to Astellas.

(b)Patent Prosecution and Enforcement. After the effective date of termination, Astellas shall promptly transfer to Cytokinetics, and Cytokinetics shall thereafter be solely responsible for, the prosecution and maintenance of Collaboration Patents that are [ * ] under Section [ * ]. Cytokinetics shall have the first right to enforce at Cytokinetics’ sole cost the Collaboration Patents that are [ * ] under Section [ * ], in each case against any infringement that adversely affects or is expected to adversely affect any[ * ] Product.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed.

(c)Regulatory Materials; Data.  Within thirty (30) days of the effective date of such termination, Astellas shall transfer and assign to Cytokinetics, at no cost to Cytokinetics, all Regulatory Materials relating to any [ * ] Products, data from preclinical, non-clinical and clinical studies conducted by or on behalf of Astellas, its Affiliates or sublicensees relating to any [ * ] Products and all pharmacovigilance data (including all adverse event databases) relating to any[ * ] Products. At Cytokinetics’ request, Astellas shall provide Cytokinetics with assistance with any inquiries and correspondence with Regulatory Authorities relating to any [ * ] Product for a period of [ * ] months after such termination.

(d)Trademarks.  Astellas shall transfer and assign, and shall ensure that its Affiliates transfer and assign, to Cytokinetics, at no cost to Cytokinetics, all Product Marks relating to any [ * ] Product and any applications therefor (excluding any such marks that include, in whole or part, any corporate name or logos of Astellas or its Affiliates or sublicensees). Cytokinetics and its Affiliates and licensees shall have the right to use other identifiers specific to such [ * ] Product (e.g., Astellas compound identifiers). Astellas shall also transfer to Cytokinetics any in-process applications for generic names for any [ * ] Product.

(e)Transition Assistance.  Astellas shall provide the following transitional assistance, at its own cost unless specifically set forth below.

(i)If this Agreement is terminated in its entirety, Astellas shall promptly return to Cytokinetics all Know-How, data, materials and other Confidential Information made available to Astellas by Cytokinetics under this Agreement.

(ii)Upon request by Cytokinetics after termination of this Agreement, Astellas shall promptly provide Cytokinetics with a copy of each license agreement, collaboration agreement and/or vendor agreement then effective between Astellas (or its Affiliates) and a Third Party with respect to any [ * ] Product, or the Development, Manufacture and Commercialization thereof. Upon Cytokinetics’ request, Astellas shall use its Diligent Efforts to assign or sublicense, and shall ensure that its Affiliates assign or sublicense, to Cytokinetics any such agreement(s) and shall permit Cytokinetics access through any communication portal so established with such Third Party under any agreement so assigned to Cytokinetics.

(iii)Astellas shall, at Cytokinetics’ request after termination of this Agreement, transfer (including when available, in electronic format) all Astellas Know-How and Collaboration Know-How relating to any [ * ] Products to Cytokinetics or its designee, including without limitation: study protocols, study results, analytical methodologies, CMC Information (including bulk and final product manufacturing processes, batch records, vendor information and validation documentation), expert opinions, analyses, in each case to the extent such materials pertain to any [ * ] Products, and shall provide Cytokinetics reasonable technical assistance in connection therewith. From and after such time, all such Know-How shall be deemed Confidential Information of Cytokinetics.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed.

(iv)Astellas shall transfer to Cytokinetics or its designee any and all inventory of [ * ] Products (including all research materials, final product, bulk drug substance, intermediates, work-in-process, formulation materials, reference standards, drug product clinical reserve samples, packaged retention samples, and the like) then in the possession of Astellas, its Affiliates or sublicensees at Astellas’ Manufacturing Costs. Astellas shall continue or have continued any ongoing stability studies pertaining to any materials so transferred if such studies will take less than [ * ] to complete. The Parties will agree on the procedures by which to transfer any longer stability studies to Cytokinetics or its designee in a manner that minimizes the disruption of such studies.

(v)If at the time of such termination, Cytokinetics or its Affiliates are not Manufacturing a [ * ] Product, then, at Cytokinetics’ request, Astellas shall: (A) [ * ] assign or transfer to Cytokinetics any Manufacturing agreement between Astellas and a Third Party contract manufacturer with respect to such [ * ] Product, and/or (B) transfer to Cytokinetics (or its designee) all Know-How and materials to enable Cytokinetics or such designee to assume the Manufacture and supply of such [ * ] Product and shall provide reasonable technical assistance in connection therewith;

(vi)If at the time of such termination, Astellas or its Affiliates are conducting any clinical trials for a [ * ] Product, then, at Cytokinetics’ election on a trial-by-trial basis: (A) Astellas shall fully cooperate, and shall ensure that its Affiliates fully cooperate, with Cytokinetics to transfer the conduct of all such clinical trials to Cytokinetics. [ * ] the conduct of such clinical trials after the effective date of such termination (except to the extent [ * ]); or (B) Astellas shall, [ * ], orderly wind-down the conduct of any such clinical trial which is not assumed by Cytokinetics under clause (A). In each case [ * ] in connection with the conduct or wind-down of all such clinical trials as of the effective date of such termination.

(vii)In addition to the foregoing, Astellas shall use its Diligent Efforts with respect to those activities for which it is responsible to ensure orderly transition and uninterrupted Development, Manufacturing, Commercialization and Medical Affairs Activities of [ * ] Products by Cytokinetics and to enable Cytokinetics to enter into an agreement with a Third Party to continue these activities with minimal disruption and delay.

(viii)Astellas shall transfer to Cytokinetics all rights to publications relating to any [ * ] Products (including data to be published, manuscript in preparation and pending publications).

(f)Termination Press Releases. In the event of termination of this Agreement for any reason and subject to the provisions of Section 13.5, the Parties shall cooperate in good faith to coordinate public disclosure of such termination and the reasons therefor, and shall not, except to the extent required by applicable Law, disclose such information without the prior approval of the other Party. The principles to be observed in such disclosures shall be accuracy, compliance with applicable Law and regulatory guidance documents, and reasonable sensitivity to potential negative investor reaction to such news.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed.

14.4Survival.  Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination. Without limiting the foregoing, the provisions of Articles 1, 11 (solely with respect to payments accrued before the date of expiration or termination or [ * ]), 16 (solely with respect to Claims arising from actions and/or omissions during the Term) and 17, and Sections 3.4(f), 3.8, 8.6, 12.1(a), 12.1(b) (the second sentence only), 12.2, 12.3(c) (solely with respect to Astellas Patents to which Cytokinetics has a license after the effective date of expiration or termination), 13.1, 13.2, 13.3, 13.4 (second, third and fourth sentences only and solely in the event Astellas is the publishing Party; all reference to the Responsible Committee shall instead refer to Cytokinetics), 13.5, 13.6, 14.3, 14.4, 14.5 and 15.5 shall survive the expiration or termination of this Agreement.

14.5Termination Not Sole Remedy.  Termination is not the sole remedy under this Agreement and, whether or not termination is effected and notwithstanding anything contained in this Agreement to the contrary, all other remedies shall remain available except as agreed to otherwise herein.

Article 15
REPRESENTATIONS AND WARRANTIES

15.1Representations and Warranties of Each Party. Each Party represents and warrants to the other Party as of the Effective Date that:

(a)it is duly organized and validly existing under the laws of its jurisdiction of incorporation or formation, and has full corporate or other power and authority to enter into this Agreement and to carry out the provisions hereof;

(b)it has the full right, power and authority to enter into this Agreement, to perform its obligations hereunder; and

(c)this Agreement has been duly executed by it and is legally binding upon it, enforceable in accordance with its terms, and does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

15.2Representations and Warranties by Cytokinetics.  Cytokinetics represents and warrants to Astellas as of the Effective Date that:

(a)it has not previously assigned, transferred, conveyed or otherwise encumbered its right, title and interest in Cytokinetics Patents listed in Exhibit C in a manner that is inconsistent with the license granted to Astellas under Section 3.1;

(b)to Cytokinetics’ knowledge, all Cytokinetics Patents are listed in Exhibit C;

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed.

(c)it has the right to grant the license and rights herein to Astellas and it has not granted any license, right or interest in, to or under the Cytokinetics Patents listed in Exhibit C to any Third Party that is inconsistent with the license granted to Astellas under Section 3.1;

(d)it has not received any written notice from any Third Party asserting or alleging that (i) the development of Cytokinetics Patents listed in Exhibit C prior to the Effective Date or (ii) the practice of any Cytokinetics Know-How that is contemplated to be utilized in the Research Plan as the Research Plan exists as of the Effective Date, infringed or misappropriated the intellectual property rights of such Third Party;

(e)to Cytokinetics’ knowledge, (i) the practice of Cytokinetics Patents listed in Exhibit C prior to the Effective Date, and (ii) the practice of any Cytokinetics Know-How that is contemplated to be utilized in the Research Plan as the Research Plan exists as of the Effective Date, did not infringe any valid intellectual property rights owned or possessed by any Third Party and did not breach any obligation of confidentiality or non-use owed by Cytokinetics to a Third Party; and

(f)there are no judgments or settlements against or owed by Cytokinetics, and to Cytokinetics’ knowledge, there are no pending or threatened claims or litigation, in each case relating to Cytokinetics Patents listed in Exhibit C.

15.3Representations and Warranties by Astellas.  Astellas represents and warrants to Cytokinetics as of the Effective Date that:

(a)it has not previously assigned, transferred, conveyed or otherwise encumbered its right, title and interest in Astellas Patents listed in Exhibit A in a manner that is inconsistent with the license granted to Cytokinetics under Section 3.4;

(b)to Astellas’ knowledge, all Astellas Patents are listed in Exhibit A;

(c)it has the right to grant the license and rights herein to Cytokinetics and it has not granted any license, right or interest in, to or under the Astellas Patents listed in Exhibit A to any Third Party that is inconsistent with the license granted to Cytokinetics under Section 3.4;

(d)it has not received any written notice from any Third Party asserting or alleging that: (i) the development of Astellas Patents listed in Exhibit A prior to the Effective Date, or (ii) the practice of any Astellas Know-How that is contemplated to be utilized in the Research Plan as the Research Plan exists as of the Effective Date, infringed or misappropriated the intellectual property rights of such Third Party;

(e)to Astellas’ knowledge, there are no [ * ];

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed.

(f)to Astellas’ knowledge, (i) the practice of Astellas Patents listed in Exhibit A prior to the Effective Date, and (ii) the practice of any Astellas Know-How that is contemplated to be utilized in the Research Plan as the Research Plan exists as of the Effective Date, did not infringe any valid intellectual property rights owned or possessed by any Third Party and did not breach any obligation of confidentiality or non-use owed by Astellas to a Third Party; and

(g)there are no judgments or settlements against or owed by Astellas, and to Astellas’ knowledge, there are no pending or threatened claims or litigation, in each case relating to Astellas Patents listed in Exhibit A.

15.4Mutual Covenants.

(a)No Debarment. In the course of the Research, Development, Manufacture and Commercialization of the Compounds and Collaboration Products, neither Party nor its Affiliates shall use any employee or consultant (including of any sublicensee), who has been debarred or disqualified by any Regulatory Authority, or, to such Party’s or its Affiliates’ knowledge, is the subject of debarment or disqualification proceedings by a Regulatory Authority. Each Party shall notify the other Party promptly upon becoming aware that any of its or its Affiliates’ employees or consultants has been debarred or is the subject of debarment or disqualification proceedings by any Regulatory Authority.

(b)Compliance. Each Party and its Affiliates shall comply in all material respects with all applicable Laws (including all anti-bribery laws) in the Research, Development, Manufacture, Commercialization and Medical Affairs Activities of the Compounds and Collaboration Products and performance of its obligations under this Agreement.

15.5No Other Warranties.  EXCEPT AS EXPRESSLY STATED IN THIS ARTICLE 15, (A) NO REPRESENTATION, CONDITION OR WARRANTY WHATSOEVER IS MADE OR GIVEN BY OR ON BEHALF OF ASTELLAS OR CYTOKINETICS; AND (B) ALL OTHER CONDITIONS AND WARRANTIES WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE ARE HEREBY EXPRESSLY EXCLUDED, INCLUDING ANY CONDITIONS AND WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT.

Article 16
INDEMNIFICATION; LIABILITY; INSURANCE

16.1Indemnification by Cytokinetics.  Cytokinetics shall indemnify and hold Astellas, its Affiliates and sublicensees and their respective officers, directors, agents and employees (“Astellas Indemnitees”) harmless from and against any Claims against them to the extent arising or resulting from:

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed.

(a)the Research, Development, Manufacture, Co-Promotion, or Commercialization or Medical Affairs Activities of the Compounds and/or Collaboration Products by Cytokinetics or any of its Affiliates, licensees, sublicensees, distributors or contractors; or

(b)the negligence, recklessness or willful misconduct of any of the Cytokinetics Indemnitees; or

(c)the breach of any of the warranties or representations made by Cytokinetics to Astellas under this Agreement; or

(d)the breach by Cytokinetics of its obligations pursuant to this Agreement;

except in each case, to the extent such Claims result from the breach by any Astellas Indemnitee of any covenant, representation, warranty or other agreement made by Astellas in this Agreement or the negligence, recklessness or willful misconduct of any Astellas Indemnitee.

16.2Indemnification by Astellas. Astellas shall indemnify and hold Cytokinetics, its Affiliates, and their respective officers, directors, agents and employees (“Cytokinetics Indemnitees”) harmless from and against any Claims arising under or related to this Agreement against them to the extent arising or resulting from:

(a)the Research, Development, Manufacture, Commercialization or Medical Affairs Activities of the Compounds and/or Collaboration Products by Astellas or any of its Affiliates, licensees, sublicensees, distributors or contractors; or

(b)the negligence, recklessness or willful misconduct of any of the Astellas Indemnitees; or

(c)the breach of any of the warranties or representations made by Astellas to Cytokinetics under this Agreement; or

(d)any breach by Astellas of its obligations pursuant to this Agreement;

except in each case, to the extent such Claims result from the breach by any Cytokinetics Indemnitee of any covenant, representation, warranty or other agreement made by Cytokinetics in this Agreement or the negligence, recklessness or willful misconduct of any Cytokinetics Indemnitee.

16.3Indemnification Procedure.  If either Party is seeking indemnification under Sections 16.1 or 16.2 (the “Indemnified Party”), it shall inform the other Party (the “Indemnifying Party”) of the Claim giving rise to the obligation to indemnify pursuant to such Section as soon as reasonably practicable after receiving notice of the Claim. The Indemnifying Party shall have the right to assume the defense of any such Claim for which it is obligated to indemnify the Indemnified Party. The Indemnified Party shall cooperate with the Indemnifying

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed.

Party and the Indemnifying Party’s insurer as the Indemnifying Party may reasonably request, and at the Indemnifying Party’s cost and expense. The Indemnified Party shall have the right to participate, at its own expense and with counsel of its choice, in the defense of any Claim that has been assumed by the Indemnifying Party. Neither Party shall have the obligation to indemnify the other Party in connection with any settlement made without the Indemnifying Party’s written consent, which consent shall not be unreasonably withheld or delayed. If the Parties cannot agree as to the application of Section 16.1 or 16.2 as to any Claim, pending resolution of the dispute pursuant to Section 17.6(a), the Parties may conduct separate defenses of such Claims, with each Party retaining the right to claim indemnification from the other Party in accordance with Section 16.1 or 16.2 upon resolution of the underlying Claim.

16.4Mitigation of Loss.  Each Indemnified Party shall take and shall procure that its Affiliates take all such reasonable steps and action as are reasonably necessary or as the Indemnifying Party may reasonably require in order to mitigate any Claims (or potential losses or damages) under this Article 16. Nothing in this Agreement shall or shall be deemed to relieve any Party of any common law or other duty to mitigate any losses incurred by it.

16.5Limitation of Liability.  NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, OR INDIRECT DAMAGES ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 16.5 IS INTENDED TO OR SHALL LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER SECTION 16.1 OR 16.2, OR DAMAGES AVAILABLE FOR A PARTY’S BREACH OF ITS OBLIGATIONS RELATING TO CONFIDENTIALITY OR INTELLECTUAL PROPERTY HEREUNDER.

16.6Insurance. Each Party shall procure and maintain insurance, including product liability insurance, with respect to its activities hereunder and which is consistent with normal business practices of prudent companies similarly situated at all times during which any Collaboration Product is being clinically tested in human subjects or commercially distributed or sold. Each Party shall provide the other Party with evidence of such insurance upon request and shall provide the other Party with written notice at least [ * ] days prior to the cancellation, non-renewal or material changes in such insurance. Such insurance shall not be construed to create a limit of either Party’s liability with respect to its indemnification obligations under this Article 16.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed.

Article 17
GENERAL PROVISIONS

17.1Force Majeure.  Neither Party shall be held liable to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in performing any obligation under this Agreement to the extent such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, potentially including embargoes, war, acts of war (whether war be declared or not), acts of terrorism, insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, fire, floods, earthquakes or other acts of God, or acts, generally applicable action or inaction by any governmental authority (but excluding any government action or inaction that is specific to such Party, its Affiliates or sublicensees, such as revocation or non-renewal of such Party’s license to conduct business), or omissions or delays in acting by the other Party, or unavailability of materials related to the Manufacture of Compounds or Collaboration Products. The affected Party shall notify the other Party in writing of such force majeure circumstances as soon as reasonably practical, and shall promptly undertake and continue diligently all reasonable efforts necessary to cure such force majeure circumstances or to perform its obligations in spite of the ongoing circumstances.

17.2Assignment.  This Agreement may not be assigned or otherwise transferred, nor may any right or obligation hereunder be assigned or transferred, by either Party without the prior written consent of the other Party. Notwithstanding the foregoing, either Party may, without consent of the other Party, assign this Agreement and its rights and obligations hereunder in whole or in part to an Affiliate of such Party, or in whole to its successor-in-interest in connection with the sale of all or substantially all of its stock or its assets to which this Agreement relates, or in connection with a merger, acquisition or similar transaction. Any attempted assignment not in accordance with this Section 17.2 shall be null and void and of no legal effect. Any permitted assignee shall assume all assigned obligations of its assignor under this Agreement. The terms and conditions of this Agreement shall be binding upon, and shall inure to the benefit of, the Parties and their respected successors and permitted assigns.

17.3Severability. If any one or more of the provisions contained in this Agreement is held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affects the substantive rights of the Parties. The Parties shall in such an instance use their best efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, implement the purposes of this Agreement.

17.4Notices.  All notices which are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by facsimile (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed.

If to Cytokinetics:

Cytokinetics, Inc.

280 East Grand Avenue

South San Francisco, CA 94080

USA

Attn:President

Fax:650-624-3010

Copy to: General Counsel

with a copy to:

Cooley LLP

3175 Hanover Street

Palo Alto, CA 94304, USA

Attn:Robert L. Jones, Esq.

Fax:(650) 849-7400

If to Astellas:

Astellas Pharma Inc.

2-5-1, Nihonbashi-Honcho
Chuo-ku, Tokyo 103-8411
Japan

Attn:Vice President, Business Development

Fax:81-3-5203-7164

with a copy to:

Astellas Pharma Inc.
2-5-1, Nihonbashi-Honcho
Chuo-ku, Tokyo 103-8411
Japan
Attn:Vice President, Legal
Fax:81-3-3244-5811

or to such other address(es) as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such notice shall be deemed to have been given: (a) when delivered if personally delivered or sent by facsimile on a Business Day (or if delivered or sent on a non-Business Day, then on the next Business Day); (b) on the fifth (5th) Business Day after dispatch if sent by nationally-recognized overnight courier; or (c) on the tenth (10th) Business Day following the date of mailing, if sent by mail.

17.5Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of [ * ] and the patent laws of the United States without reference to any rules of conflict of laws.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed.

17.6Dispute Resolution.

(a)The Parties shall negotiate in good faith and use reasonable efforts to settle any dispute, controversy or claim arising from or related to this Agreement or the breach thereof. If the Parties do not fully settle, and a Party wishes to pursue the matter, each such dispute, controversy or claim that is not a matter addressed in Section [ * ] shall be finally shall be settled by binding arbitration administered by [ * ] pursuant to its [ * ] then in effect (the “[ * ] Rules”), except as otherwise provided herein. The arbitration shall be governed by the United States Federal Arbitration Act, 9 U.S.C. §§ 1-16 (the “Federal Arbitration Act”), to the exclusion of any inconsistent state laws. The U.S. Federal Rules of Civil Procedure shall govern discovery and the U.S. Federal Rules of Evidence shall govern evidence for the arbitration. The arbitration will be conducted in San Francisco, California and the Parties consent to the personal jurisdiction of the United States federal courts, for any case arising out of or otherwise related to this arbitration, its conduct and its enforcement. Any situation not expressly covered by this Agreement shall be decided in accordance with the [ * ] Rules. The arbitrator shall be one (1) neutral, independent and impartial arbitrator selected from a pool of retired federal judges to be presented to the Parties by [ * ]. Failing the agreement of the Parties as to the selection of the arbitrator within [ * ] days, the arbitrator shall be appointed by [ * ] in accordance with the[ * ] Rules. Notwithstanding any other provision of this Section 17.6(a), either Party shall have the right to seek and be granted exigent, injunctive or temporary relief in any court of competent jurisdiction.

(b)Any unresolved dispute between the Parties under Section [ * ] as follows. The Parties shall agree on [ * ] both Parties and all of [ * ] relating to [ * ], each Party shall [ * ] and the other Party [ * ] with any relevant [ * ].  [ * ], each Party may [ * ] the other Party’s [ * ] may also [ * ] days after the Parties have [ * ] at which time each Party shall [ * ] to the Parties [ * ], provided that the [ * ]. Neither Party shall have any [ * ] without the participation of the other Party. Within [ * ] days after [ * ] on such [ * ] the Parties. The [ * ].

17.7Foreign Corrupt Practices Act Compliance.

(a)Compliance with FCPA. The U.S. government imposes and enforces prohibitions on the payment or transfer of anything of value to governments, government officials, political parties or political party officials (or relatives or associates of such officials) (“FCPA Covered Person”) for the purpose of illegally influencing them, whether directly or indirectly, to obtain or retain business. This U.S. law is referred to as the Foreign Corrupt Practices Act (“FCPA”), and it can have application to conduct of a U.S. corporation’s foreign subsidiaries, employees, agents and distributors. A summary of the law and related information can be found at http://www.justice.gov/criminal/fraud/fcpa. By signing this Agreement, each Party warrants that:

(i)It is familiar with the provisions and restrictions contained in the OECD Convention and FCPA.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed.

(ii)It shall comply with the FCPA in marketing, selling and/or servicing the Collaboration Products under this Agreement.

(iii)It shall not, in the course of its duties under the Agreement, offer, promise, give, demand, seek or accept, directly or indirectly, any gift or payment, consideration or benefit in kind to any FCPA Covered Person that would or could be construed as an illegal or corrupt practice.

(iv)It is not an FCPA Covered Person or affiliated with any FCPA Covered Person.

(v)It shall immediately notify the other Party of any attempt by any FCPA Covered Person to directly or indirectly solicit, ask for, or attempt to extort anything of value from the first Party, and shall refuse any such solicitation, request or extortionate demand except a facilitating payment as expressly permitted under the FCPA.

(b)Compliance Certificate. From time to time upon request from one Party, the other Party shall submit a compliance certificate in the form set forth in Exhibit K stating that (i) it fully understands its obligations under this Section 17.7 and any other applicable laws and regulations mentioned herein or as may come into existence from time to time after the Effective Date; (ii) it has been complying with this Section 17.7 and any other applicable laws and regulations mentioned herein or as may come into existence from time to time after the Effective Date; and (iii) it will continue to comply with this Section 17.7 and any other applicable laws and regulations mentioned herein or as may come into existence from time to time after the Effective Date.

(c)No Action. In no event shall one Party be obligated under the Agreement to take any action or omit to take any action that such Party believes, in good faith, would cause it to be in violation of any applicable laws and regulations, including the anti-bribery laws referenced in this Section 17.7.

(d)Due Diligence. Each Party shall have the right to visit the offices of the other Party from time to time during the term of the Agreement on an “as needed” basis and conduct due diligence in relation to the other Party’s business related to performance of its obligations under this Section 17.7 and may do so in the way it deems necessary, appropriate or desirable so as to ensure that the other Party complies with this Section 17.7 and any other applicable laws and regulations in its business operations. Each Party shall make every effort to cooperate fully with the other Party in any such due diligence.

(e)Audit. In the event that one Party has reason to believe that a breach of any obligation of the other Party under this Section 17.7 has occurred or may occur, the first Party shall have the right to select an independent third party to conduct an audit of the other Party and review relevant books and records of the other Party, to satisfy itself that no breach has occurred. Unless otherwise required under applicable laws and regulations or by order of a competent court or regulatory authority, the first Party shall ensure that the selected independent

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed.

third party will keep confidential all audited matters and the results of the audit. The first Party does reserve the right to disclose to the U.S. or foreign government, its agencies and/or any other government or non-government party, information relating to a possible violation by the other Party of any applicable law, including a violation of the FCPA or any other applicable anti-bribery law.

17.8Entire Agreement; Amendments.  This Agreement, together with the Exhibits hereto and the FSRA Agreement, contains the entire understanding of the Parties with respect to the collaboration and the licenses granted hereunder and shall supersede the Existing Agreement (and for clarity the survival provisions of the Existing Agreement shall be of no effect unless incorporated into the FSRA Agreement and this Agreement). Any other express or implied agreements and understandings, negotiations, writings and commitments, either oral or written, in respect to the collaboration and the licenses granted hereunder are superseded by the terms of this Agreement. The Exhibits to this Agreement are incorporated herein by reference and shall be deemed a part of this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by authorized representative(s) of both Parties hereto. The Parties agree that, effective as of the Effective Date, the Existing Agreement shall be superseded by this Agreement, and that any disclosures made prior to the Effective Date shall be subject to the confidentiality and non-use provisions of this Agreement.

17.9Headings.  The captions to the several Articles, Sections and subsections hereof are not a part of this Agreement, but are merely for convenience to assist in locating and reading the several Articles and Sections hereof.

17.10Independent Contractors. Cytokinetics and Astellas are independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture or agency. Neither Cytokinetics nor Astellas shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior written consent of the other Party.

17.11Waiver.  The waiver by either Party hereto of any right hereunder, or of any failure of the other Party to perform, or of any breach by the other Party, shall not be deemed a waiver of any other right hereunder or of any other breach by or failure of such other Party whether of a similar nature or otherwise.

17.12Cumulative Remedies.  No remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law.

17.13Waiver of Rule of Construction.  Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement. Accordingly, no ambiguity in this Agreement shall be strictly construed against either Party.

17.14Business Day Requirements. In the event that any notice or other action or omission is required to be taken by a Party under this Agreement on a day that is not a Business

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed.

Day then such notice or other action or omission shall be deemed to be required to be taken on the next occurring Business Day.

17.15Translations.  This Agreement is in the English language only, which language shall be controlling in all respects, and all versions hereof in any other language shall be for accommodation only and shall not be binding upon the Parties. All communications and notices to be made or given pursuant to this Agreement, and any dispute proceeding related to or arising hereunder, shall be in the English language. If there is a discrepancy between any translation of this Agreement and this Agreement, this Agreement shall prevail.

17.16Further Actions.  Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as necessary or appropriate in order to carry out the purposes and intent of this Agreement.

17.17Counterparts. This Agreement may be executed in two or more counterparts by original signature, facsimile or PDF files, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

17.18Relationship with Existing Agreement.  This execution and performance of this Agreement shall be without prejudice to any accrued liabilities under the Existing Agreement in accordance with its terms.

<REMAINDER OF PAGE INTENTIONALLY LEFT BLANK>

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed.

IN WITNESS WHEREOF, the Parties intending to be bound have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

Cytokinetics, Inc.		Astellas Pharma Inc.

By:		By:
Name:	Robert I. Blum	Name:	Ken Kubota
Title:	President and CEO	Title:	Corporate Vice President,
Head of Business Development

<Signature Page of the License and Collaboration Agreement for Other Skeletal Sarcomere Activator by and between

Cytokinetics, Inc. and Astellas Pharma Inc.>

LIST OF EXHIBITS

Exhibit A:	Existing Astellas Patents
Exhibit B:	Compound Criteria
Exhibit C:	Existing Cytokinetics Patents
Exhibit D:	[Omitted]
Exhibit E:	[ * ] Patent Rights
Exhibit F:	Alliance Managers and Committee Members
Exhibit G:	[Omitted]
Exhibit H:	[Omitted]
Exhibit I:	Term sheet for Co-Promotion Agreement
Exhibit J:	[Omitted]
Exhibit K:	Form of Certificate of Compliance
Exhibit L:	[ * ] Indications

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed.

Exhibit A

Existing Astellas Patents

[ * ]

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed.

A-i

Exhibit B

Compound Criteria

[ * ]

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed.

B-i

Exhibit C

Existing Cytokinetics Patents

[ * ]

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed.

C-i

Exhibit E

[ * ] Patent Rights

[ * ]

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed.

E-i

Exhibit F

Alliance Managers and Committee Members

	Astellas	Cytokinetics
Joint Steering Committee	[ * ]	[ * ]
Joint Research Committee	[ * ]	[ * ]
Joint Development Committee	[ * ]	[ * ]
Joint Manufacturing Committee	[ * ]	[ * ]
Joint Patent Committee	[ * ]	[ * ]
Alliance Managers	[ * ]	[ * ]

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed.

Exhibit I

Term sheet for Co-Promotion Agreement for Collaboration Products

This Exhibit I sets forth material terms and conditions that, together with the terms of Section 9.6 of the Agreement, shall be incorporated into a Co-Promotion Agreement to be negotiated and entered into by the Parties for the Collaboration Product for which Cytokinetics exercises its option to Co-Promote in accordance with Section 9.6 of the Agreement (such Collaboration Product, the “Co-Promotion Product”).

[ * ]

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed.

I-i

Exhibit K

Form of Certificate of Compliance

I, [___________________________________] of Astellas Pharma Inc., which is conducting business with Cytokinetics, Inc. per our License and Collaboration Agreement dated [________________________].

I hereby acknowledge and certify that I am familiar and knowledgeable about the requirements of the FCPA and other applicable Anti-Corruption Laws and their requirements.

I certify that Astellas has not, and will not, take any action in furtherance of an unlawful offer, promise, or payment to a foreign official that would cause Cytokinetics, Inc. to be in violation of the FCPA, any other applicable Anti-Corruption Law. I further certify that Astellas has made no agreement or commitment, directly or indirectly, which, if carried out in the future, would cause Cytokinetics, Inc. to be in violation of the FCPA or any other applicable Anti-Corruption Law.

“FCPA” shall mean the U.S. Foreign Corrupt Practices Act (15 U.S.C. Section 78dd-1, et seq.) as amended.

“Anti-Corruption Laws” shall mean all applicable laws, regulations, orders, judicial decisions, conventions and international financial institution rules regarding corruption, bribery, ethical business conduct, money laundering, political contributions, gifts and gratuities, or lawful expenses to public officials and private persons, agency relationships, commissions, lobbying, books and records, and financial controls.

Signature:
Printed Name:
Title:
Company:	Astellas Pharma Inc.
Dated:

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed.

K-i

Form of Certificate of Compliance

I, [___________________________________] of Cytokinetics, Inc., which is conducting business with Astellas Pharma Inc. per our License and Collaboration Agreement dated [________________________].

I hereby acknowledge and certify that I am familiar and knowledgeable about the requirements of the FCPA and other applicable Anti-Corruption Laws and their requirements.

I certify that Cytokinetics has not, and will not, take any action in furtherance of an unlawful offer, promise, or payment to a foreign official that would cause Astellas Pharma Inc. to be in violation of the FCPA, any other applicable Anti-Corruption Law. I further certify that Cytokinetics has made no agreement or commitment, directly or indirectly, which, if carried out in the future, would cause Astellas Pharma Inc. to be in violation of the FCPA or any other applicable Anti-Corruption Law.

“FCPA” shall mean the U.S. Foreign Corrupt Practices Act (15 U.S.C. Section 78dd-1, et seq.) as amended.

“Anti-Corruption Laws” shall mean all applicable laws, regulations, orders, judicial decisions, conventions and international financial institution rules regarding corruption, bribery, ethical business conduct, money laundering, political contributions, gifts and gratuities, or lawful expenses to public officials and private persons, agency relationships, commissions, lobbying, books and records, and financial controls.

Signature:
Printed Name:
Title:
Company:	Cytokinetics, Inc.
Dated:

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed.

K-ii

Exhibit L

[ * ] Indications

[ * ]

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed.